Exhibit 99.3

PRO FORMA VALUATION REPORT

STANDARD CONVERSION

Fifth District Bancorp, Inc. │New Orleans, Louisiana

PROPOSED HOLDING COMPANY FOR:
Fifth District Savings Bank│ New Orleans, Louisiana

Dated as of February 9, 2024

1311-A Dolley Madison Blvd., Suite 2A

McLean, Virginia 22101

703.528.1700

rpfinancial.com

February 9, 2024

Board of Directors

Fifth District Bancorp, Inc.

Fifth District Savings Bank

4000 General DeGaulle Drive

New Orleans, Louisiana 70114

Members of the Board of Directors:

At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) and accepted by the Office of the Comptroller of the Currency (“OCC”) and the Federal Reserve Board (“FRB”), and applicable regulatory interpretations thereof.

Description of Plan of Conversion

The Board of Directors of Fifth District and Loan Association, Metairie, Louisiana (“Fifth District” or the “Bank”) adopted the plan of conversion on February 29, 2024, incorporated herein by reference. Pursuant to the plan of conversion, the Bank will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank and become a wholly-owned subsidiary of Fifth District Bancorp, Inc. (“Fifth District Bancorp” or the “Company”), a Maryland corporation. Fifth District Bancorp will offer 100% of its common stock to qualifying depositors of the Bank in a subscription offering to Eligible Account Holders, Tax-Qualified Plans (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. A portion of the net offering proceeds will be used to purchase all of the then to be issued and outstanding capital stock of the Bank, with the balance retained by the Company. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the public at large in a community offering and a syndicated or firm commitment offering. In addition, the Company will contribute 132,000 shares of stock and $250,000 of cash to a charitable foundation to be established in connection with the conversion.

Going forward, Fifth District Bancorp will own 100% of the Bank's stock, and the Bank will initially be Fifth District Bancorp’s sole subsidiary. A portion of the net proceeds received from the sale of common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Bank and the balance of the net proceeds will be retained by the Company.

Washington Headquarters
1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Directors

February 9, 2024

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, Fifth District Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for the Appraisal, we are independent of the Company and the other parties engaged by the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the Bank and the Company, including the prospectus as filed with the FRB, the OCC and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Bank that has included a review of audited financial information for the years ended December 31, 2021 through December 31, 2023 and a review of various unaudited information and internal financial reports through December 31, 2023.

We have conducted due diligence related discussions with the Company’s management; Elliott Davis LLC, the Company’s independent auditor; Luse Gorman, PC, the Company’s conversion counsel; and Performance Trust Capital Partners,, the Company’s conversion offering advisor. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which the Company operates and have assessed the Company’s relative strengths and weaknesses. We have considered the prevailing regulatory and legislative environment for financial institutions and the potential impact on the industry as a whole and on the Company. We have analyzed the potential effects of the stock conversion on the Company’s operating and financial characteristics and performance, including the pro forma impact based on the Appraisal range of value. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared the Company’s financial performance and condition with selected publicly-traded thrifts (the “Peer Group”) as well as with other publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing public banking companies, the Peer Group. and initial public offerings by converting mutual thrifts. We have excluded from such analyses thrifts subject to announced or rumored acquisition, enforcement actions or other unusual characteristics due to the distorting impact on market pricing.

Board of Directors

February 9, 2024

The Appraisal is based on the Company’s representation that the information contained in the regulatory application and draft prospectus, and otherwise furnished to us by the Company, as well as its independent auditor, legal counsel and other authorized agents, are truthful, accurate and complete. We did not independently verify the financial and other information provided by the Company, or its independent auditor, legal counsel and other authorized agents, nor did we independently value the individual assets or liabilities of the Company. The valuation considers the Company only as a going concern and should not be considered as an indication of the Company’s acquisition or liquidation values.

Our appraised value is predicated on a continuation of the current operating environment for the Company, for all banking companies, including thrifts and their holding companies, and for new issues of converting mutuals. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of the Company’s to-be-issued shares of common stock alone. It is our understanding that there are no specific plans for completing material acquisitions or selling control of the Company following completion of the conversion. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which the Company’s common stock, immediately upon completion of the stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of February 9, 2024, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including the 132,000 shares to be issued to the Foundation, equaled $67,320,000 at the midpoint, reflecting 6,732,000 shares offered at the Board of Directors determined price of $10.00 per share.

Pursuant to conversion guidelines, the 15% valuation range based on the midpoint, including the 132,000 Foundation shares, indicates a minimum market value of $57,420,000 and a maximum market value of $77,220,000. At the $10.00 share price, total shares range from 5,742,000 at the minimum to 7,722,000 at the maximum. If the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $88,605,000 at $10.00 per share, without resolicitation.

Based on this market value range, the offering range (that is, excluding the 132,000 Foundation shares) is: $56,100,000 at the minimum, $66,000,000 at the midpoint, $75,900,000 at the maximum, and $87,285,000 at the super maximum. At the $10.00 share price, the number of offering shares is 5,610,000 at the minimum, 6,600,000 at the midpoint, 7,590,000 at the maximum, and 8,728,500 at the super maximum.

Board of Directors

February 9, 2024

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Fifth District Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

RP Financial’s Appraisal is based on the Company’s financial and operating condition as of December 31, 2023, as reflected in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

This Appraisal will be updated as provided for in the conversion regulations and guidelines. Such updates will consider, among other things, any developments or changes in the Company’s financial performance and condition and management policies, as well as conditions in the equity markets overall, for publicly-traded banking companies, for the Peer Group, and for new issues of converting mutuals. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The Appraisal will also be updated at the completion of the Company’s stock offering.

Respectfully submitted,

James P. Hennessey
Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS

Fifth District Savings Bank

New Orleans, Louisiana

PAGE
DESCRIPTION		NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion		I.1
Establishment of a Charitable Foundation		I.2
Strategic Overview		I.2
Balance Sheet Trends		I.5
Income and Expense Trends		I.8
Interest Rate Risk Management		I.11
Lending Activities and Strategy		I.12
Loan Originations, Purchases and Sales		I.14
Asset Quality		I.14
Funding Composition and Strategy		I.15
Subsidiary Operations		I.15

CHAPTER TWO	MARKET AREA

Introduction		II.1
Market Area Demographics		II.1
Local Economy		II.3
Unemployment Trends		II.6
Market Area Deposit Characteristics and Competition		II.6

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.6
Income and Expense Components		III.9
Loan Composition		III.12
Credit Risk		III.14
Interest Rate Risk		III.14
Summary		III.17

RP® Financial, LC.	TABLE OF CONTENTS
ii

TABLE OF CONTENTS

Fifth District Savings Bank

New Orleans, Louisiana

(continued)

PAGE
DESCRIPTION		NUMBER

CHAPTER FOUR	VALUATION ANALYSIS

Introduction		IV.1
Appraisal Guidelines		IV.1
RP Financial Approach to the Valuation		IV.1
Valuation Analysis		IV.2
1. Financial Condition		IV.3
2. Profitability, Growth and Viability of Earnings		IV.4
3. Asset Growth		IV.6
4. Primary Market Area		IV.6
5. Dividends		IV.7
6. Liquidity of the Shares		IV.8
7. Marketing of the Issue		IV.8
A. The Public Market		IV.9
B. The New Issue Market		IV.14
C. The Acquisition Market		IV.15
8. Management		IV.17
9. Effect of Government Regulation and Regulatory Reform		IV.17
Summary of Adjustments		IV.18
Valuation Approaches		IV.18
1. Price-to-Earnings ("P/E")		IV.20
2. Price-to-Book ("P/B")		IV.20
3. Price-to-Assets ("P/A")		IV.22
Comparison to Recent Offerings		IV.22
Valuation Conclusion		IV.23

RP® Financial, LC.	LIST OF TABLES
iii

LIST OF TABLES
Fifth District Savings Bank

New Orleans, Louisiana

TABLE
Number	DESCRIPTION	PAGE

1.1	Historical Balance Sheet Data	I.6
1.2	Historical Income Statements	I.9

2.1	Summary Demographic Data	II.2
2.2	Primary Market Area Employment Sectors	II.4
2.3	Major Private Employers in Greater New Orleans	II.5
2.4	Unemployment Trends	II.6
2.5	Deposit Summary	II.7
2.6	Market Area Deposit Competitors Within 5 Miles	II.8

3.1	Peer Group of Publicly-Traded Thrifts	III.4
3.2	Balance Sheet Composition and Growth Rates	III.7
3.3	Income as a Percent of Average Assets and Yields, Costs, Spreads	III.10
3.4	Loan Portfolio Composition and Related Information	III.13
3.5	Credit Risk Measures and Related Information	III.15
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	III.16

4.1	Peer Group Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.16
4.3	Public Market Pricing Versus Peer Group	IV.21

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. Overview and Financial Analysis

Introduction

Fifth District Savings Bank (“Fifth District” or the “Bank”), established in 1926, is a federally-chartered savings bank headquartered in New Orleans, Louisiana and serves the New Orleans metropolitan area through the main office in New Orleans and maintains a total of four offices in Jefferson Parish as well as two offices in other areas within the New Orleans metropolitan area including two offices in Orleans Parish and one office in Saint Tammany Parish. A map of Fifth District’s branch office locations is provided in Exhibit I-1.

Fifth District is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”). As of December 31, 2023, Fifth District had total assets of $480.8 million, total deposits of $390.0 million and total equity of $77.8 million equal to 16.18% of total assets. The Bank’s audited financial statements are included by reference as Exhibit I-2.

Plan of Conversion

The Board of Directors of Fifth District adopted a Plan of Conversion (the “Plan”) on February 29, 2024. Pursuant to the Plan, the Bank will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank and become the wholly owned subsidiary of Fifth District Bancorp, Inc. (the “Company”) a newly formed Maryland corporation. Fifth District Bancorp will offer 100% of its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including Fifth District’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members as such terms are defined for purposes of applicable regulatory guidelines governing stock offerings by mutual institutions. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering. Any shares of common stock not purchased in the subscription offering or community offering may be offered for sale in a syndicated community offering to be managed by Performance Trust Capital Partners. At least 50% of the net proceeds from the stock offering will be invested in Fifth District Savings Bank and the balance of the net proceeds will be retained by the Company.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

At this time, following the conversion no other activities are contemplated for the Company other than the ownership of the Company, funding a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, the Company may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock. There are no specific plans to undertake such activities at the present time.

Establishment of a Charitable Foundation

The Plan provides for the establishment of a new charitable foundation (the “Foundation”). The Foundation will be funded with a contribution of 132,000 shares of stock plus $250,000 of cash. The purpose of the Foundation is to provide financial support to charitable organizations in the communities where the Company operates and to enable those communities to share in the Company’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

Strategic Overview

Fifth District maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. Fifth District’s historical operating strategy has been a traditional thrift operating strategy, in which lending has emphasized originating 1-4 family residential mortgage loans for portfolio and funding has been largely generated through retail deposits. While the Bank’s business plan calls for continuing to originate 1-4 family loans for portfolio including home equity loans, the Bank will continue to originate or purchase other types of whole loans primarily including commercial non-mortgage (“C&I Loans”) and construction/permanent loans secured by residential properties. The Bank’s objective is to fund asset growth primarily through deposit growth, emphasizing growth of lower cost core deposits.

Investments serve as a supplement to the Bank’s lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy. As of December 31, 2023, the Bank’s holdings of investment securities consisted of mortgage-backed securities (“MBS”) and collateralized mortgage obligations (“CMOs”) that are guaranteed or insured by government sponsored enterprises (“GSEs”) and U.S. Government agency obligations. The Bank also maintained a material part of its December 31, 2023, balance sheet in cash and equivalents including interest-bearing deposits in other financial institutions. The Bank’s lending and investment strategies have generally supported management of credit risk exposure and, in recent years, the balance of non-performing assets have been low and primarily consisted of residential loans including non-accruing loans and repossessed properties.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

Retail deposits have consistently served as the primary interest-bearing funding source for the Bank. The majority of the Bank’s deposit base was comprised of CDs. However, the Bank has successfully diversified its retail deposit into demand deposits, money market accounts and savings accounts which comprise approximately 41.5% of total deposits. The Bank utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk. Borrowing currently consist of FHLB advances.

Fifth District’s earnings base is largely dependent upon net interest income and operating expense levels. The Bank has historically been effective in preserving its net interest income to average assets ratio. However, in fiscal 2023, the Bank has experienced net interest margin compression, due to rising short term interest rates which caused the cost of the Bank’s deposits to increase faster than the yield on the loan and investment portfolios. Non-interest operating income has been a small contributor to the Bank’s earnings in recent years. Operating expenses have trended higher in recent years but remained in a relatively narrow range as a percent of average assets. Loan loss provisions have been at nominal levels reflecting that the Bank’s non-performing assets (“NPAs”) are limited and loan chargeoffs have been low. The post-offering business plan of the Bank is expected to remain consistent with current strategic objectives. Specifically, Fifth District will continue to be an independent community-oriented financial institution with a commitment to lending in local markets with operations funded primarily by retail deposits. Management expects to continue to implement a moderate and disciplined growth strategy and will seek to manage Fifth District’s exposure to various risk factors.

As noted above, the operating environment in 2022 and 2023, wherein the Federal Reserve raised its short term interest rate target a total of 11 times since March 2022, represented a significant change from the historically low interest rates which prevailed during the 2019 to 2021 period. As a result, the local, regional and national deposit market has become more competitive and the Bank has been required to increase its deposit offering rates or incur disintermediation. At the same time, several factors have limited the turnover of lower yielding loans originated during the low rate environment which prevailed through fiscal 2021. Specifically, mortgage demand has be suppressed by limited demand as individuals with low rate mortgage loans originated prior to 2022 are reluctant to move and/or prepay loans with very favorable interest rates in relation to the prevailing market rates. In addition, there are affordability issues for housing in the Bank’s markets as home property insurance rates have spiraled upward following property insurer losses to hurricane damage over the last several decades and as many insurers have retrenched from the Louisiana market or refused to underwrite new home customers. As a result of the foregoing, the Bank’s residential mortgage loan portfolio has been slow to turnover and yields on the Bank’s loan portfolio remain below the prevailing market interest rates as of the end of 2023. Accordingly, Fifth District’s net interest income diminished in fiscal 2023 while operating expenses increased resulting in a declining level of reported and core earnings.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

A key component of the Bank’s business plan is to complete a mutual-to-stock conversion offering. The increased capital position will increase operating flexibility and provide additional capital to support the Bank’s growth over the long term Fifth District’s higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Bank’s interest-earning assets/interest-bearing liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will bolster liquidity and can be redeployed into loans over the intermediate term and benefit the Bank’s spreads and margins. Fifth District’s strengthened capital and liquidity position will also position the Bank to pursue expansion opportunities. Such expansion could potentially include acquiring another financial institution or acquiring additional branch offices to gain a market presence in nearby markets that are complementary to the Bank’s existing branch network. At this time, the Bank has no specific plans for expansion through acquisitions.

The projected uses of proceeds are highlighted below.

•	Fifth District Bancorp, Inc. The Company is expected to retain 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP, are expected to be primarily invested initially into liquid funds held as a deposit at the Bank. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

•	Fifth District Savings Bank. Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank's newly issued stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds and are expected to be primarily utilized to fund loan growth over time.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

Overall, it is the Bank’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Fifth District’s operations.

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data for the past three years. From fiscal yearend December 31, 2021 through December 31, 2023, Fifth District’s assets increased at a 2.19% annual rate. Asset growth was largely driven by growth in the loan portfolio as loan growth equaled 6.04% on a compounded annual basis while the balance of cash and investments decreased by 11.92% since the end of fiscal 2021. A summary of Fifth District’s key operating ratios for the past five years is presented in Exhibit I-3.

Fifth District’s loans receivable portfolio has increased at a modest pace from yearend 2021 through December 31, 2023, from $324.6 million reported in fiscal 2021 to $365.1 million as of December 31, 2023. In addition, the loan portfolio composition has remained relatively stable over the last three fiscal years with the portfolio primarily comprised of permanent 1-4 family residential loans which equaled 91.83% of total loans as of the fiscal year ended December 31, 2023. The balance of the loan portfolio was comprised of modest balances of residential construction and home equity loans as well as small balances of non-mortgage commercial loans, most of which were purchased from a third party originator. The Bank also holds relatively small balances of consumer non-mortgage loans.

The intent of the Bank’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Fifth District’s overall credit and interest rate risk objectives. The Company is still evaluating options for the reinvestment of funds retained by the Company, one of which would be to place the funds on deposit with the Bank. Since fiscal year end 2021, the Company’s level of cash and investment securities (inclusive of FHLB stock) ranged from a high of 24.6% of assets at the end of fiscal 2021 to 18.3% of assets at the end of fiscal 2023. MBS and CMOs totaling $64.8 million (13.5% of assets) were the most significant component of the investment portfolio at December 31, 2023 with U.S agency securities and FHLB stock comprising a comparatively minor proportion of the investment portfolio (See Exhibit I-4). As of December 31, 2023, all of the investments in the Bank’s portfolio were classified as available for sale (“AFS”). AFS investment had an after-tax unrealized loss of $7.0 million as of December 31, 2023. As of December 31, 2023, the Bank also held $19.3 million of cash and cash equivalents and $881,000 of FHLB stock.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

Table 1.1
Fifth District Savings Bank
Historical Balance Sheet Data

							Compounded
	As of the Fiscal Year Ended December 31,						Annual
	2021		2022		2023		Growth Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$460,443	100.00%	$474,562	100.00%	$480,797	100.00%	2.19%
Cash and equivalents	23,573	5.12%	20,035	4.22%	19,306	4.02%	-9.50%
Certificates of Deposit	1,245	0.27%	249	0.05%	0	0.00%	-100.00%
Securities available for sale	87,597	19.02%	76,691	16.16%	67,901	14.12%	-11.96%
Restricted Stock	835	0.18%	839	0.18%	881	0.18%	2.73%
Loans receivable (net)	324,627	70.50%	351,125	73.99%	365,038	75.92%	6.04%
BOLI	9,728	2.11%	10,020	2.11%	10,332	2.15%	3.06%
Fixed assets	10,580	2.30%	11,115	2.34%	12,475	2.59%	8.59%
Other assets	2,258	0.49%	4,487	0.95%	4,864	1.01%	46.78%

Deposits	$369,703	80.29%	$388,943	81.96%	$390,003	81.12%	2.71%
Other Borrowed Money	0	0.00%	0	0.00%	4,000	0.83%	NM
Advances by Borrowers for Tax. And Ins.	5,188	1.13%	4,298	0.91%	4,352	0.91%	-8.41%
Other liabilities	4,112	0.89%	5,252	1.11%	4,644	0.97%	6.27%

Stockholders' equity	$81,440	17.69%	$76,069	16.03%	$77,798	16.18%	-2.26%
Tangible stockholders' equity	$81,440	17.69%	$76,069	16.03%	$77,798	16.18%	-2.26%

Net Unrealized Gain/(Loss) on Securities Available for Sale	$376	0.08%	$(7,905)	-1.67%	$(6,973)	-1.45%	—

Loans/Deposits		87.81%		90.28%		93.60%
Offices Open	7		7		7

(1) Ratios are as a percent of ending assets.

Source: Audited financial statements and offering prospectus.  RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7

The Bank also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of certain officers and Trustees of the Bank. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of December 31, 2023, the cash surrender value of the Bank’s BOLI equaled $10.3 million.

Since fiscal year end 2021, Fifth District’s funding needs have been addressed through a combination of deposits, borrowings and internal cash flows. From fiscal year end 2021 through December 31, 2023, the Bank’s deposits increased at a 2.71% annual rate. Deposits as a percent of assets increased from 80.29% at fiscal year-end 2021 to nearly 82% as of the 2022 fiscal year end while declining to 81.02% at December 31, 2023. Deposits growth was sustained throughout the period covered in Table 1.1. Deposit growth trends in recent years reflect that deposit growth has primarily consisted of core deposits and, to a lesser extent, growth certificates of deposit (“CDs”). Non-maturity deposits comprised 41.5% of total deposits at December 31, 2023, versus 47.95% of total deposits at December 31, 2022. The reduction in non-maturity deposits realized in fiscal 2023 reflects that higher market interest rates resulted in disintermediation from low yielding non-maturity deposits into higher yielding term accounts.

Borrowings serve as an alternative funding source for the Bank to address funding needs for growth and to support management of deposit costs and interest rate risk. From yearend 2021 through the fiscal year ended December 31, 2023, borrowings were at modest levels and were not employed until the most recent fiscal year. As of December 31, 2023, bborrowings currently held by the Bank consist of short term overnight FHLB advances with a balance of $4.0 million.

A review of the Bank’s financial statements over the last decade or more indicates that capital has generally increased over time through the retention of positive earnings and reached a fiscal year end peak level equal to $81.4 million or 17.69% of total assets as of the fiscal 2021 year end. While the Bank has remained profitable, the balance of capital has diminished to $77.8 million, equal to 16.18% of total assets as of December 31, 2023. The Bank’s equity has diminished as accumulated other comprehensive income (“AOCI”) adjustments have exceeded retained earnings since fiscal 2021. While the Company’s equity increased in fiscal 2023 as the AOCL adjustment diminished, equity nonetheless remained below the level reported as of December 31, 2021. Fifth District has elected to exclude the impact of AOCL adjustments from regulatory capital and the bank’s capital exceeds all regulatory “well-capitalized” minimums and all the Bank’s capital is tangible capital.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.8

Income and Expense Trends

Table 1.2 shows the Bank’s historical income statements for the past three fiscal years through December 31, 2023. The Bank’s reported earnings have fluctuated at relatively modest levels in relation to industry peers reflecting an increasing from $1.8 million (0.41% of average assets) in fiscal 2021, to $2.9 million (0.1% of average assets) in fiscal 2022. Net income has subsequently declined to equal $797,000 or 0.17% of average assets in fiscal 2023.

Net interest income and operating expenses represent the primary components of the Bank’s recurring earnings, while non-operating income has been a limited contributor to the Bank’s earnings. Loan loss provisions were at a zero level in fiscal 2021 and 2022 while the Bank reported a recovery equal to $325,000 in fiscal 2023 as the Bank evaluated the level of allowances for credit losses in conjunction with its allowance for credit loss policy. Non-operating gains and losses generally have been negligible and thus, Fifth District’s operations are primarily reliant on core operations. In view of the traditional thrift business model employed by Fifth District, earnings are driven by the difference between net interest income and operating expenses. The declining earnings trend in the most recent fiscal year reflects the impact of both rising interest rates which increased the Bank’s funding costs at a more rapid rate than asset yields while increasing operating expenses were also a factor in the reduction in the Bank’s net income in 2023. The reduction in earnings was realized notwithstanding the net recovery on the allowance for loan losses.

During the period covered in Table 1.2, the Bank’s net interest income has diminished from a fiscal year end peak level of $12.8 million or 2.68 percent of average assets to $10.0 million, or 2.14% of average assets in fiscal 2023. The downward trend in the Bank’s net interest income ratio since 2021 has been primarily due to two factors as follows: (1) limited growth in the loan portfolio which has limited the Bank’s yield potential and in recent periods; and (2) the rising cost of funds in response to recent increases to the short term interest rate targets by the Federal Reserve.

Importantly, limited loan demand is the result of several factors including slowing repayment rates on the legacy loan portfolio as borrowers with mortgage loan rates well below the current market rate have refrained from moving which would otherwise trigger the loan due on sale clause and as mortgage transaction activity has been stifled by a recent rapid increase in homeowners insurance rate. Overall, the management of Fifth District has indicated that higher interest rates and increased insurance costs have both served to suppress mortgage loan demand.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.9

Table 1.2
Fifth District Savings Bank
Historical Income Statements

	For the Fiscal Year Ended December 31,
	2021		2022		2023
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)
Interest Income	$13,398	2.94%	$14,399	3.02%	$16,414	3.50%
Interest Expense	(2,053)	-0.45%	(1,617)	-0.34%	(6,365)	-1.36%
Net Interest Income	$11,345	2.49%	$12,783	2.68%	$10,049	2.14%
Provision for Loan Losses	0	0.00%	0	0.00%	325	0.07%
Net Interest Income after Provisions	$11,345	2.49%	$12,783	2.68%	$10,374	2.21%
Other Income	770	0.17%	952	0.20%	973	0.21%
Operating Expense	(9,831)	-2.16%	(10,112)	-2.12%	(10,400)	-2.22%
Net Operating Income	$2,285	0.50%	$3,623	0.76%	$946	0.20%
Non-Operating Income/Expense
Income/(Loss) Before Tax	$2,285	0.50%	$3,623	0.76%	$946	0.20%
Income Tax Provision (Benefit)	(438)	-0.10%	(712)	-0.15%	(149)	-0.03%
Net Income (Loss)	$1,847	0.41%	$2,910	0.61%	$797	0.17%
Expense Coverage Ratio (2)	115.4%		126.4%		96.6%
Efficiency Ratio (3)	81.1%		73.6%		94.4%
Effective Tax Rate Cost (Benefit)	-19.2%		-19.7%		-15.7%
Return on Equity	2.28%		3.51%		0.95%

(1) Ratios are as a percent of average assets.

(2) Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.

(3) Efficiency ratio calculated as op. exp. divided by the sum of net int. inc. before prov. for loan losses plus other income (excluding net gains).

Source: Audited financial statements and offering prospectus.  RP Financial calculations.

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I.10

The impact of spread compression is revealed in the yield/cost data shown in Exhibit I-5, which shows that Fifth District’s spreads decreased from 2.82% in fiscal 2022, to 2.05% in fiscal 2023. Moreover, during this period, the Bank’s average cost of interest-bearing liabilities increased by 121 basis points whereas the yield on assets increased by 45 basis points over the corresponding timeframe.

Non-interest operating income has historically been a modest contributor to the Bank’s income statement and fluctuated between 0.17% to 0.21% of average assets for the most recent three fiscal years. Most of this income is gained from deposit account fees and the BOLI investment income. Importantly, the limited fee income is reflective of the traditional thrift business model employed by the Bank where the majority of income is generated through net interest income. Given recent trends with regard to market interest rate levels which have suppressed the Bank’s spreads, coupled with the limited level of non-interest income, the Bank’s earnings have diminished as a result.

Operating expenses represent the other major component of the Bank’s income statement, and as shown in Table 1.2, and reflect the limited cost inherent in Fifth District’s traditional thrift operating strategy. Operating expenses have increased modestly in dollar terms since the end of fiscal 2021, expanding from $9.8 million, or 2.16% of average assets to a level of $10.4 million or 2.22% of average assets in fiscal 2023. There have been upward pressures on the Bank operating expenses over the last several years notwithstanding management’s efforts to limit the Bank’s controllable costs including Fifth District’s efforts to remain competitive with respect to employee compensation levels and the construction of a new office in 2020. Upward pressure will be placed on the Bank’s expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans, auditing and legal costs. In addition, the Bank completed the renovation of an existing office building early in January 2024 and there will be a modest depreciation expense resulting from the additional capital investment.

The combination of diminished net interest income and increased operating expenses has resulted in a reduction in Fifth District’s expense coverage ratio (net interest income divided by operating expenses) from 126.4% in fiscal 2022 to 96.6% in fiscal 2023. Similarly, the Bank’s efficiency ratio (operating expenses as a percent of the sum of net interest income and other operating income) reflected an adverse trend in core earnings, increasing from 73.6% in fiscal 2022, to 94.4% in fiscal 2023.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.11

Limited loan growth and very strong asset quality with no chargeoffs and limited delinquencies has resulted in the Bank recording zero provisions for loan losses in fiscal 2021 and 2022 and a $325,000 recovery in fiscal 2023. As of December 31, 2023 the Bank maintained loan loss allowances of $2.8 million, equal to 0.76% of total loans receivable. Non-performing assets (“NPAs”) for the Bank totaled $1.1 million and included $153,000 of non-accruing residential loans, accruing loans 90 days or more past due totaling $950,000 and $42,000 of real estate owned (“REO”), which was also primarily residential in nature. Exhibit I-6 sets forth the Bank’s loan loss allowance activity for the past two years.

Over the past three years, the Bank’s effective tax rate ranged 15.7% in fiscal 2023 to $19.7% in the prior fiscal year. The Bank’s marginal effective federal tax rate is 21% which is the effective marginal rate for estimating the pro forma impact of the conversion offering consistent with the prospectus disclosure.

Interest Rate Risk Management

Fifth District’s balance sheet is liability sensitive in the short term and, thus, the net interest margin will typically be adversely impacted by periods of rising interest rates. Empirical evidence of this risk is reflected in the Bank’s recent operations which reflect diminishing earnings in conjunction with rising short term interest rates.

Fifth District measures its interest rate risk exposure by evaluating the potential change in net interest income (“NII”) and the economic value of equity (“EVE”) methodology. Both methods are evaluated assuming a permanent and instantaneous changes in the U.S. treasury yield curve ranging from down 400 basis points to up 400 basis points Utilizing figures as of December 31, 2023, based on a 2.0% instantaneous and sustained increase in interest rates, the reduction in net interest income would be 17.8% while the EVE model indicates that the Bank’s EVE would decrease by 35.0% (see Exhibit I-7). Importantly, while the Bank has strong capital, the foregoing interest rate risk simulations indicate that rising interest rates would impact both the Bank’s capital and earnings. This characteristic has been demonstrated empirically in fiscal 2023 as the Federal Reserve raised its short term interest rate targets and the Bank’s earnings were eroded.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.12

The Bank’s primary strategies to manage interest rate risk include maintaining a strong capital position and seeking to maintain as strong base of core deposits, including non-interest sensitive non-maturity savings and transaction accounts. Core deposits, which consist of transaction and savings accounts, comprised 41.5% of the Bank’s deposits at December 31, 2023. The Bank does not offer residential ARM loans and as a result, maintains relatively small balances of adjustable home equity loans and non-mortgage C&I loans (see Exhibit I-8 for details). The infusion of stock proceeds will serve to further limit the Bank’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Bank’s equity will lessen the proportion of interest rate sensitive liabilities funding assets.

There are numerous limitations inherent in interest rate risk analyses such as the credit risk of Bank’s loans pursuant to changing interest rates. Additionally, such analyses do not measure the impact of changing spread relationships, as interest rates among various asset and liability accounts rarely move in tandem, as the shape of the yield curve for various types of assets and liabilities is constantly changing in response to investor perceptions and economic events and circumstances.

Lending Activities and Strategy

Fifth District operates three principal lending activities: (1) the origination of 1-4 family residential first and second lien mortgage loans; (2) residential construction loans which are typically originated as construction permanent loans which convert to permanent loans upon completion of the construction phase of the home; and (3) C&I lending primarily by purchasing short term or adjustable rate government guaranteed loans. The Bank’s lending strategy is to grow the loan portfolio at a modest pace and limit credit risk while gradually diversifying the loan portfolio over time to include C&I loans with low credit risk. Details of the Bank’s loan portfolio composition are shown in Exhibit I-9, while Exhibit I-10 provides details of the Bank’s loan portfolio by contractual maturity date.

Residential Real Estate Lending

Fifth District’s historical lending focus has been the origination of first position 1-4 family residential real estate loans. As of December 31, 2023, residential first mortgage loans equaled $337.1 million, or 91.8% of total loans. All of the Bank’s permanent 1st residential mortgage loans are fixed rate as the Bank does not originate adjustable rate loans. As shown in Exhibit I-9, the balance of residential mortgage loans has increased over the last year, both in terms of the dollar balances outstanding and as a percentage of the total loan portfolio.

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I.13

Fifth District’s first mortgage loans are generally underwritten to Fannie Mae or Freddie Mac origination guidelines and thus are deemed to be “conforming” loans with terms of 10 to 30 years. Most of the 1-4 family mortgage loans are secured by residences in the Fifth District’s market, along with contiguous areas in southern Louisianna. Loan-to-value ratios (“LTV”) of mortgage loans are generally limited to an 80% LTV, whichever is lower, or up to 97% if the loans carry private mortgage insurance. The Bank also maintains a minimum debt-to income ratio of 41% for borrowers with credit scores less than 720 and 43% for credit scores greater than 719.

Home Equity Loans and Lines of Credit

As an adjunct to residential lending, the Bank also has a small portfolio of second mortgages and home equity lines of credit which totaled $8.6 million, or 2.3% of the Bank’s loan portfolio as of December 31, 2023. Second mortgages loans and home equity lines of credit are multi-purpose loans used to finance various home or personal needs, where a one- to four-family primary or secondary residence serves as collateral. Fifth District generally originates home equity lines of credit on owner-occupied properties with adjustable rates of interest based on the Prime Rate plus a margin, typically with a floor rate of 4%. The Bank generally originates home equity lines of credit with a maximum loan-to-value ratio of 80% (including the value of the underlying mortgage loan) and the terms for such loans generally provide for a 10-year draw period with a 15-year payback period.

Consumer Lending (excluding HELOCs)

To a minor extent, Fifth District originates personal consumer loans secured by a savings account at the Bank. Such loans have been a comparatively modest component of the loan portfolio and equaled $913,000, or 0.25% of total loans as of December 31, 2023.

Commercial and Industrial Loans (Non-Mortgage)

As of December 31, 2023, C&I loans totaled $12.4 million, equal to 3.37% of assets, which represents a material increase from the level of $5.9 million or 1.68% of loans as of the prior fiscal year end. Such loans may consist of shorter term or adjustable rate loans guaranteed as to principal and interest by the Small Business Administration (“SBA”) or United State Department of Agriculture (“USDA”) Since the Bank has been buying the government guaranteed portion of the loan, credit risk is considered to be immaterial. Moreover, the majority of the loans are floating rate indexed to the Prime Rate of interest.

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I.14

In addition, the Bank also purchases loans from a third party originator which specializes in originating loans to medical professionals and/or their businesses, typically for the purpose of business development, practice improvement, debt consolidation, working capital, equipment purchases, and, occasionally, business purchases. These loans may have terms of up to 12 years and generally carry fixed interest rates. As of December 31, 2023, the balance of this segment of the loan portfolio was $12.2 million and thus, comprised the majority of the C&I loan portfolio balance.

Loan Originations, Purchases and Sales

All lending activities are conducted by bank personnel located at the office locations, underwritten pursuant to bank policies and procedures. Loan sources typically include loan officers, marketing efforts, the existing customer base, walk-in customers and referrals from real estate brokers, builders and attorneys. While the Bank typically originates residential loans which are conforming to secondary market guidelines and thus, could sell its residential loans if it desired, the Bank generally originates loans for portfolio and has not sold loans over the last several fiscal years.

Fifth District has also commenced purchasing government guaranteed SBA and USDA loans in recent periods. The Bank’s management believes there is little or no credit risk in such loans since they are guaranteed by the U.S. Government. The most significant purchase activity has been C&I loans purchased from a third party originator and servicer which was previously described.

Asset Quality

Historically, the Company’s credit quality measures have implied relatively limited credit risk exposure, given the focus on 1-4 family permanent mortgage loans and conservative loan underwriting practices. Further, most loans are secured by property in the local market area. As of December 31, 2023, non-performing assets (“NPAs”) for the Bank totaled $1.1 million, equal to 0.24% of assets. NPAs included $153,000 of non-accruing residential loans and $42,000 of real estate owned (“REO”), which was also primarily residential in nature (see Exhibit I-11 for details with respect to the Company’s asset quality). In addition, the Bank has $950,000 of accruing loans which were 90 days or more delinquent which, while on accrual status, were included in NPAs owing to their extended delinquency..

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I.15

Fifth District maintains allowances for loan and lease losses (“ALLL”) to recognize probable losses associated with the loan portfolio. As of December 31, 2023, the Bank maintained loan loss allowances of $2.8 million, equal to 0.76% of total loans receivable. At this same date, the allowance for loan loss in relation to NPLs equaled 254.05% as of December 31, 2023 (See Exhibit I-6 for details with respect to the Bank’s valuation allowances and loan charge-offs).

The overall level of NPAs remains low and loan charge-offs have been limited, reflective of Fifth District’s conservative lending operations. The Bank’s management reviews and classifies loans on a monthly basis and establishes loan loss provisions based on the overall quality, size, and composition of the loan portfolio, as well as other factors such as historical loss experience, industry trends, and local real estate market and economic conditions.

Funding Composition and Strategy

Fifth District has traditionally utilized both deposits and borrowings as funding sources. At December 31, 2023, deposits equaled $390.0 million. Exhibit I-12 sets forth the Bank’s deposit composition since December 31, 2022 and Exhibit I-13 provides the maturity composition of the certificate of deposit (“CD”) portfolio at December 31, 2023 for all CDs. CDs constitute the largest portion of the Bank’s deposit base, totaling 58.5% of deposits at December 31, 2023 versus 52.0% of deposits as of December 31, 2022. Checking and savings accounts equaled $161.9 million, or 41.5% of total deposits as of December 31, 2023, versus $202.4 million, or 48.0% of total deposits at December 31, 2022.

Fifth District has historically utilized borrowed funds as a funding source, and such borrowings totaled only $4.0 million as of December 31, 2023 with the funds used to support short term funding and liquidity objectives.

Subsidiary Activities

Upon completion of the conversion and stock offering, Fifth District will become the sole and wholly-owned subsidiary of Fifth District Bancorp. Fifth District has no subsidiaries.

RP® Financial, LC.	MARKET AREA
II.1

II. MARKET AREA

Introduction

Fifth District serves the New Orleans metropolitan area through the main office in New Orleans (Orleans Parish) and maintains a total of four offices in Jefferson Parish as well as two offices in other areas within the New Orleans metropolitan area including one office in Saint Tammany Parish. With operations in a major metropolitan area, Fifth District’ competitive environment includes a number of thrifts, commercial banks and other financial service providers, some of which have a regional or national presence. While oil-related businesses continue to be an integral component of the New Orleans economy, the primary market area economy is fairly diversified with energy, advanced manufacturing international trade, healthcare and tourism constituting the basis of the primary market area economy.

Future growth opportunities for the Bank depend on the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Bank and the relative economic health of the Bank’s market area.

Market Area Demographics

Key demographic and economic indicators for the Bank’s market area include population, number of households and household/per capita income levels. Demographic data for Jefferson, Orleans and St. Tammany Parishes, as well as comparative data for Louisiana and the U.S., is provided in Table 2.1.

Orleans Parish, where the Bank maintains its main office, had a 2024 population of 370,000, while Jefferson and St. Tammany parishes had 423,000 and 278,000 residents, respectively. However, important from a valuation perspective, the population bases of both Jefferson and Orleans Parishes where the Bank maintains all but one of its offices have been shrinking over the last five years while the population of St. Tammany Parish increased at a 1.7% annual rate. Comparatively, over the past five years, Louisiana’s population decreased at a 0.5% annual rate, versus a 0.4% annual growth rate for the U.S.

RP® Financial, LC.	MARKET AREA
II.2

Table 2.1
Fifth District Savings Bank
Summary Demographic Data

	Year			Growth Rate
	2019	2024	2029	2019-2024	2024-2029
				(%)	(%)
Population (000)
USA	329,236	336,157	344,210	0.4%	0.5%
Louisiana	4,703	4,584	4,570	-0.5%	-0.1%
New Orleans-Metairie, LA	1,288	1,246	1,242	-0.7%	-0.1%
Jefferson, LA	440	423	412	-0.8%	-0.5%
Orleans, LA	399	370	365	-1.5%	-0.3%
Saint Tammany, LA	261	278	292	1.2%	1.0%

Households (000)
USA	125,019	129,079	132,564	0.6%	0.5%
Louisiana	1,821	1,815	1,819	-0.1%	0.0%
New Orleans-Metairie, LA	510	506	508	-0.2%	0.1%
Jefferson, LA	174	172	169	-0.2%	-0.4%
Orleans, LA	169	161	160	-1.0%	-0.1%
Saint Tammany, LA	100	108	115	1.7%	1.1%

Median Household Income ($)
USA	63,174	75,874	83,550	3.7%	1.9%
Louisiana	47,871	58,060	62,725	3.9%	1.6%
New Orleans-Metairie, LA	51,943	61,908	66,286	3.6%	1.4%
Jefferson, LA	52,831	61,009	64,629	2.9%	1.2%
Orleans, LA	41,628	49,711	55,103	3.6%	2.1%
Saint Tammany, LA	67,100	72,244	75,267	1.5%	0.8%

Per Capita Income ($)
USA	34,902	42,767	46,926	4.1%	1.9%
Louisiana	27,769	34,344	37,529	4.3%	1.8%
New Orleans-Metairie, LA	30,671	37,825	41,159	4.3%	1.7%
Jefferson, LA	29,716	34,681	37,335	3.1%	1.5%
Orleans, LA	31,225	39,120	43,179	4.6%	2.0%
Saint Tammany, LA	34,558	41,412	43,735	3.7%	1.1%

2024 Age Distribution (%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
USA	17.2	26.6	24.9	18.5	12.7
Louisiana	18.5	26.5	24.5	18.3	12.2
New Orleans-Metairie, LA	17.6	26.0	25.4	18.7	12.4
Jefferson, LA	17.7	24.6	25.1	19.2	13.4
Orleans, LA	16.4	29.4	26.4	16.9	10.9
Saint Tammany, LA	17.8	23.6	24.9	19.8	13.8

	Less Than	$25,000 to	$50,000 to
2024 HH Income Dist. (%)	25,000	50,000	100,000	$100,000+
USA	15.7	18.1	28.4	37.9
Louisiana	23.4	21.6	27.0	28.1
New Orleans-Metairie, LA	22.1	20.2	27.6	30.1
Jefferson, LA	20.3	22.0	29.7	27.9
Orleans, LA	30.2	20.0	23.4	26.4
Saint Tammany, LA	16.1	18.2	30.7	35.0

Source: S&P Capital IQ.

RP® Financial, LC.	MARKET AREA
II.3

For the 2019 to 2024 period, Orleans Parish and Jefferson Parish experienced shrinkage in the number of total households while St. Tammany Parishes reported annual household growth rates equal to 1.7%. Projected five-year population and household annual growth rates for Jefferson and Orleans Parish show slight decreases, while population and household growth trends for St. Tammany Parish are projected to remain positive but at slightly lower growth rates which is consistent with projected U.S. growth trends. Over the next five years, Louisiana’s population is projected to diminish slightly while the number of households in Louisiana are projected to remain flat.

Median household and per capita income levels for the Bank’s markets were generally below the national average. However, in comparison to the state average, median household income in Jefferson and St. Tammany Parishes equaled or exceeded the Peer Group market average while per capita income levels were comparatively higher in Orleans and St. Tammany Parish.

Local Economy

Table 2.2 provides an overview of employment by sector in the state of Louisiana, as well as for the primary market area parishes. The local economy reflects a moderate level of diversification, with services, education/healthcare/social services and wholesale/retail trade comprising the largest sectors of the local economy. Similar to the Louisiana figures, service jobs followed by employment in education/healthcare/social services comprised the largest and second largest employment sectors in each of the Louisianna parishes where the Bank maintains a branch office presence.

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II.4

Table 2.2
Fifth District Savings Bank
Primary Market Area Employment Sectors
(Percent of Labor Force)

	New Orleans-Metairie-
Employment Sector	Louisiana	Kenner, LA	Jefferson	Orleans	ST. Tammany
	(%)
Services	24.7%	29.2%	29.4%	33.8%	26.5%
Education,Healthcare, Soc. Serv.	24.6%	23.8%	22.6%	28.1%	21.6%
Government	5.2%	4.9%	4.4%	5.0%	5.1%
Wholesale/Retail Trade	14.0%	13.2%	13.3%	11.0%	16.1%
Finance/Insurance/Real Estate	5.1%	5.5%	5.7%	5.1%	6.2%
Manufacturing	10.1%	6.7%	6.1%	4.0%	7.7%
Construction	8.1%	8.2%	10.0%	5.0%	9.6%
Information	1.5%	1.5%	1.3%	1.7%	1.6%
Transportation/Utility	5.7%	6.4%	6.6%	6.0%	5.4%
Agriculture	1.1%	0.5%	0.6%	0.3%	0.2%
	100.0%	100.0%	100.0%	100.0%	100.0%

Source: S&P Capital IQ.

Table 2.3, which lists the largest employers in the greater New Orleans metropolitan area, further reveals the economic makeup of the Bank’s market area. The large employers reflect a mix of industries including shipping and energy, healthcare and manufacturing and numerous others.

RP® Financial, LC.	MARKET AREA
II.5

Table 2.3
Fifth District Savings Bank
Major Private Employers in Greater New Orleans

Employer	Industry	Employer	Industry
Accenture	Business & Professional Services	Levelset	Technology
Accruent	Technology	Live Nation	Sports & Entertainment
Adams & Reese	Legal	LLOG Exploration	Energy
AECOM	Construction, Architects & Engineers	LM Windpower	Manufacturing
Associated Terminals	Supply Chain & Logistics	Lockheed Martin	Manufacturing
Associated Wholesale Grocers	Supply Chain & Logistics	Louisiana Cancer Research Center	Healthcare
Audubon Companies	Construction, Architects & Engineers	Loyola University New Orleans	Education
Audubon Nature Institute	Nonprofits & Foundations	Lucid	Technology
Bernhard MCC	Construction, Architects & Engineers	Marathon Oil	Energy
Boeing	Manufacturing	Netchex	Technology
Boh Brothers	Construction, Architects & Engineers	New Orleans & Company	Hospitality & Tourism
Bollinger Shipyards	Manufacturing	New Orleans Cold Storage	Supply Chain & Logistics
C.H. Fenstermaker & Associates	Construction, Architects & Engineers	New Orleans East Hospital	Healthcare
C&S Wholesale Grocers	Supply Chain & Logistics	North Oaks Health System	Healthcare
CH2M Hill	Construction, Architects & Engineers	Ochsner Health System	Healthcare
Chalmette Refinery	Energy	Palmisano	Construction, Architects & Engineers
Chevron	Energy	Pan-American Life Insurance Group	Insurance
Children's Hospital	Healthcare	Peoples Health	Healthcare
Cornerstone Chemical Company	Manufacturing	Peter Mayer	Media & Advertising
Dillard University	Education	Phillips66	Energy
Domino Sugar	Manufacturing	Plaquemines Port Harbor & Terminal District	Supply Chain & Logistics
DonahueFavret Contractors	Construction, Architects & Engineers	PoolCorp	Other
The Dow Chemical Company	Manufacturing	Port of New Orleans	Supply Chain & Logistics
Dupuy Storage & Forwarding	Supply Chain & Logistics	Port of South Louisiana	Supply Chain & Logistics
DXC Technology	Technology	PosiGen	Energy
East Jefferson General Hospital	Healthcare	Postlethwaite & Netterville	Accounting Services
Elmer Chocolate	Manufacturing	PricewaterhouseCoopers	Accounting Services
Entergy Corporation	Energy	Rain CII Carbon	Manufacturing
Ernst & Young	Accounting Services	Royal Engineers and Consultants	Construction, Architects & Engineers
Eskew+Dumez+Ripple	Construction, Architects & Engineers	Select Comfort	Other
Folgers Coffee	Manufacturing	Shell	Energy
GCR Inc.	Technology	Solomon Group	Sports & Entertainment
GE	Technology	Southeast Louisiana Veterans Healthcare System	Healthcare
Geocent	Technology	T. Baker Smith	Construction, Architects & Engineers
Gibbs Construction	Construction, Architects & Engineers	TCI Packaging	Supply Chain & Logistics
Globalstar	Technology	Testronic	Technology
Hancock Whitney Bank	Banking & Finance	Textron Systems Marine & Land	Manufacturing
Harrah's New Orleans Hotel & Casino	Sports & Entertainment	Tidewater	Supply Chain & Logistics
Hornbeck Offshore Services	Supply Chain & Logistics	Trumpet	Media & Advertising
Innocence Project New Orleans	Nonprofits & Foundations	Tulane University	Education
International-Matex Tank Terminals	Supply Chain & Logistics	Tulane Health System	Healthcare
International Paper	Manufacturing	TurboSquid	Technology
Intralox	Manufacturing	Valero	Energy
iSeatz	Technology	Venice Port Complex	Supply Chain & Logistics
Jones Walker	Legal	Waldemar S. Nelson Engineering	Construction, Architects & Engineers
Kearney Companies	Supply Chain & Logistics	Weeks Marine	Construction, Architects & Engineers
Kinder Morgan Delta Terminal	Energy	West Jefferson General Hospital	Healthcare
Laitram	Manufacturing	Woodward Design & Build	Construction, Architects & Engineers
Lakeview Regional Medical Center	Healthcare	Xavier University of Louisiana	Education
Landis Construction	Construction, Architects & Engineers	Zatarain's	Manufacturing
LCMC Health	Healthcare

Source: Greater New Orleans Inc. Regional Economic Development (www.gnoinc.org).

RP® Financial, LC.	MARKET AREA
II.6

Unemployment Trends

Comparative unemployment rates for Jefferson, Orleans and St. Tammany Parishes, as well as for Louisiana and the U.S., are shown in Table 2.4. The December 2023 unemployment rates for Jefferson and St. Tammany Parishes equaled 3.5% and 3.4%, respectively, which were lower than the comparable unemployment rates of 3.8% for Louisiana and comparable to the U.S rate of 3.5%. The unemployment rate for Orleans Parish was slightly higher than the rate for the other market area counties. In addition, consistent with the trends with respect to the unemployment rate for the state and national aggregates, the unemployment rates for the Bank’s market have trended higher over the past year.

Table 2.4
Fifth District Savings Bank
Unemployment Trends

	Unemployment Rate		Net
Region	Dec. 2022	Dec. 2023	Change
USA	3.3%	3.5%	0.2%
Louisiana	3.2%	3.8%	0.6%
New Orleans-Metairie, LA	3.3%	3.9%	0.6%
Jefferson, LA	3.0%	3.5%	0.5%
Orleans, LA	3.7%	4.4%	0.7%
Saint Tammany, LA	2.7%	3.4%	0.7%

Source: S&P Capital IQ.

Market Area Deposit Characteristics and Competition

The Bank’s deposit base is closely tied to the economic fortunes of Jefferson. Orleans and St. Tammany Parishes and, in particular, the areas of those parishes that are nearby to Fifth District’ office locations. Table 2.5 displays deposit market trends from June 30, 2018 through June 30, 2023 for Fifth District, as well as for all commercial bank and savings institution branches located in those two parishes and the state of Louisiana. Consistent with the state of Louisiana, commercial banks maintained a significantly larger market share of deposits than savings institutions in the Bank’s primary market area parishes. For the five year period covered in Table 2.5, savings institutions experienced slight declines in deposit market share in all three markets where the Bank maintains branches versus a slight increase in deposit market share on a statewide basis. Overall, from June 30, 2018 to June 30, 2023, bank and thrift deposits increased at annual rates ranging from 5.2% to 6.4% annually.

RP® Financial, LC.	MARKET AREA
II.7

The Bank maintains its largest balance of deposits in Jefferson Parish, where the Bank maintains four branches. Based on June 30, 2023 deposit data, Fifth District’s $222.4 million of deposits provided for a 1.5% market share of bank and thrift deposits in Jefferson Parish while the Bank maintained less than a 1% share of the market in Orleans and St. Tammany Parishes. During the five year period covered in Table 2.5, Fifth District’s deposit market share decreased modestly in all three markets where it operates.

Table 2.5
Fifth District Savings Bank
Deposit Summary

	As of June 30,
	2018			2023			Deposit
		Market	No. of		Market	No. of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2018-2023

	(Dollars in Thousands)						(%)
Louisiana	$103,515,028	100.0%	1,471	$136,126,952	100.0%	1,330	5.6%
Commercial Banks	$99,923,595	96.5%	1,383	$131,290,556	96.4%	1,240	5.6%
Savings Institutions	$3,591,433	3.5%	88	$4,836,396	3.6%	90	6.1%

New Orleans-Metairie, LA	$34,432,243	100.0%	327	$46,406,594	100.0%	295	6.2%
Commercial Banks	$33,078,048	96.1%	289	$44,758,798	96.4%	258	6.2%
Savings Institutions	$1,354,195	3.9%	38	$1,647,796	3.6%	37	4.0%
Fifth District Savings Bank	$348,099	1.0%	6	$392,592	0.8%	7	2.4%

Jefferson Parish	$10,749,784	100.0%	111	$14,631,238	100.0%	99	6.4%
Commercial Banks	$10,061,231	93.6%	95	$13,834,169	94.6%	84	6.6%
Savings Institutions	$688,553	6.4%	16	$797,069	5.4%	15	3.0%
Fifth District Savings Bank	$194,130	1.8%	4	$222,353	1.5%	4	2.8%

Orleans Parish	$15,290,567	100.0%	94	$20,961,646	100.0%	85	6.5%
Commercial Banks	$14,879,662	97.3%	83	$20,426,890	97.4%	73	6.5%
Savings Institutions	$410,905	2.7%	11	$534,756	2.6%	12	5.4%
Fifth District Savings Bank	$129,415	0.8%	1	$143,840	0.7%	2	2.1%

Saint Tammany Parish	$5,888,575	100.0%	86	$7,576,199	100.0%	78	5.2%
Commercial Banks	$5,633,838	95.7%	75	$7,260,228	95.8%	68	5.2%
Savings Institutions	$254,737	4.3%	11	$315,971	4.2%	10	4.4%
Fifth District Savings Bank	$24,554	0.4%	1	$26,399	0.3%	1	1.5%

Source: FDIC.

As implied by the Bank’s very low market share of deposits, competition among financial institutions in the market area is significant. Financial institution competitors in the primary market area include other locally-based thrifts and banks, as well as regional, super-regional and money center banks. With regard to lending competition, the Bank encounters the most significant competition from the same institutions providing deposit services. In addition, the Bank competes with mortgage companies and independent mortgage brokers in originating mortgage loans. Table 2.6 lists the Bank’s largest competitors within a five mile radius of a Fifth District office, including both banks and credit unions. On this basis, the Bank ranks 16th in size in the markets served with slightly less than 1% of the total deposit market. As evidenced by the data, credit unions represent a formidable source of competition with four credit unions ranking within the top 20 of market share in the areas served by Fifth District branches.

RP® Financial, LC.	MARKET AREA
II.8

Table 2.6

Fifth District Savings Bank

Market Area Deposit Competitors Within 5 Miles of a Fifth District Bank

As of June 30, 2023

Company	Competing Branches	Deposits in Competing Branches	Market Share

	($000)
Capital One Financial Corp.	18	$12,348,944	28.66%
Hancock Whitney Corp.	29	7,494,610	17.39%
JPMorgan Chase & Co.	25	7,217,787	16.75%
Regions Financial Corp.	21	3,298,902	7.66%
Gulf Coast B&TC	17	2,320,110	5.38%
First Horizon Corp.	16	1,882,271	4.37%
CB&T Holding Corp.	3	1,261,962	2.93%
Fidelity Bank	13	656,172	1.52%
BancPlus Corp.	7	591,426	1.37%
Jefferson Financial FCU	9	590,843	1.37%
Resource Bankshares Inc.	6	575,353	1.34%
MBT Bancshares Inc.	9	500,023	1.16%
OnPath Federal Credit Union	9	474,291	1.10%
Home Bancorp Inc.	8	413,431	0.96%
Liberty Finl Services Inc.	5	412,659	0.96%
Fifth District SB	7	392,592	0.91%
Bus. First Bancshares Inc.	2	301,990	0.70%
Riverland FCU	3	232,424	0.54%
Investar Holding Corp.	4	227,787	0.53%
New Orleans Firemen's FCU	4	209,894	0.49%
All Other Institutions	93	1,687,470	3.92%

Total	308	43,090,941	100.00%

Source:  S&P Capital IQ.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Fifth District’s operations versus a group of comparable institutions (the "Peer Group") selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Fifth District is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Fifth District, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on the NYSE or NASDAQ, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on the NYSE or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks are typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition and recent conversions (less than one year), since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 45 publicly-traded savings institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Fifth District will be a fully converted public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group (i.e., mutual holding companies were excluded). From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Fifth District. In the selection process, we applied the following criteria to the universe of all public companies that were eligible for consideration:

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Fifth District Bancorp on a pro forma basis. In the selection process, given the asset size of Fifth District, which implies the level of resources and efficiencies of the institution, along with the potential number of shares outstanding and float. Fifth District will be a fully-converted public company upon completion of the offering, we considered only fully-converted public companies to be viable candidates for inclusion in the Peer Group. In the selection process for Fifth District Bank Peer Group, we applied two “screens” to the universe of all public companies that were eligible for consideration:

•	Screen #1 Southwest and Southeast institutions with assets less than $1.5 billion, tangible equity-to-assets ratios of greater than 7.0% and positive core earnings. Six companies met the criteria for Screen #1 and all six were included in the Peer Group: Affinity Bancshares, Inc. of Georgia, Catalsyt Bancorp, Inc. of Louisiana, Cullman Bancorp, Inc. of Alabama, Home Federal Bancorp, Inc. of Louisiana, TC Bancshares, Inc. of Georgia, and Texas Community Bancshares, Inc. of Texas. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Southwest and Southeast thrifts.

•	Screen #2 Midwest, Mid-Atlantic and New England institutions with assets less than $1.5 billion, tangible equity-to-assets ratios of greater than 10.0% and positive core earnings. Seven companies met the criteria for Screen #2 and four were included in the Peer Group: IF Bancorp, Inc. of Illinois, Magyar Bancorp, Inc. of New Jersey, ECB Bancshares of Massachusetts and William Penn Bancorporation of Pennsylvania. Central Plain Bancshares, Inc. of Nebraska, BV Financial, Inc. of Maryland and SR Bancorp of New Jersey were excluded due to completing conversions within the past year. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Midwest, Mid-Atlantic and New England thrifts.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3

Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Fifth District, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Fifth District’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to Fifth District’s characteristics is detailed below.

•	Affinity Bancshares, Inc. of Georgia. Comparable due to a broadly similar interest-earning asset and interest-bearing funding composition and limited earnings contribution from sources of non-interest operating income. Additionally, the comparability of Affinity Bancshares is enhanced by its operations in a major metropolitan area of the southeast U.S.

•	Catalyst Bancorp, Inc. of Louisiana. Included in the Peer Group by virtue of the similarity of its regional market in southern Louisiana and very strong capital position in excess of 30% which is similar to the Bank’s pro forma capital position upon completion of the Conversion. Coupled with Catalyst Bancorp’s comparatively modest ROA, the ROE is relatively low – a key determinant in investor’s determination of value.

•	Cullman Bancorp, Inc. of AL. Operates in a nearby regional market in Alabama and is similar in that it is a converted thrift with a very high equity/assets ratio of 24.25%. Additionally, Cullman Bancorp is primarily a mortgage lender albeit with greater diversification into commercial mortgage loans which has provided it with favorable yields and margins in comparison to the Bank.

•	ECB Bancorp, Inc. of MA. Notwithstanding differences in the markets served (Louisiana versus Massachusetts), ECB Bancorp is similar in that it is also a converted savings institution with a relatively strong capital position. Moreover, ECB Bancorp is primarily a mortgage lender albeit with a greater level of diversification into commercial and multi-family mortgage loans. However, like the Bank, the mortgage lending emphasis of ECB Bancorp has provided for a similar earnings stream which results in low operating expenses but limited sources of non-interest income as well.

•	Home Federal Bancorp, Inc. of Louisiana. Comparable due to similar interest-bearing funding composition and similar combined concentration of mortgage-backed securities and 1-4 family loans as a percent of assets. Although Home Federal Bancorp had the lowest capital ratio of any of the Peer Group companies, the presence in the Bank’s Louisiana market and emphasis on residential mortgage lending are factors warranting its inclusion in the Peer Group.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

Table 3.1

Peer Group of Publicly-Traded Thrifts

As of December 31, 2023 or the Most Recent Date Available

											As of
											February 9, 2024
						Total			Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets		Offices	Mth End	Date	Price	Value
						($Mil)					($)	($Mil)
AFBI	Affinity Bancshares, Inc.	NASDAQCM	SE	Covington	GA	$843		3	Dec	4/27/2017	$16.79	$108
CLST	Catalyst Bancorp, Inc.	NASDAQCM	SW	Opelousas	LA	$271		6	Dec	10/12/2021	$11.92	$57
CULL	Cullman Bancorp, Inc.	NASDAQCM	SE	Cullman	AL	$417	(1)	4	Dec	10/8/2009	$10.79	$75
ECBK	ECB Bancorp, Inc.	NASDAQCM	NE	Everett	MA	$1,214	(1)	3	Dec	7/27/2022	$12.87	$121
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQCM	SW	Shreveport	LA	$654		11	Jun	1/18/2005	$13.34	$41
MGYR	Magyar Bancorp, Inc.	NASDAQGM	MA	New Brunswick	NJ	$917		7	Sep	1/23/2006	$11.50	$78
PBBK	PB Bankshares, Inc.	NASDAQCM	MA	Coatesville	PA	$409	(1)	4	Dec	7/14/2021	$13.15	$33
TCBC	TC Bancshares, Inc.	NASDAQCM	SE	Thomasville	GA	$440	(1)	4	Dec	7/20/2021	$13.99	$59
TCBS	Texas Community Bancshares, Inc.	NASDAQCM	SW	Mineola	TX	$437	(1)	7	Dec	7/14/2021	$14.09	$45
WMPN	William Penn Bancorporation	NASDAQCM	MA	Bristol	PA	$826		13	Jun	4/15/2008	$12.09	$97

(1) Financial data is as of September 30, 2023.

Source:  S&P Capital IQ.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

•	Magyar Bancorp, Inc. of New Jersey. Comparable due central New Jersey market area, similar interest-bearing funding composition, limited earnings contribution from sources of non-interest operating income while non-interest expense was also reflective of its traditional thrift operating strategy.

•	PB Bankshares, Inc. of PA. Was comparable to the Bank reflecting its status as a recently converted thrift and emphasis on mortgage lending. Like Fifth District, PB Bankshares operates with limited sources of non-interest income while operating expenses are also below the Peer Group average.

•	TC Bancshares, Inc. of GA. TC Bancshares completed a conversion offering in 2021. Other similarities to the Bank include a high proportion of loans overall including residential mortgage loans which is the Bank’s principal lending product. Earnings are comparatively modest owing to high operating expenses which represents a difference in comparison to the Bank’s modest level of operating costs.

•	TC Bancshares, Inc. of TX. TC Bancshares completed its conversion to a stock company in 2021 to become a public company. TC Bancshares has the highest proportion of residential mortgage assets (loans and MBS) of any Peer Group company and non-mortgage loans are a minor component of the loan portfolio. Earnings are modest reflecting the impact of comparatively high operating costs notwithstanding the thrift operating strategy as the cost of funds has increased significantly in the last year.

•	William Penn Bancorporation of Pennsylvania. As a company which has completed a stock conversion over the last several years, William Penn has a strong capital ratio albeit modestly below the Bank’s ratio on a pro forma basis. Although the ratio of loans/assets is comparatively modest, William Penn Bancorporation has a significant investment in MBS such that the ratio of MBS and residential mortgage loans is very high. Similar to the Bank, earnings are comparatively modest and the ROE measure is low.

In aggregate, the Peer Group companies maintained a somewhat higher level of tangible equity as the industry average (15.77% of assets versus 12.92% for all public companies), generated lower earnings as a percent of average assets (0.56% core ROAA versus 0.50% for all public companies), and earned a lower ROE. The Peer Group's average P/TB ratio and average core P/E multiple were lower compared to the respective averages for all publicly-traded fully converted thrifts.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

	All Fully Converted
	Publicly-Traded		Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$5,667		$643
Market capitalization ($Mil)	$408.97		$71.74
Tangible equity/assets (%)	12.92%		15.77%
Core return on average assets (%)	.0.56%		0.50%
Core return on average equity (%)	4.71%		3.87%

Pricing Ratios (Averages)(1)
Price/earnings (x)	14.36	x	17.67	x
Price/tangible book (%)	95.91%		81.79%
Price/assets (%)	9.77%		12.04%

(1) Based on market prices as of February 9, 2024.

The following sections present a comparison of Fifth District’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the figures reported by the Peer Group. Figures referenced for the Peer Group are on a median basis unless otherwise noted. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final section of the valuation.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Fifth District and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Bank’s and Peer Group ratios reflect balances as of December 31, 2023 or the latest date which is publicly available. Fifth District’s equity-to-assets ratio of 16.18% was higher than the Peer Group's median equity ratio of 14.02%. The Bank’s pro forma equity position will increase with the addition of stock proceeds, with such ratio extending the advantage above the Peer Group’s ratio. Tangible equity-to-assets ratios for the Bank and the Peer Group equaled 16.18% and 12.93%, respectively. The increase in Fifth District’s pro forma equity ratio will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Bank’s higher pro forma equity ratio will depress return on equity. Both Fifth District’s and the Peer Group's equity ratios reflected surpluses with respect to the regulatory capital requirements, with the Bank’s ratios currently higher than the Peer Group’s ratios except for the total capital ratio. On a pro forma basis, the Bank’s regulatory surpluses will continue to be higher than the Peer Group figures.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of December 31, 2023 or the Most Recent Date Available

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible		MBS, Cash			Borrows.	Total	Tangible	Tier 1	Tier 1	Risk-Based
			Equival.	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Equity	& Intang	Equity	Assets	Invests	Loans	Deposits	&Subdebt	Equity	Equity	Leverage	Risk-Based	Capital
Fifth District Bancorp, Inc.		LA
December 31, 2023			4.02%	14.31%	2.15%	75.92%	81.12%	0.83%	0.00%	16.18%	0.00%	16.18%	1.27%	-9.94%	3.96%	0.27%	0.00%	2.27%	2.27%	17.41%	34.15%	35.33%

All Public Non-MHC Thrifts
Averages			5.41%	14.32%	1.78%	73.85%	74.36%	11.09%	0.33%	13.29%	0.67%	12.89%	8.30%	7.52%	10.78%	5.42%	44.14%	6.03%	5.99%	10.39%	12.96%	15.60%
Medians			4.93%	12.01%	1.74%	76.60%	74.91%	9.20%	0.00%	11.90%	0.05%	11.63%	4.77%	-0.52%	7.92%	1.92%	27.71%	3.46%	2.34%	9.48%	12.27%	13.75%

Comparable Group
Averages			6.12%	16.44%	2.51%	72.68%	74.46%	8.45%	0.00%	16.08%	0.36%	15.73%	10.42%	10.86%	10.81%	7.25%	84.55%	-1.24%	-2.80%	14.50%	19.63%	20.81%
Medians			5.70%	10.63%	2.00%	77.91%	75.38%	7.38%	0.00%	14.02%	0.00%	12.93%	8.45%	-3.20%	8.34%	6.05%	96.74%	2.75%	0.06%	11.29%	15.17%	16.27%

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	5.93%	10.46%	1.91%	77.20%	79.98%	4.74%	0.00%	14.41%	2.18%	12.23%	6.57%	38.04%	2.21%	2.63%	214.42%	3.77%	4.67%	11.27%	12.41%	13.65%
CLST	Catalyst Bancorp, Inc.	LA	7.02%	31.70%	5.18%	52.71%	61.14%	7.15%	0.00%	31.24%	0.00%	31.24%	2.87%	-3.20%	8.34%	0.32%	110.68%	-4.36%	-4.36%	31.67%	52.34%	53.60%
CULL	Cullman Bancorp, Inc.	AL	5.46%	7.21%	2.20%	81.02%	65.71%	8.39%	0.00%	24.25%	0.00%	24.25%	2.77%	-7.70%	3.84%	-4.38%	133.33%	2.73%	1.03%	19.04%	NA	NA
ECBK	ECB Bancorp, Inc.	MA	8.02%	7.37%	1.18%	82.17%	66.94%	18.46%	0.00%	13.64%	0.00%	13.64%	38.94%	67.08%	35.64%	24.48%	NA	2.76%	1.71%	11.31%	16.22%	17.30%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	1.33%	16.64%	1.03%	76.98%	89.22%	2.30%	0.00%	8.04%	0.66%	7.38%	13.47%	-8.05%	19.50%	12.64%	82.80%	8.02%	-0.90%	9.15%	13.09%	14.19%
MGYR	Magyar Bancorp, Inc.	NJ	16.11%	10.54%	NA	78.62%	83.28%	3.14%	0.00%	11.63%	0.00%	11.63%	11.59%	NA	NA	12.94%	-13.17%	6.76%	6.76%	10.81%	14.68%	15.81%
PBBK	PB Bankshares, Inc.	PA	6.15%	10.72%	2.00%	79.51%	74.91%	12.88%	0.00%	11.38%	0.00%	11.38%	8.62%	10.13%	7.95%	5.83%	29.82%	4.40%	1.29%	9.78%	12.95%	14.20%
TCBC	TC Bancshares, Inc.	GA	4.14%	9.77%	2.65%	80.43%	78.92%	1.62%	0.00%	18.45%	0.00%	18.45%	8.28%	-13.97%	12.92%	9.91%	NA	-4.14%	-4.85%	15.16%	19.71%	20.96%
TCBS	Texas Community Bancshares, Inc.	TX	4.92%	28.22%	1.42%	61.59%	68.67%	18.18%	0.00%	12.19%	0.07%	12.13%	16.24%	22.15%	11.98%	6.27%	126.70%	-4.27%	-4.54%	10.76%	15.65%	16.73%
WMPN	William Penn Bancorporation	PA	2.13%	31.78%	4.99%	56.56%	75.86%	7.61%	0.00%	15.61%	0.64%	14.97%	-5.16%	-6.73%	-5.07%	1.82%	-8.19%	-28.06%	-28.84%	16.01%	NA	NA

(1) Includes loans held for sale.

Source:  S&P Capital IQ  and RP® Financial, LC. calculations.The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2024 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

The interest-earning asset compositions for the Bank and the Peer Group were similar, with loans constituting the bulk of interest-earning assets for both. The Bank’s loans-to-assets ratio of 75.92% was lower than the comparable Peer Group ratio of 77.91% based on the median. Comparatively, the Bank’s ratio of cash and investments equal to 18.33% was higher than the median ratio for the Peer Group of 16.33%. Fifth District reported a similar level of BOLI in relation to the Peer Group equal to a 2.15% versus a median ratio of 2.00% for the Peer Group Fifth District’s earning assets amounted to 94.3% of assets, which was lower than the comparable Peer Group average ratio of 95.2%.

Fifth District’s funding liabilities reflected a broadly similar funding strategy that relied on a similar level of deposits as the Peer Group's funding composition. The Bank’s deposits equaled 81.12% of assets, which was modestly higher than the Peer Group’s median ratio of 75.38%. Comparatively, the Peer Group maintained a higher level of borrowings, equal to 7.38% of assets versus less than one percent for Fifth District.

Total interest-bearing liabilities maintained by the Bank and the Peer Group, as a percentage of assets, equaled 81.83% and 82.76%, respectively. Following the increase in equity provided by the net proceeds of the stock offering, the Bank’s ratio of interest-bearing liabilities as a percentage of assets will decline to more in line with the Peer Group’s ratio. A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Bank’s IEA/IBL ratio is higher than the Peer Group’s ratio, based on IEA/IBL ratios of 115.0% and 113.9%, respectively, reflecting the Bank’s stronger capital position even on a pre-conversion basis.

The additional equity realized from stock proceeds will serve to strengthen Fifth District’s IEA/IBL ratio in comparison to the Peer Group ratio, as the increase in equity provided by the infusion of stock proceeds will lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items, with growth rates for Fifth District based on the 12 months ended December 31, 2023, and the Peer Group numbers based on annual growth rates for the 12 months ended December 31, 2023 or the latest date available for the Peer Group companies. Fifth District recorded asset growth of 1.27%, which is lower than the Peer Group’s median asset growth of 8.45%. Similarly, the Bank’s loan portfolio realized modest growth equal 3.96% over the most recent twelve month period as compared to an average and median of 10.81% and 8.34%, respectively. Important from a valuation perspective, the limited loan growth translates into a limited ability to increase earnings and leverage the newly raised capital.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

Reflecting the modest level of net income reported by the Bank, Fifth District’s equity increased at a 2.27% annual rate, versus a 2.75% increase for the Peer Group based on the median. Importantly, the Peer Group’s equity was impacted by capital management and dividend strategies employed as stock companies. The increase in equity realized from stock proceeds will likely depress the Bank’s equity growth rate initially following the stock offering. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines could also potentially slow the Bank’s equity growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Bank and the Peer Group, with the income ratios based on earnings for the 12 months ended December 31, 2023, for the Bank and the Peer Group, or latest 12-month period available.

Fifth District reported net income of 0.17% of average assets for the 12 months ended December 31, 2023 lower than the median net income of 0.54% of average assets for the Peer Group. Lower earnings were primarily attributable to the relatively low level of net interest and non-interest income reflective of the Bank’s traditional thrift business model which involved residential mortgage lending for portfolio in coupled with the recent increase in short term interest rates which has led to spread compression for the Bank. While Fifth District benefited from a comparatively low level of operating expenses which also resulted from its thrift-oriented operating strategy, it was insufficient to offset the higher net interest and non-income generated by the Peer Group.

Fifth District’s net interest income ratio was below the Peer Group’s average ratio, because of its comparatively low asset yields in comparison to the Peer Group reflecting the greater investment in relatively low yielding (and low credit risk) residential loans. Moreover, the Bank’s loan portfolio is concentrated in longer term fixed rate loans and thus has not repriced upward significantly over the last year in response to higher market interest rate. As an example, the average yield on loans increased by 21 basis points from 3.56% to 3.87% on a year over year basis as of the end of fiscal 2023, where as the cost of funds increased by 121 basis points over the corresponding time frame. At the same time, the Bank’s cost of funds while having increased over the last fiscal year to equal 1.63%, remained favorable in comparison to the Peer Group median of 2.05%.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended December 31, 2023 or the Most Recent 12 Months Available

				Net Interest Income					Non-Interest Income			NonOp Items			Yields, Costs, and Spreads
							Loss	NII	Gain	Other	Total			Provision				MEMO:	MEMO:
			Net				Provis.	After	on Sale of	Non-Int	Non-Int	Net Gains/	Extrao.	for	Yield	Cost	Yld-Cost	Assets/	Effective
			Income	Income	Expense	NII	on IEA	Provis.	Loans	Income	Expense	Losses (1)	Items	Taxes	On IEA	Of IBL	Spread	FTE Emp.	Tax Rate
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Fifth District Bancorp, Inc.		LA
December 31, 2023			0.17%	3.50%	1.36%	2.14%	0.07%	2.21%	0.00%	0.21%	2.22%	0.00%	0.00%	0.03%	3.68%	1.63%	2.05%	7,512	15.73%

All Public Non-MHC Thrifts
Averages			0.51%	4.52%	1.58%	2.95%	0.07%	0.39%	0.03%	0.37%	2.60%	-0.04%	0.00%	0.18%	4.78%	1.87%	2.94%	$9,991	24.54%
Medians			0.56%	4.41%	1.51%	2.78%	0.05%	0.00%	0.00%	0.31%	2.49%	0.00%	0.00%	0.17%	4.67%	1.82%	2.80%	$8,715	24.79%

Comparable Group
Averages			0.47%	4.42%	1.43%	2.99%	0.07%	2.93%	0.01%	0.30%	2.61%	-0.02%	0.00%	0.13%	4.64%	1.99%	2.64%	$9,142	22.18%
Medians			0.54%	4.59%	1.49%	3.14%	0.03%	3.02%	0.00%	0.28%	2.53%	0.00%	0.00%	0.13%	4.82%	2.05%	2.80%	$8,474	21.50%

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	0.75%	4.95%	1.80%	3.15%	0.00%	3.15%	0.00%	0.29%	2.47%	0.00%	0.00%	0.22%	5.26%	2.35%	2.91%	$9,398	23.13%
CLST	Catalyst Bancorp, Inc.	LA	0.23%	3.62%	0.70%	2.93%	0.03%	2.89%	0.00%	0.47%	3.19%	0.10%	0.00%	0.03%	3.79%	0.97%	2.82%	$5,257	11.86%
CULL	Cullman Bancorp, Inc.	AL	0.97%	4.58%	0.86%	3.72%	0.02%	3.70%	0.00%	0.41%	2.85%	0.00%	0.00%	0.25%	4.82%	1.54%	3.28%	$7,193	20.68%
ECBK	ECB Bancorp, Inc.	MA	0.42%	4.45%	2.15%	2.30%	0.18%	2.12%	0.00%	0.08%	1.67%	0.01%	0.00%	0.15%	4.47%	2.78%	1.69%	$17,580	26.15%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	0.68%	4.65%	1.47%	3.17%	0.00%	3.17%	0.04%	0.26%	2.55%	-0.09%	0.00%	0.11%	4.91%	2.05%	2.86%	$7,793	13.81%
MGYR	Magyar Bancorp, Inc.	NJ	0.87%	4.74%	1.50%	3.24%	0.05%	3.19%	0.00%	0.31%	2.27%	0.00%	0.00%	0.34%	4.97%	1.93%	3.04%	$9,752	28.11%
PBBK	PB Bankshares, Inc.	PA	0.66%	4.70%	1.57%	3.13%	0.29%	2.84%	0.00%	0.21%	2.41%	0.19%	0.00%	0.18%	4.82%	2.05%	2.77%	$11,195	21.50%
TCBC	TC Bancshares, Inc.	GA	0.04%	4.59%	1.26%	3.34%	0.01%	3.33%	0.08%	0.21%	3.55%	0.00%	0.00%	0.05%	4.82%	2.28%	2.54%	$7,177	58.17%
TCBS	Texas Community Bancshares, Inc.	TX	0.00%	4.15%	1.55%	2.60%	0.06%	2.54%	0.00%	0.48%	2.62%	-0.40%	0.00%	-0.01%	4.32%	2.06%	2.26%	$6,921	NM
WMPN	William Penn Bancorporation	PA	0.11%	3.78%	1.43%	2.34%	0.00%	2.34%	0.00%	0.27%	2.50%	0.00%	0.00%	0.00%	4.18%	1.91%	2.27%	$9,155	-3.79%

(1)	Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

Source:	S&P Capital IQ and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2024 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

The Bank’s business model focused on portfolio mortgage lending, while limiting net interest and non-interest income, also minimizes Fifth District’s operating costs. Fifth District reported a lower ratio of operating expenses, equal to 2.22% of average assets versus the Peer Group (2.53% of average assets based on the median). In connection with the operating expense ratios, Fifth District maintained a comparatively lower number of employees relative to its asset size. Assets per full time equivalent employee equaled $7.5 million for the Bank versus a comparable measure of $9.1 million for the Peer Group. On a post-offering basis, the Bank’s operating expenses can be expected to further increase with the addition of the ESOP and certain expenses that result from being a publicly-traded savings institution, with such expenses already impacting the Peer Group's operating expenses. At the same time, Fifth District’s capacity to leverage operating expenses will be enhanced following the increase in capital realized from the infusion of net stock proceeds.

When viewed together, net interest income and operating expenses provide considerable insight into a bank’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, the Bank’s expense coverage ratio equal to 0.97x was less favorable than the Peer Group’s expense coverage ratio of 1.15x based on the average. Importantly, the expense coverage ratio does not capture the impact of non-interest income which is comparatively modest for the Bank as noted below.

Contributions to earnings from non-interest operating income, excluding gains on sale of loans, was lower for the Bank in comparison to the Peer Group, equaling 0.21% versus a median of 0.28% of average assets for the Peer Group. Moreover, the Bank’s earnings were supported by net loan loss recoveries equal to 0.07% of average assets while the Peer Group . Taking non-interest operating income into account in comparing the Bank’s and the Peer Group's earnings, Fifth District’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 94.4% was less favorable than the Peer Group's average efficiency ratio of 79.6%.

As noted earlier, the Bank had net recoveries in allowance for loan and lease loss accounts equal to 0.07% of average assets. The Peer Group also maintained strong asset quality with loan loss provisions equal to 0.07% and 0.03% based on the average and median, respectively. The impact of loan loss provisions on the Bank’s and the Peer Group’s earnings, particularly when taking into consideration the prevailing credit market environment for mortgage-based lenders, were indicative of the favorable asset quality position of the Bank and Peer Group.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

For the 12 months ended December 31, 2023, the Bank reported no non-operating expense, while the Peer Group reported net non-operating losses equal to 0.02% of average assets based on the average. Typically, gains and losses generated from non-operating items are viewed as non-recurring in nature, particularly to the extent such gains and losses result from the sale of investments or other assets are not considered to be part of an institution’s core operations. Extraordinary items were not a factor in either the Bank’s or the Peer Group's earnings.

The Peer Group reported a median effective tax rate of 21.50%, while Fifth District reported an effective tax rate of 15.73%. As indicated in the prospectus, the Bank’s effective marginal tax rate is assumed to equal 21% (reflecting the marginal federal corporate tax rate) when calculating the after-tax return on conversion proceeds. The average tax rate for the Bank is lower than the marginal rate primarily as a result of income on BOLI which is tax advantaged and not included in taxable income.

Loan Composition

Table 3.4 presents data related to the Bank’s and the Peer Group’s loan portfolio compositions (including any investment in MBS). The Bank’s loan portfolio composition reflected a higher concentration of investment in 1-4 family property secured assets (permanent mortgage loans and MBS) than maintained by the Peer Group (85.50% of assets versus 41.16% for the Peer Group). The Bank residential lending emphasis was reflected in the fact that both MBS and 1-4 family mortgage loans exceeded the Peer Group average and median.

Diversification into higher risk and higher yielding types of lending was very limited for the Bank, as the Peer Group reported total loans other than 1-4 family and MBS of 42.33% of assets on average, versus 4.45% for the Bank. The Bank’s mortgage lending emphasis is notable as non-mortgage loans totaled 2.77% of assets while commercial and consumer non-mortgage loans equaled 7.60% for the Peer Group. The Bank has no mortgage loans secured by multi-family or commercial properties and has no intention of offering such loans at the present time.. The relative concentration and diversification of assets in loans translated into a higher risk weighted assets-to-assets ratio for the Peer Group (74.60%) than the Bank (51.55%).

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of December 31, 2023 or the Most Recent Date Available

			Portfolio Composition as a Percent of Assets
			MBS	1-4 Family	Constr. & Land	Multi- Family	Comm RE	Commerc. Business	Consumer	RWA/ Assets	Servicing Assets
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)
Fifth District Bancorp, Inc.		LA
December 31, 2023			13.62%	71.88%	1.69%	0.00%	0.00%	2.58%	0.19%	51.62%	0.00%

All Public Non-MHC Thrifts
Averages			8.74%	27.05%	6.58%	11.62%	19.11%	7.81%	2.15%	79.46%	$27,736
Medians			6.65%	26.26%	4.03%	6.24%	17.09%	4.33%	0.22%	81.00%	$86

Comparable Group
Averages			10.14%	31.02%	6.12%	4.97%	23.64%	5.79%	1.81%	74.60%	$9
Medians			5.86%	32.07%	6.37%	2.89%	22.63%	4.93%	0.51%	74.64%	$0

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	1.93%	6.59%	5.53%	0.58%	35.02%	17.02%	13.66%	93.08%	$0
CLST	Catalyst Bancorp, Inc.	LA	19.37%	31.00%	2.44%	1.26%	7.06%	7.25%	1.07%	55.48%	$0
CULL	Cullman Bancorp, Inc.	AL	2.14%	44.41%	7.20%	0.84%	21.83%	6.18%	0.91%	NA	$0
ECBK	ECB Bancorp, Inc.	MA	3.93%	35.34%	8.34%	23.17%	15.29%	0.70%	0.02%	79.14%	$0
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	14.78%	32.63%	8.92%	3.92%	23.43%	9.22%	0.22%	70.65%	$0
MGYR	Magyar Bancorp, Inc.	NJ	6.92%	27.72%	2.43%	5.08%	37.30%	3.29%	0.25%	75.95%	$0
PBBK	PB Bankshares, Inc.	PA	0.63%	26.26%	2.40%	6.83%	38.71%	6.56%	0.00%	NA	$0
TCBC	TC Bancshares, Inc.	GA	4.79%	36.27%	11.97%	4.35%	28.72%	3.67%	0.76%	73.32%	$0
TCBS	Texas Community Bancshares, Inc.	TX	22.39%	38.48%	8.54%	1.84%	10.19%	2.18%	1.03%	NA	$6
WMPN	William Penn Bancorporation	PA	24.47%	31.51%	3.42%	1.85%	18.86%	1.79%	0.23%	NA	$86

Source:	S&P Capital IQand RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2024 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

Credit Risk

Based on a comparison of credit quality measures, the Bank’s credit risk exposure was considered to be more favorable to that of the Peer Group. At the same time, the Peer Group’s assert quality is considered very strong and they in general, have a limited history of loan losses. As shown in Table 3.5, the Bank’s ratio of NPAs/Assets equaled 0.24% versus a 0.42% ratio for the Peer Group based on the median. The majority of the Bank’s NPAs were non-performing loans which equaled 0.30% of total loans while there was a nominal balance of real estate owned (“REO”). The ratio of reserves in relation to non-performing loans and assets was in excess of 254% which was higher than the Peer Group median of 195%. While the ratio of reserves/loans was lower for the Bank in comparison to the Peer Group, based on ratios of 0.76% and 1.12%, respectively, the lower ratio reflects the more limited credit risk exposure for the Bank based on its credit quality and loan chargeoff history, and the low credit risk nature of the loan portfolio.

Interest Rate Risk

Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group. In terms of balance sheet ratios, Fifth District’s interest rate risk exposure was considered to be greater than the Peer Group owing to the long term fixed rate loans which predominate the Bank’s loan portfolio. In contrast, the Peer Group has been more effective in originating shorter term and/or adjustable rate loans than the Bank. However, the Bank’s interest rate risk exposure is mitigated to an extent by the strong capital position in relation to the Peer Group, even on a pre-conversion basis.

The Bank’s equity-to-assets ratio was slightly higher than the Peer Group even on a pre-conversion basis. Additionally, the IEA/IBL ratio also exceeded the Peer Group average and median while non-earning assets were also higher than the Peer Group average and median based on regulatory data as derived from S&P Capital IQ. The stronger capital and IEA/IBL ratios both favorably impact the Bank’s interest rate risk exposure as the lessen the dependence on the yield-cost spread to sustain the net interest margin for the Bank. At the same time, Fifth Districts traditional thrift operating strategy including the significant investment in longer term fixed rate mortgage loans increases the Bank’s interest rate risk exposure which has been demonstrated empirically over the last 18 months as noted below.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15

Table 3.5

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of December 31, 2023 or the Most Recent Date Available

			REO/ Assets	NPAs & 90+Del/ Assets (1)	NPLs/ Loans (2)	Rsrves/ Loans HFI	Rsrves/ NPLs (2)	Rsrves/ NPAs & 90+Del (1)	Net Loan Chargeoffs (3)	NLCs/ Loans
			(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Fifth District Bancorp, Inc.		LA
December 31, 2023			0.01%	0.24%	0.30%	0.76%	254.05%	244.72%	0.00%	0.00%

All Public Non-MHC Thrifts
Averages			0.03%	0.46%	0.53%	1.04%	309.99%	232.60%	$7,901	0.08%
Medians			0.00%	0.34%	0.40%	0.99%	250.91%	194.34%	$229	0.04%

Comparable Group
Averages			0.04%	0.52%	0.65%	1.12%	244.58%	232.08%	$105	0.02%
Medians			0.01%	0.42%	0.62%	1.07%	194.92%	185.93%	$3	0.01%

Comparable Group
PBBK	PB Bankshares, Inc.	PA	0.00%	0.45%	0.59%	1.38%	232.77%	232.77%	$482	0.04%
WMPN	William Penn Bancorporation	PA	0.02%	0.39%	0.65%	0.76%	118.14%	112.92%	-	0.00%
MGYR	Magyar Bancorp, Inc.	NJ	0.04%	0.56%	0.67%	1.05%	158.41%	148.38%	$3	0.07%
ECBK	ECB Bancorp, Inc.	MA	0.00%	0.09%	0.12%	0.82%	708.24%	708.24%	$-23	0.00%
AFBI	Affinity Bancshares, Inc.	GA	0.34%	1.26%	1.17%	1.36%	115.68%	84.53%	$404	0.06%
CULL	Cullman Bancorp, Inc.	AL	0.00%	0.64%	0.72%	0.96%	132.81%	125.42%	$2	-0.01%
TCBC	TC Bancshares, Inc.	GA	0.00%	0.34%	0.42%	1.28%	306.33%	306.33%	$-49	-0.01%
CLST	Catalyst Bancorp, Inc.	LA	0.02%	0.83%	1.44%	1.47%	101.43%	97.52%	$-21	-0.02%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	0.00%	0.35%	0.43%	1.00%	231.43%	223.48%	-	0.04%
TCBS	Texas Community Bancshares, Inc.	TX	0.04%	0.24%	0.32%	1.09%	340.59%	281.20%	$44	0.02%

(1)  NPAs are defined as nonaccrual loans, accruing loans 90 days or more past due, performing TDRs, and OREO.

(2)  NPLs are defined as nonaccrual loans, accruing loans 90 days or more past due and performing TDRs.

(3)  Net loan chargeoffs are shown on a last twelve month basis.

Source:	S&P Capital IQ and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2024 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16

Table 3.6

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of December 31, 2023 or the Most Recent Data Available

				Balance Sheet Measures
				Tangible		Non-Earn.	Quarterly Change in Net Interest Income
				Equity/	IEA/	Assets/
				Assets	IBL	Assets	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022	9/30/2022

				(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Fifth District Bancorp, Inc.			LA
December 31, 2023				16.2%	116.9%	7.4%	-10	-21	-19	-27	-16	-1

All Public Non-MHC Thrifts
Average				13.0%	134.2%	6.1%	-4	-7	-15	-23	-1	18
Median				11.8%	131.2%	5.9%	-4	-8	-15	-22	-3	16

Comparable Group
Average				15.8%	114.8%	5.9%	-5	-4	-10	-22	-9	20
Median				13.1%	110.5%	5.7%	0	-6	-8	-22	-15	16

Comparable Group
PBBK	PB Bankshares, Inc.	(1)	PA	11.4%	109.8%	3.6%	0	-25	3	-20	25	48
WMPN	William Penn Bancorporation		PA	15.1%	108.4%	9.5%	-22	-20	-11	-22	-9	-1
MGYR	Magyar Bancorp, Inc.		NJ	11.6%	NA	NA	0	-7	-11	-5	-24	16
ECBK	ECB Bancorp, Inc.	(1)	MA	13.6%	114.2%	2.4%	0	-14	-13	-51	-36	17
AFBI	Affinity Bancshares, Inc.		GA	12.5%	110.5%	6.4%	-5	20	-33	-32	-25	10
CULL	Cullman Bancorp, Inc.	(1)	AL	24.3%	126.5%	6.3%	0	11	-17	-11	-21	-1
TCBC	TC Bancshares, Inc.	(1)	GA	18.4%	117.1%	5.7%	0	-26	-4	-21	-6	34
CLST	Catalyst Bancorp, Inc.		LA	31.2%	133.9%	8.6%	2	14	-5	8	22	7
HFBL	Home Federal Bancorp, Inc. of Louisiana		LA	7.4%	103.7%	5.1%	-21	-5	-5	-42	7	41
TCBS	Texas Community Bancshares, Inc.	(1)	TX	12.1%	109.1%	5.3%	0	15	-5	-22	-20	30

NA=Change is greater than 100 basis points during the quarter.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2024 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.17

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Fifth District and the Peer Group. The relative fluctuations in the Bank’s net interest income to average assets ratio were considered to be higher than the Peer Group and, thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.6. In this regard, as short term interest rates increased commencing in the first quarter of 2022, the Bank’s net interest margin diminished by a cumulative 94 basis points versus by 29 basis points cumulatively for the Peer Group. Moreover, the change in the Bank’s ratio of net interest income to assets as measured on a quarterly basis exceeded the Peer Group average in every quarter. The stability of the Bank’s net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level of interest rate sensitive liabilities funding Fifth District’s assets.

Summary

Based on the above analysis, RP Financial concluded the Peer Group forms a reasonable basis for determining the pro forma market value of the Bank. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology prepared pursuant to the regulatory guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Bank’s standard conversion offering.

Appraisal Guidelines

The federal regulatory appraisal guidelines required by the OCC, FRB, the FDIC and state banking agencies specify the pro forma market value methodology for estimating the pro forma market value of an institution. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject Bank to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject Bank is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

The pro forma market value determined herein is a preliminary value for the Bank’s to-be-issued stock. Throughout the stock issuance process, RP Financial will: (1) review changes in the Bank’s operations and financial condition; (2) monitor the Bank’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates and the stock market environment, including the market for thrift stocks; and, (4) monitor pending conversion offerings, both regionally and nationally. If material changes should occur prior to the close of the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Fifth District Bancorp’s value, the market value of the stocks of publicly traded financial institutions or Fifth District Bancorp’s value alone. To the extent a change in factors impacting the Bank’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of Fifth District Bancorp’s coming to market at this time.

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

1.              Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank’s and the Peer Group's financial strengths are noted as follows:

•	Overall A/L Composition. Loans funded by retail deposits were the primary components of both Fifth District’s and the Peer Group's balance sheets. In comparison to the Peer Group, the Bank’s interest-earning asset composition exhibited a similar concentration of loans with a lower level of diversification into high risk-weight loans. The latter characteristic has served to limit both the Bank’s asset yields and overall earnings while also minimizing its credit risk exposure as well. Fifth District’s funding composition was similar to the Peer Group as both funded operations primarily with deposits and the level of borrowings was small for the Peer Group and minimal for the Bank. Overall, the Bank maintained a lower level of interest-earning assets and a lower level of interest-bearing liabilities relative to the comparable ratios for the Peer Group, which translated into a higher IEA/IBL ratio for Fifth District. After factoring in the impact of the net stock proceeds, the Bank’s IEA/IBL ratio will increase in comparison to the recent level based on pre-conversion financial data. On balance, RP Financial concluded that the focus on residential mortgage lending with their lower yield potential and greater interest rate risk exposure was a negative factor in our adjustment for the asset liability mix in comparison to the Peer Group.

•	Credit Quality. Both the Bank and the Peer Group had relatively favorable asset quality measures with Fifth District Bancorp’s ratios being slightly more favorable. Specifically, the ratio of NPAs/Assets was lower while reserve coverage in relation to NPAs was comparatively higher. Loss reserves maintained as percent of loans receivable equaled 0.76% for the Bank, versus 1.07% for the Peer Group and the lower ratio for the Bank is not unexpected given the lower ratio of NPAs and since the majority of loans are secured by lower risk residential properties. Overall, RP Financial concluded that credit quality was a slightly favorable factor in our adjustment for financial condition.

•	Balance Sheet Liquidity. The Bank maintained a broadly similar level of cash and investment securities in comparison to the Peer Group. Moreover, the investment securities portfolio is classified as AFS. Following the infusion of stock proceeds, the Bank’s cash and investments ratio is expected to increase as a portion of the net proceeds will initially be held in short-term liquid funds. The Bank’s future borrowing capacity was considered to be similar to the Peer Group’s borrowing capacity, as the level of borrowings was modest for both. Overall, RP Financial concluded that balance sheet liquidity was a slight positive factor in our adjustment for financial condition.

•	Funding Liabilities. The Bank’s interest-bearing funding composition reflected a slightly higher concentration of deposits and a lower concentration of borrowings relative to the comparable Peer Group median ratios but were broadly comparable overall. Overall, RP Financial concluded that funding liabilities were a neutral factor in our adjustment for financial condition.

•	Equity. The Peer Group currently operates with a lower equity-to-assets ratio than the Bank, even on a pre-conversion basis. Accordingly, following the stock offering, Fifth District Bancorp’s pro forma capital position will exceed the Peer Group’s figures by a greater amount. On balance, RP Financial concluded that equity strength was a positive factor in our adjustment for financial condition.

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

On balance, Fifth District Bancorp’s balance sheet strength was considered to be modestly greater than the Peer Group’s balance sheet strength and, thus, a slight upward adjustment was applied for the Bank’s financial condition.

2.              Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and prospects to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

•	Reported Earnings. Fifth District reported net income of 0.17% of average assets for the 12 months ended December 31, 2023 lower than the median net income of 0.54% of average assets for the Peer Group. As noted in the Peer Group analysis in Section Three, the modestly lower level of earnings was the result of the Bank’s relatively low level of net interest and non-interest income reflective of the Bank’s traditional thrift business model which involved residential mortgage lending for portfolio in conjunction with the recent increase in short term interest rates which has led to spread compression for the Bank.

•	Core Earnings. The Bank did not have any non-operating or otherwise unusual items in its earnings for the most recent twelve month period. Accordingly, reported and core earnings were equivalent. Similarly, non-operating items were also at nominal levels for the Peer Group. Overall, in evaluating the Bank’s core earnings in relation to the Peer Group, we considered that Fifth District’s core earnings will remain below the Peer Group average and median even after the expected earnings benefit from deployment of the proceeds which will be diminished by expenses associated with the stock benefit plans and operating as a publicly-traded company. Overall, the lower ROA and higher capital level will translate into a lower return on equity and thus, RP Financial concluded that this was a negative factor in our adjustment for profitability, growth and viability of earnings.

•	Interest Rate Risk. Quarterly changes in the Bank’s and the Peer Group's net interest income to average assets ratios indicated a greater level of volatility was associated with Fifth District Bancorp’s net interest margin. In this regard, the Bank’s earnings are subject to erosion as short term market interest rates have increased and deposits have repriced upward more rapidly than the yield on loans. This characteristic is consistent the Bank’s traditional thrift operating strategy which has benefited the Bank with respect to its ability to limit the level of operating expenses. Other measures of interest rate risk, such as IEA/IBL ratios and the level of capital in terms of the equity/assets ratio were more favorable for the Bank. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Bank with equity-to-assets and IEA/ILB ratios that are more favorable than the Peer Group’s ratios, as well as enhance the stability of the Bank’s net interest margin. Accordingly, on balance notwithstanding the positive factors related to the Bank’s strong capital ratio, interest rate risk was a negative factor in our adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

•	Credit Risk. The impact of future credit losses is considered to be nominal for the Bank and only marginally higher for the Peer Group, primarily reflecting the greater inherent risk in their higher risk-weight loan portfolios which included a higher level of commercial mortgage and non-mortgage loans as well as multi-family and construction loans. Overall, RP Financial concluded that credit risk was a slight positive factor in our adjustment for profitability, growth and viability of earnings for the Bank, the upward assessment was mitigated by the fact that the Peer Group also maintained very strong asset quality and had a limited history of credit-related losses.

•	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Bank currently maintains lower yields and spreads than the Peer Group, which would tend to result in a continuation of the Bank’s lower net interest margin going forward. Second, the infusion of stock proceeds will provide the Bank with favorable growth potential through leverage as currently maintained by the Peer Group. At the same time, the Bank has had ample capacity to grow in the recent past and has been unable to achieve meaningful assets growth. Overall, Fifth District’s earnings growth potential was considered to be less favorable than the Peer Group as the factors which have limited growth of the loan portfolio in the past (i.e., mortgage demand has been suppressed by limited demand as low rate residential mortgages originated in the past limit transaction activity and increasing property insurance rates have impacted housing affordability). On balance, the Bank’s earnings growth potential was a negative factor in our adjustment for profitability, growth and viability of earnings.

•	Return on Equity. Currently, the Bank‘s core ROE is lower than the Peer Group’s core ROE. As the result of the increase in equity that will be realized from the infusion of net stock proceeds into the Company’s equity, the Company’s pro forma return equity on a core earnings basis will be lower than the Peer Group’s core ROE. Accordingly, this was a negative factor in the adjustment for profitability, growth and viability of earnings.

 On balance, Fifth District’s pro forma earnings strength was considered to be less favorable than the Peer Group’s and, thus, a moderate downward adjustment was applied for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

3.              Asset Growth

Comparative asset growth rates for the Bank and the Peer Group showed a 1.27% annual increase in the Bank’s assets over the most recent 12 month period, versus average and median increases of 10.42% and 8.45% over the most recent 12 month period for the Peer Group. Similarly, loan growth for the Bank also fell short of the Peer Group average and median (3.96% for the Bank versus an average and median of 10.81% and 8.34% for the Peer Group). Overall, the Bank’s recent asset growth trends would tend to be viewed as less favorable relative to the Peer Group’s asset growth trends in terms of supporting future earnings growth. On a pro forma basis, the Bank’s tangible equity-to-assets ratio will be higher than the Peer Group's tangible equity-to-assets ratio, providing the Bank with greater leverage capacity as maintained by the Peer Group. At the same time, as described in the assessment of the Bank’s earnings growth potential in comparison to the Peer Group, the Bank has had ample capacity to grow in the recent past and has been unable to achieve assets growth in excess of peer and market averages. On balance, a slight downward adjustment was applied for the asset growth valuation parameter.

4.              Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Fifth District Bancorp serves the New Orleans metropolitan area through the main office in New Orleans and maintains a total of four offices in Jefferson Parish as well as two offices in other areas within the New Orleans metropolitan area including two offices in Orleans Parish and one office in Saint Tammany Parish. Within this market, the Bank faces significant competition for loans and deposits from both community-based institutions and larger regional financial institutions, which provide a broader array of services and have significantly larger branch networks. However, the Peer Group companies by virtue of their relatively comparable size relative to Fifth District Bancorp also face numerous and/or large competitors.

Demographic and economic trends and characteristics in the Bank’s primary market area are presented in Exhibit III-4 along with Peer Group comparable data. In this regard, the total population of Orleans County where the Bank’s main office and one branch is located is similar to the Peer Group average but above the Peer Group median population total In addition, the historical and projected population growth rate in Orleans and Jefferson Counties reflects a shrinking trend whereas the Peer Group’s markets have generally realized growth based on the average and median. While these demographic trends are less favorable for the Bank, the per capita income level in the Bank’s three county market fell between the Peer Group average and median.

RP® Financial, LC.	VALUATION ANALYSIS
IV.7

The deposit market share exhibited by the Bank in all three Parishes where the Bank operates branch offices is below the Peer Group average and median, indicative of the larger market within which the Bank operates, while several of the Peer Group members operate in smaller demographic areas. As shown in Table 4.1, the average unemployment rate for the primary market area counties served by the Peer Group companies was nominally lower than the three markets served by the Bank. On balance, we concluded that no adjustment was appropriate for the Bank’s market area.

Table 4.1

Fifth District Bank

Peer Group Market Area Unemployment Rates

		Unemployment
		Rate
	County	December 2023
Fifth District Bank	Orleans, LA	4.4%
	Jefferson, LA	3.5%
	Saint Tammany, LA	3.4%

Peer Group Average		3.3%

Peer Group
Affinity Bancshares, Inc.	Newton, GA	3.6%
Catalyst Bancorp, Inc.	Saint Landry, LA	4.5%
Cullman Bancorp, Inc.	Cullman, AL	2.1%
ECB Bancorp, Inc.	Middlesex, MA	3.0%
Home Federal Bancorp, Inc. of Louisiana	Caddo, LA	4.1%
Magyar Bancorp, Inc.	Middlesex, NJ	4.1%
PB Bankshares, Inc.	Chester, PA	2.1%
TC Bancshares, Inc.	Grady, GA	2.8%
Texas Community Bancshares, Inc.	Wood, TX	3.8%
William Penn Bancorporation	Bucks, PA	2.5%

5.             Dividends

At this time the Bank has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

RP® Financial, LC.	VALUATION ANALYSIS
IV.8

Six out of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.71% to 3.75%. The average dividend yield on the stocks of the Peer Group institutions equaled 1.53% as of February 9, 2024, reflecting the yield of the ten companies which have a regular dividend policy. Comparatively, as of February 9, 2024, the average dividend yield on the stocks of all fully-converted publicly-traded thrifts equaled 2.65%.

Overall, following the conversion, the Bank’s capacity to pay dividends is viewed to be comparable to the Peer Group’s capacity to pay dividends based on its pro forma capitalization and earnings levels (i.e., higher capital mitigates lower earnings). On balance, we concluded that no adjustment was warranted for this factor.

6.              Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All of the Peer Group companies trade on NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $32.8 million to $120.8 million as of February 9, 2024, with average and median market values of $71.7 million and $66.9 million, respectively. The shares issued and outstanding of the Peer Group companies ranged from 2.5 million to 9.4 million, with average and median shares outstanding equal to 5.6 million. The Bank’s stock offering is expected to provide for a pro forma market value that will approximate the Peer Group average and median while the pro forma shares outstanding will equal or exceed the Peer Group average and median. Following the conversion, the Bank’s stock will be traded on the NASDAQ Capital Market. Overall, we anticipate that the Bank’s stock will have a comparable level of trading as the Peer Group companies on average and, therefore, we concluded that no adjustment was necessary for this factor.

7.              Marketing of the Issue

Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHC’s, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held Bank and stock trading history; and (3) the thrift acquisition market. All three of these markets were considered in the valuation of the Bank’s to-be-issued stock.

RP® Financial, LC.	VALUATION ANALYSIS
IV.9

A.             The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays various stock price indices as of February 9, 2024.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. The positive trend in the broader stock market generally was sustained during the first half of April 2023, as data suggesting that inflation was easing heightened optimism that the Federal Reserve could be nearing an end to its current round of interest rate increases. Growing fears of an economic slowdown pulled stocks lower heading into late-April, which was followed by stocks rallying at the end of April as a strong round of earnings reports helped the broader stock market to advance for a second month in a row. Stocks faltered at the start of May, as investors moved into safe-haven investments following the takeover of First Republic Bank by regulators and the Federal Reserve’s decision to increase its benchmark rate by another quarter-point. An upbeat jobs report for April propelled stocks higher to close out the first week of May. Major U.S. stock indexes traded in a narrow range to start the second week of May, although the NASDAQ edged up to return to bull-market territory. Debt-ceiling negotiations were a prominent factor in the day-to-day fluctuations that prevailed in the broader stock market going into the second half of May, as investors reacted to positive and negative developments in the negotiations and the likelihood that an agreement would be reached. An agreement to raise the debt-ceiling and stronger-than-expected job growth reflected in the May employment report spurred a stock market rally at the end of May and the start of June. Data showing the inflation rate for May slowed contributed to stocks advancing ahead of the Federal Reserve’s mid-June meeting, with the S&P 500 moving into bull market territory and closing at its highest point in over a year. Stocks ended mixed after the Federal Reserve opted not to raise interest rates at the conclusion of its mid-June meeting, while emphasizing that further rate increases lied ahead. A stronger-than-expected increase in May retail sales sparked a one-day rally following the Federal Reserve’s policy meeting. Major U.S. stock indexes retreated heading into the second half of June, as investors assessed Congressional testimony by the Federal Reserve Chairman that the Federal Reserve would likely raise interest rates over the next few months. Investor optimism that inflation was easing and a stretch of favorable economic data helped to fuel a stock market rally to close out the second quarter, with all 11 of the S&P 500’s industry sectors posting gains for the month of June.

RP® Financial, LC.	VALUATION ANALYSIS
IV.10

Stocks moved lower at the start of the third quarter of 2023, as investors eyed potential headwinds for the global economy following a sharper-than-expected decline in China’s activity for services and a stretch of strong U.S. economic data hardened expectations of further interest rate increases by the Federal Reserve. Inflation data for June coming in cooler than expected and higher oil prices driving a rebound in energy shares contributed to major U.S. stock indexes advancing heading into mid-July. Momentum from encouraging reports on inflation and generally favorable second quarter earnings reports sustained an upward trend in the broader stock through the second half of July, with the Dow Jones Industrial Average (“DJIA”) notching 13 consecutive advances for the first time since January 1987. After the winning streak in the DJIA came to an end in late-July, the broader stock market closed out July trading higher as investors embraced more signs that the pace of inflation was slowing and continued strength in the economy reduced expectations of the U.S. economy going into a recession. For the month of July, the S&P 500, NASDAQ and DJIA notched monthly gains of 3.1%, 4.0% and 3.3%, respectively. A downgrade of the credit rating for U.S. debt triggered a wave of selling in the broader stock market at the beginning of August, which was followed by the major U.S. stock indexes seesawing higher and lower heading into mid-August. A rise in long-term Treasury yields and worries about a possible resurgence in inflation weighed on major U.S. stock indexes in mid-August. Worries about the strength of the consumer economy after disappointing earnings from some major retailers contributed to stocks slipping further going into the second half of August. Economically sensitive shares led a broader stock market advance at the end of August, as comments by the Federal Reserve Chairman and data showing signs of a cooling economy raised expectations that inflation was easing sufficiently to head off additional interest rate increases. The late-August rally was not enough to push the major indexes into positive territory for the month of August, as the S&P 500 and NASDAQ snapped five-month winning streaks and the DJIA posted its first loss since May. Fresh data that fanned inflation fears depressed the major stock indexes in early-September, which was followed by a mixed trading range for the broader stock through mid-September as inflation and consumer spending data solidified expectations that the Federal Reserve would hold rates steady at its September policy meeting. The highest Treasury yields in more than a decade prompted a selloff following the Federal Reserve’s September policy meeting and decision to hold interest rates steady, as the Federal Reserve signaled it may not be done hiking rates in 2023. The growing possibility that higher interest rates would continue for a while dragged stocks lower to close out the third quarter, with the S&P 500 posting its worst month in 2023.

RP® Financial, LC.	VALUATION ANALYSIS
IV.11

An intensifying bond selloff sparked more stock market losses at the beginning of the fourth quarter of 2023, which pushed the DJIA into negative territory for the year. Stocks rallied to closeout the first week of trading in October, as investors warmed to September’s employment report which showed stronger-than-expected job growth. Optimism that the Federal Reserve’s campaign to raise interest rates was winding down and that the Israel-Hamas conflict would not have a major impact on the global economy contributed to stock advances through mid-October, which was followed by higher long-term Treasury yields weighing on stocks going into the second half of October. A decline in long-term Treasury yields contributed to stocks advancing at the end of October and the start of November, as investors reacted to the Federal Reserve’s decision to hold interest rates steady and October’s employment report showing a slowdown in job growth. As Treasury yields retreated with growing evidence of a gradually cooling economy and heightened expectations that the Federal Reserve was done raising interest rates, the positive trend in the broader stock market was generally sustained through the balance of November with November being the best month for all three of the major U.S. stock indexes in more than a year. All three of the major U.S. stock indexes ended the first full week of December closing at their highest level of the year, as November ‘s employment report added to optimism that the U.S. economy was gliding toward a soft landing. The broader stock market rally was sustained through mid-December, as investors were cheered by the Federal Reserve’s vote to hold interest rate steady and indications that it was pivoting towards cutting rates in 2024. All three of the major U.S. stock indexes recorded weekly gains for an eighth consecutive week heading into the last week of 2023.

RP® Financial, LC.	VALUATION ANALYSIS
IV.12

Stock market performance was mixed in in January as better-than-expected economic returns and a hawkish Federal Reserve weighed on markets. The U.S. economy expanded at an annualized rate of 3.3% in the fourth quarter fueled by strong consumer spending. Spending data released last month still point to a resilient consumer with personal consumption expenditures beating expectations and rising 0.7% over December. In addition, jobs data beat expectations, rising to nine million job-openings in December. In a widely expected move, the Fed held rates steady at a range of 5.25%-5.50%, with Fed Chair Jerome Powell signaling that a rate cut at the next meeting in March is unlikely. As a result, longer-tenor interest rates rose with the 10-and 30-year Treasury yields rising seven and 16 basis points, respectively. Importantly, while the S&P 500 Index gained in January, the gains were largely concentrated in large cap stock as small-cap equities underperformed with the Russell 2000 falling 3.9% as uncertainty surrounding interest rates weighed on sentiment.

On February 9, 2024, , the DJIA closed at 38,671.69, an increase of 14.1% from one year ago and an increase of 2.6% year-to-date, and the NASDAQ closed at 15,990.66, an increase of 36.5% from one year ago and an increase of 6.5% year-to-date. The S&P 500 Index closed at 5026.61 on February 9, 2024, an increase of 22.9% from one year ago and an increase of 5.4% year-to-date.

The market for thrift stocks has also experienced varied trends in recent quarters. Data indicating that the labor market was softening translated into bank stocks trading lower at the start of the second quarter of 2023, which was followed by an upswing in bank stocks through mid-April. Factors contributing to the positive trend in bank stocks included a stronger-than-expected jobs report for March, data showing a slower pace of inflation and some big banks reporting better-than-expected earnings at the start of the first quarter earnings season. Heightened recession fears pressured financial shares lower in the second half of April, which was followed by a more pronounced selloff in bank stocks at the beginning of May. Persistent worries about regional banks and the economy were noted factors that fueled the retreat in bank stocks. The better-than-expected employment report for April helped banks stocks to reverse course and rally along with the broader stock market to close out the first week of May. Amid ongoing debt-ceiling negotiations, bank stocks traded in a narrow range heading into mid-May and then contributed to mid-May gains in the broader stock market following a positive update on the progress of the debt-ceiling negotiations. There was little movement in banks shares during the second half of May, which was followed by bank issues rallying higher through the first two weeks of June. A deal to avert a default on U.S. debt and a better-than-expected jobs report for May were prominent factors that keyed the upswing in bank stocks. Financial shares traded in a narrow range through the mid-June meeting of the Federal Reserve and then retreated heading into the last week of June in response to Congressional testimony by the Federal Reserve Chairman that indicated the Federal Reserve was poised to raise interest rates further in the coming months. Financial shares participated in the broader stock market rally in the final trading sessions of the second quarter, with the S&P U.S. BMI Banks Index recording an overall gain of 5.9% for the month of June.

RP® Financial, LC.	VALUATION ANALYSIS
IV.13

After ticking higher at the start of the third quarter of 2023, bank shares slid ahead of June’s employment report as strong economic data raised expectations that the Federal Reserve would raise interest rates at its July meeting. A 3.0% increase in the June CPI, which was the slowest pace since March 2021, spurred a positive trend in economically sensitive shares through mid-July. Favorable second quarter earnings results coming out of the banking sector and additional economic reports showing a softening in inflation supported a positive trend in bank stocks during the second half of July. Financial shares trended lower through the first two weeks of August, as investors reacted to credit downgrades of U.S. debt and 10 regional banks in tandem with the release of the Federal Reserve’s minutes from its most recent policy meeting that indicated the central bankers would be reluctant to cut interest rates with inflation remaining above its 2% target. With inflation showing signs of cooling and the expectation that the Federal Reserve would hold interest rates steady in September, bank stocks stabilized through the second half of August. Renewed inflation fears prompted by data showing that the U.S. economy was not slowing down factored into bank stocks edging lower at the beginning of September. Bank stocks edged higher going into mid-September, as reports showing that higher inflation and an increase in consumer spending were largely related to higher gas prices eased concerns that the Federal Reserve would raise rates at its September policy meeting. Rate sensitive shares took a hit after the Federal Reserve voted to hold interest rates steady, while warning of the possibility of another rate increase in 2023.

Higher interest rates pressured bank stocks lower at the beginning of October 2023, as investors gravitated towards higher yielding and less-risky Treasury bonds. Bank stocks participated in the rally that was triggered by September’s employment report showing a surge in U.S. job growth, which was followed by financial shares sputtering lower in the second half of October as more third quarter earnings reports showed earnings coming under pressure as the result of interest rate spread compression. Lower long-term Treasury yields, which was facilitated by the Federal Reserve’s decision to extend the pause in hiking interest rates and a slowdown in job growth in October, translated into bank shares edging higher at the end of October and the start of November. Bank shares rallied in mid-November after October’s CPI report showed a slowdown in inflation and then traded in a narrow range into late-November. Indications from the Federal Reserve that it was done raising interest rates and November’s employment report showing a gradual cooling of a still-solid labor market helped to sustain the positive trend in bank stocks going into mid-December. November’s CPI report showing a slightly slower pace of inflation and expectations that the Federal Reserve would begin to cut rates in 2024 added to gains in the banking sector through mid-December, which was followed by bank stocks trading in a narrow range to close out the final two weeks of 2023.

RP® Financial, LC.	VALUATION ANALYSIS
IV.14

Bank stocks were mixed in the first month of 2024 as investors waited for more information on the prospects for a Federal Reserve rate cut and as concerns regarding credit quality and pressures on spreads attributable to increasing funding costs continued to weigh on many institutions as fourth quarter earnings and other financial data were released though the end of the month. On February 9, 2024, the S&P U.S. BMI Banks Index closed at 153.0, a decrease of 3.20% from one year ago and an decrease of 1.1% year-to-date. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays various stock price indices as of February 9, 2024.

B.             The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book ("P/B") ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

RP® Financial, LC.	VALUATION ANALYSIS
IV.15

As shown in Table 4.2, there have been six standard conversions, five second step conversion and three mutual holding company offering completed over the last twelve months. The six recently completed standard conversion offerings which are most relevant to the Bank’s offering have all been completed since January 2023. On average, the standard conversion offerings which are more relevant to the Bank’s offering closed at 54.5% pro forma P/TB ratio and had the average gross proceeds was $113.8 million. However, the average is skewed upward by NB Bancorp’s very large offering (at $410 million of gross proceeds). Important from a valuation perspective, the companies completing standard conversions in recent periods had comparatively stronger pro forma earnings in comparison to Fifth District (0.7% and 0.8% based on the average and median) which will be taken into account in the Bank’s pro forma valuation.

C.             The Acquisition Market

Also considered in the valuation was the potential impact on Fifth District Bancorp’s holding company’s stock price of recently completed and pending acquisitions of other savings institutions operating in Louisiana. As shown in Exhibit IV-4, there have been 15 bank and thrift acquisitions completed from the beginning of 2019 through year-to-date 2024, of which three involved savings institutions. To the extent that acquisition speculation may impact the Bank’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Bank’s market and, thus, are subject to the same type of acquisition speculation that may influence Fifth District Bancorp’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Fifth District Bancorp’s stock would tend to be less compared to the stocks of the Peer Group companies.

RP® Financial, LC.	VALUATION ANALYSIS
IV.16

Table 4.2

Pricing Characteristics and After-Market Trends

Conversions Completed in Last 18 Months

Institutional Information			Pre-Conversion Data				Offering Information				Pro Forma Data								Post-IPO Pricing Trends
			Financial Info.		Asset Quality		Excluding Foundation				Pricing Ratios(2)(5)				Financial Charac.				Closing Price:
																			First		After		After
	Conversion			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		Core			Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.	P/TB	P/E		P/A	ROA	TE/A	ROE	Price	Day	Chg	Week(3)	Chg	Month(4)	Chg	2/9/2024	Chg
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)	(%)	(x)		(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
NB Bancorp, Inc., MA	12/28/23	NBBK-NASDAQ	$4,232	8.64%	0.33%	235%	$410.0	100%	132%	2.0%	59.5%	11.9	x	9.3%	0.8%	15.7%	5.0%	$10.00	$13.77	37.7%	$13.61	36.1%	$14.68	46.8%	$14.03	40.3%
Central Plains Bancshares, Inc., NE	10/20/23	CPBI-NASDAQ	$450	8.59%	0.20%	767%	$41.3	100%	129%	4.7%	56.5%	9.8	x	8.5%	0.9%	15.1%	5.7%	$10.00	$9.10	-9.0%	$9.07	-9.3%	$9.89	-1.1%	$10.02	0.2%
PFS Bancorp, Inc., IL	10/18/23	PFSB-NASDAQ	$185	11.01%	0.39%	82%	$17.3	100%	115%	9.6%	50.9%	20.0	x	8.7%	0.4%	17.1%	2.5%	$10.00	$9.00	-10.0%	$8.90	-11.0%	$8.90	-11.0%	$9.19	-8.1%
SR Bancorp, Inc., NJ*	9/20/23	SRBK-NASDAQ	$1,084	10.89%	0.02%	759%	$90.6	100%	113%	4.0%	57.3%	12.2	x	8.2%	0.7%	14.7%	4.0%	$10.00	$9.28	-7.2%	$8.60	-14.0%	$8.15	-18.5%	$9.35	-6.5%
Mercer Bancorp, Inc., OH	7/27/23	MSBB-OTCQB	$149	10.00%	0.39%	164%	$9.7	100%	91%	15.9%	46.5%	7.7	x	6.6%	0.9%	14.1%	6.1%	$10.00	$13.00	30.0%	$13.00	30.0%	$13.00	30.0%	$13.21	32.1%
ECB Bancorp, Inc., MA*	7/28/22	ECBK-NASDAQ	$689	11.42%	0.11%	589%	$89.2	100%	96%	2.7%	59.3%	19.1	x	12.0%	0.6%	20.2%	3.1%	$10.00	$14.09	40.9%	$14.13	41.3%	$14.06	40.6%	$12.87	28.7%
VWF Bancorp, Inc., OH	7/14/22	VWFB-OTCQB	$137	17.62%	0.17%	96%	$19.2	100%	87%	7.8%	51.8%	NM		12.8%	0.1%	24.8%	0.3%	$10.00	$12.90	29.0%	$14.50	45.0%	$14.90	49.0%	$16.25	62.5%

Averages - Standard Conversions:			$989	11.17%	0.23%	385%	$96.7	100%	109%	6.6%	54.6%	13.5	x	9.4%	0.6%	17.4%	3.8%	$10.00	$11.59	15.9%	$11.69	16.9%	$11.94	19.4%	$12.13	21.3%
Medians - Standard Conversions:			$450	10.89%	0.20%	235%	$41.3	100%	113%	4.7%	56.5%	12.1	x	8.7%	0.7%	15.7%	4.0%	$10.00	$12.90	29.0%	$13.00	30.0%	$13.00	30.0%	$12.87	28.7%

Second Step Conversions
Gouverneur Bancorp, Inc., NY*	11/1/23	GOVB-OTCQB	$203	13.03%	0.28%	140%	$7.2	65%	85%	21.2%	44.0%	12.2	x	5.3%	0.4%	12.5%	2.9%	$10.00	$8.97	-10.3%	$9.00	-10.0%	$9.97	-0.3%	$10.75	7.5%
BV Financial, Inc., MD*	8/1/23	BVFL-NASDAQ	$858	11.74%	0.77%	176%	$98.0	86%	85%	2.4%	67.3%	9.5	x	12.1%	1.3%	18.3%	6.5%	$10.00	$10.24	2.4%	$9.92	-0.8%	$9.73	-2.7%	$12.92	29.2%
First Seacoast Bancorp, Inc., NH	1/20/23	FSEA-NASDAQ	$524	9.11%	0.00%	717%	$28.1	55%	85%	5.7%	74.1%	30.6	x	9.3%	0.3%	12.6%	2.4%	$10.00	$10.35	3.5%	$10.39	3.9%	$10.28	2.8%	$8.59	-14.1%

Averages - Second Step Conversions:			$528	11.29%	0.35%	344%	$44.4	69%	85%	9.8%	61.8%	17.4	x	8.9%	0.7%	14.4%	3.9%	$10.00	$9.85	-1.5%	$9.77	-2.3%	$9.99	-0.1%	$10.75	7.5%
Medians - Second Step Conversions:			$524	11.74%	0.28%	176%	$28.1	65%	85%	5.7%	67.3%	12.2	x	9.3%	0.4%	12.6%	2.9%	$10.00	$10.24	2.4%	$9.92	-0.8%	$9.97	-0.3%	$10.75	7.5%

(1)	As a percent of MHC offering for MHC transactions.
(2)	Does not take into account the adoption of SOP 93-6.
(3)	Latest price if offering is less than one week old.
(4)	Latest price if offering is more than one week but less than one month old.
(5)	Mutual holding company pro forma data on full conversion basis.
(6)	Simultaneously completed acquisition of another financial institution.
(7)	Simultaneously converted to a commercial bank charter.
(8)	Former credit union.

2/9/2024

RP® Financial, LC.	VALUATION ANALYSIS
IV.17

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks. Overall, the number of thrift conversions has been limited and conditions in the financial institution equity markets have been volatile. In this regard, notwithstanding substantial gains in the broader market indices, the S&P BMI index is down from one year ago and many community banks are experiencing earnings pressures from spread compression, as funding costs have increased at a faster pace than asset yields. Thrift equity investors continue to be concerned that the Fed may be slow to reduce interest rates as inflation remains higher than the preferred targets. Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

The Bank’s management team appears to have experience and expertise in all of the key areas of the Bank’s operations. In the most recent year, the Bank has commenced making a significant investment in management through hiring senior level management to fill certain key positions and retraining certain other key officers to facilitate implementation of the Bank’s strategic plan. Exhibit IV-5 provides summary resumes of the Bank’s Board of Directors and senior management.

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted, FDIC insured institution, Fifth District Bank will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects Fifth District Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

RP® Financial, LC.	VALUATION ANALYSIS
IV.18

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Bank’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Valuation Adjustments

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	Slight Downward
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the FDIC and the FRB, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock -- price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches – all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters as incorporated into the offering prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses and for the foundation contribution. The assumptions for the transaction have been summarized in Exhibits IV-7 and IV-8.

RP® Financial, LC.	VALUATION ANALYSIS
IV.19

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. However, given that the Bank’s pro forma earnings was at low levels relative to assets and equity, the P/E approach the P/E approach was less meaningful for the Bank’s valuation than would have otherwise been the case if the return on assets and equity measures on a reported and pro forma basis had more closely approximated the Peer Group average and median.

•	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Bank will adopt “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which results in earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of ASC 718-40 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above and the dilutive impact of the stock contribution to the Foundation, RP Financial concluded that, as of February 9, 2024, the pro forma market value of Fifth District Bank’s conversion stock was $67,320,000 at the midpoint, equal to $6,732,000 shares at $10.00 per share.

RP® Financial, LC.	VALUATION ANALYSIS
IV.20

1.              Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank’s reported earnings equaled $797,442 for the twelve months ended December 31, 2023. Based on the Bank’s audited financial statements, there were no non-operating income or expense items during the most recent 12-month period and thus core earnings were deemed to be equal to reported earnings.

Based on the Bank’s reported earnings and incorporating the impact of the pro forma assumptions discussed previously, the Bank’s pro forma core P/E multiples at the $67.32 million midpoint value equaled 56.76x, indicating very high premiums of 221.3% and 239.1% relative to the Peer Group’s average and median core earnings multiples of 17.67x and 16.74x, respectively (see Table 4.3). In comparison to the Peer Group’s average and median reported earnings multiples of 15.19x and 14.95x, respectively, the Bank’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 273.8% and 279.7%, respectively. The Bank’s pro forma P/E ratios based on core earnings at the minimum and the maximum equaled 51.55x and 61.37x, respectively.

2.              Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Bank’s pro forma book value. Based on the $67.32 million midpoint valuation, the Bank’s pro forma P/B and P/TB ratios both equaled 50.45%. In comparison to the average P/B and P/TB ratios for the Peer Group of 79.06% and 81.79%, the Bank’s ratios reflected a discount of 36.2% on a P/B basis and a discount of 38.3% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 78.71% and 79.10%, respectively, the Bank’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 35.9% and 36.2%, respectively. At the top of the super maximum, the Bank’s P/B and P/TB ratios both equaled 58.31%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super maximum reflected discounts of 26.2% and 28.7%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super maximum reflected discounts of 25.9% and 26.3%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value. The discounts reflected under the P/B approach were also supported by the indicated premiums to Bank’s pro forma earnings multiples which were in a range of 221% to 279% based on the midpoint valuation and 274% to 342% at the superrange of value.

RP® Financial, LC.	VALUATION ANALYSIS
IV.21

Table 4.3

Public Market Pricing Versus Peer Group

Ffith District Bancorp, Inc.

As of February 9, 2024

				Market		Per Share Data
				Capitalization		Core	Book								Dividends(4)			Financial Characteristics(6)
				Price/	Market	12 Month	Value/	Pricing Ratios(3)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported (5)		Core (5)		Offfering
				Share(1)	Value	EPS(2)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	Amount
				($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($Mil)
Fifth District Bancorp, Inc.
Supermaximum				$10.00	$88.61	$0.15	$17.15	66.07	x	58.31%	15.97%	58.31%	66.07	x	$0.00	0.00%	0.00%	$555	27.38%	27.38%	0.21%	0.24%	0.88%	0.24%	0.88%	$87.29
Maximum				$10.00	$77.22	$0.16	$18.40	61.37	x	54.35%	14.17%	54.35%	61.37	x	$0.00	0.00%	0.00%	$545	26.06%	26.06%	0.21%	0.23%	0.89%	0.23%	0.89%	$75.90
Midpoint				$10.00	$67.32	$0.18	$19.82	56.76	x	50.45%	12.55%	50.45%	56.76	x	$0.00	0.00%	0.00%	$536	24.87%	24.87%	0.21%	0.22%	0.89%	0.22%	0.89%	$66.00
Minimum				$10.00	$57.42	$0.19	$21.73	51.55	x	46.02%	10.88%	46.02%	51.55	x	$0.00	0.00%	0.00%	$528	23.65%	23.65%	0.22%	0.21%	0.89%	0.21%	0.89%	$56.10

All Fully-Converted, Publicly-Traded Thrift Institutions
Averages				$18.69	$408.97	$1.25	$21.85	14.23		85.41%	9.77%	95.91%	14.36		$0.45	2.65%	67.41%	$5,667	13.29%	12.92%	0.41%	0.51%	4.29%	0.56%	4.71%
Medians				$12.09	$122.59	$0.66	$16.95	12.04		77.66%	8.34%	80.24%	12.65		$0.29	2.25%	46.75%	$1,670	11.90%	11.71%	0.32%	0.56%	4.74%	0.48%	4.54%

Valuation Peer Group
Averages				$13.05	$71.74	$0.59	$16.55	15.19		79.06%	12.04%	81.79%	17.67		$0.19	1.53%	111.39%	$643	16.08%	15.77%	0.31%	0.47%	3.54%	0.50%	3.87%
Medians				$13.01	$66.91	$0.54	$16.85	14.95		78.71%	11.33%	79.10%	16.74		$0.12	1.05%	33.90%	$547	14.02%	13.07%	0.28%	0.54%	3.44%	0.46%	3.61%

Valuation Peer Group
AFBI	Affinity Bancshares, Inc.		GA	$16.79	$107.74	$1.00	$18.94	17.13	x	88.66%	12.78%	104.45%	16.74	x	NA	NA	NA	$843	14.41%	12.50%	NA	0.75%	5.43%	0.76%	5.55%
CLST	Catalyst Bancorp, Inc.		LA	$11.92	$56.75	$0.09	$17.77	NM		67.07%	20.95%	67.07%	NM		NA	NA	NA	$271	31.24%	31.24%	0.75%	0.23%	0.71%	0.14%	0.45%
CULL	Cullman Bancorp, Inc.	(7)	AL	$10.79	$75.11	$0.57	$13.89	18.93	x	77.68%	18.00%	77.68%	18.90	x	$0.12	1.11%	21.05%	$417	24.25%	24.25%	0.00%	0.97%	4.04%	0.98%	4.05%
ECBK	ECB Bancorp, Inc.	(7)	MA	$12.87	$120.83	$0.54	$18.00	23.40	x	71.51%	9.96%	71.51%	23.70	x	NA	NA	NA	$1,214	13.64%	13.64%	NA	0.42%	2.83%	0.41%	2.80%
HFBL	Home Federal Bancorp, Inc. of Louisiana		LA	$13.34	$40.56	$1.69	$16.73	9.14	x	79.73%	6.20%	86.91%	7.88	x	$0.50	3.75%	33.90%	$654	8.04%	7.42%	NA	0.68%	8.83%	0.79%	10.25%
MGYR	Magyar Bancorp, Inc.		NJ	$11.50	$77.99	NA	$16.03	9.75	x	71.74%	8.51%	71.74%	9.75	x	$0.20	1.74%	18.64%	$917	11.63%	11.63%	NA	0.87%	7.40%	0.87%	7.40%
PBBK	PB Bankshares, Inc.	(7)	PA	$13.15	$32.83	$0.80	$16.97	12.77	x	77.49%	8.02%	77.49%	16.48	x	NA	NA	NA	$409	11.38%	11.38%	0.20%	0.66%	5.42%	0.51%	4.18%
TCBC	TC Bancshares, Inc.	(7)	GA	$13.99	$58.72	$0.03	$17.38	NM		80.51%	13.35%	80.51%	NM		$0.10	0.71%	333.33%	$440	18.45%	18.45%	0.27%	0.04%	0.18%	0.03%	0.17%
TCBS	Texas Community Bancshares, Inc.	(7)	TX	$14.09	$45.21	$0.47	$16.40	NM		85.88%	10.35%	86.36%	30.23	x	$0.12	0.85%	NA	$437	12.19%	12.13%	0.28%	0.00%	0.02%	0.35%	3.17%
WMPN	William Penn Bancorporation		PA	$12.09	$101.64	$0.10	$13.38	NM		90.36%	12.31%	94.23%	NM		$0.12	0.99%	150.00%	$826	15.61%	15.07%	0.38%	0.11%	0.59%	0.12%	0.68%

(1)	Closing price at date indicated, market value equal to public (minority shares) times current stock price.
(2)	Core earnings reflect net income less non-recurring items
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(4)	Dividend is as of most recent quarterly dividend. Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(7)	Current Quarter is December 31, 2023, footnote reflects data as of September 30, 2023, or most recent date

Source: S&P Capital IQ and RP Financial, LC. calculations.  The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP® Financial, LC.	VALUATION ANALYSIS
IV.22

3.              Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $67.32 million midpoint of the valuation range, the Bank’s value equaled 12.55% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 12.04%, which implies a premium of 4.2% has been applied to the Bank’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 11.33%, the Bank’s pro forma P/A ratio at the midpoint value reflects a premium of 10.8%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). In comparison to the seven conversion offerings completed since July 2022 which closed at an average 54.6%, the Bank’s pro forma P/TB ratio of 50.45% reflects an implied discount of 7.6%. At the top of the super maximum, the Bank’s P/TB ratio of 58.31% reflects an implied premium of 6.8% relative to the recently completed conversion’s P/TB ratio at closing (see Table 4.2 for details).

RP® Financial, LC.	VALUATION ANALYSIS
IV.23

Valuation Conclusion

Based on the foregoing, It is our opinion that, as of February 9, 2024, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including the 132,000 shares to be issued to the Foundation, equaled $67,320,000 at the midpoint, reflecting 6,732,000 shares offered at the Board of Directors determined price of $10.00 per share.

Pursuant to conversion guidelines, the 15% valuation range based on the midpoint, including the 132,000 Foundation shares, indicates a minimum market value of $57,420,000 and a maximum market value of $77,220,000. At the $10.00 share price, total shares range from 5,742,000 at the minimum to 7,722,000 at the maximum. If the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $88,605,000 at $10.00 per share, without resolicitation.

Based on this market value range, the offering range (that is, excluding the 132,000 Foundation shares) is: $56,100,000 at the minimum, $66,000,000 at the midpoint, $75,900,000 at the maximum, and $87,285,000 at the super maximum. At the $10.00 share price, the number of offering shares is 5,610,000 at the minimum, 6,600,000 at the midpoint, 7,590,000 at the maximum, and 8,728,500 at the super maximum. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibit IV-7 and Exhibit IV-8.

EXHIBITS

RP® Financial, LC.

LIST OF EXHIBITS

Exhibit Number	Description

I-1	Map of Branch Office Network

I-2	Audited Financial Statements

I-3	Key Operating Ratios

I-4	Investment Securities

I-5	Yields and Costs

I-6	Loan Loss Allowance Activity

I-7	Interest Rate Risk Analysis

I-8	Fixed Rate and Adjustable Rate Loans

I-9	Loan Portfolio Composition

I-10	Contractual Maturity By Loan Type

I-11	Non-Performing Assets

I-12	Deposit Composition

I-13	CDs >$250,000 in balance by Maturity

I-14	Borrowings Details

II-1	Historical Interest Rates

III-1	General Characteristics of Publicly-Traded Savings Institutions

III-2	Publicly Traded Southeast and Southwest Thrifts

III-3	Publicly Traded Mid-Atlantic, Midwest and New England Thrifts

III-4	Peer Group Summary Demographic and Deposit Market Share Data

LIST OF EXHIBITS (continued)

Exhibit Number	Description

IV-1	Thrift Stock Prices: As of February 9, 2024

IV-2	Historical Stock Price Indices

IV-3	Historical Thrift Stock Indices

IV-4	Market Area Acquisition Activity

IV-5	Director and Senior Management Summary Resumes

IV-6	Pro Forma Regulatory Capital Ratios

IV-7	Pro Forma Analysis Sheet

IV-8	Pro Forma Effect of Conversion Proceeds

V-1	Firm Qualifications Statement

EXHIBIT I-1

Fifth District Savings Bank

Map of Branch Office Network

EXHIBIT I-2

Fifth District Savings Bank

Audited Financial Statements

(Incorporated by Reference)

EXHIBIT I-3

Fifth District Savings Bank

Key Operating Ratios

	At or For the Years Ended December 31,
	2023	2022
Performance Ratios:
Return on average assets	0.17%	0.61%
Return on average equity	1.05%	3.74%
Interest rate spread (1)	2.05%	2.82%
Net interest margin (2)	2.25%	2.87%
Noninterest expense as a percentage of average assets	2.18%	2.13%
Efficiency ratio (3)	94.36%	73.63%
Average interest-earning assets as a percentage of average interest-bearing liabilities	114.05%	114.67%

Capital Ratios:
Average equity as a percentage of average assets	15.92%	16.28%
Total capital as a percentage of risk-weighted assets	35.33%	36.14%
Tier 1 capital as a percentage of risk-weighted assets	34.15%	34.89%
Common equity Tier 1 capital as a percentage of risk-weighted assets	34.15%	34.89%
Tier 1 capital as a percentage of average assets	17.76%	17.69%

Asset Quality Ratios:
Allowance for credit losses as a percentage of total loans	0.76%	0.92%
Allowance for credit losses as a percentage of non-performing loans	254.03%	426.28%
Allowance for credit losses as a percentage of non-accrual loans	1,831.52%	426.28%
Non-accrual loans as a percentage of total loans	0.04%	0.22%
Net recoveries (charge-offs) as a percentage of average outstanding loans	—	—
Non-performing loans as a percentage of total loans	0.30%	0.22%
Non-performing loans as a percentage of total assets	0.23%	0.16%
Total non-performing assets as a percentage of total assets	0.24%	0.16%

Other Data:
Number of offices	7	7
Number of full-time employees	64	65
Number of part-time employees	1	1

(1)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents noninterest expenses divided by the sum of net interest income and noninterest income.

Source: Prospectus.

EXHIBIT I-4

Fifth District Savings Bank

Investment Securities

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
December 31, 2023	Cost	Gains	Losses	Value
U.S. Government Agencies	$1,000	$-	$(34)	$966
Mortgage-Backed Securities	$74,072	15	(8,759)	65,328
Collateralized Mortgage Obligations	$1,733	-	(126)	1,607

Total	$76,805	$15	$(8,919)	$67,901

Source: Audited financial statements.

EXHIBIT I-5

Fifth District Savings Bank

Yields and Costs

	At December 31,	For the Year Ended December 31,
	2023	2023			2022
	Weighted Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate

		(Dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	5.34%	$14,479	$578	3.99%	$15,003	$214	1.43%
Certificates of deposit at other institutions	—	—	—	—	249	1	0.40
Investment securities available-for-sale	2.21	66,236	1,684	2.54	79,182	1,656	2.09
Loans receivable, net	4.00	364,360	14,124	3.88	350,044	12,517	3.58
Restricted stock	—	881	28	3.18	839	11	1.31
Total interest-earning assets	3.77	445,956	16,414		445,317	14,399
Noninterest-earning assets		31,413			29,323
Total assets		$477,369			$474,640

Interest-bearing liabilities:
Savings accounts	0.10%	$84,339	95	0.11%	$103,447	67	0.06%
NOW accounts	0.02	48,774	13	0.03	55,592	13	0.02
Money market accounts	0.51	26,256	182	0.69	41,158	166	0.40
Certificates of deposit	3.64	229,776	5,984	2.60	188,154	1,371	0.73
Total interest-bearing deposits		389,145	6,274	—	388,351	1,617	—
Federal Home Loan Bank advances	5.60	1,882	91	—	—	—	—
Other interest-bearing liabilities	2.22	—	—	—	—	—	—
Total interest-bearing liabilities		391,027	6,365		388,351	1,617
Noninterest-bearing demand deposits		1,364			1,449
Other noninterest-bearing liabilities		8,962			7,113
Total liabilities		401,353			396,913
Total equity capital		76,016			77,727
Total liabilities and equity capital		477,369			474,640
Net interest income			$10,049			$12,782
Net interest rate spread (1)	1.55%			2.05%			2.82%
Net interest-earning assets (2)		$54,929			$56,966
Net interest margin (3)				2.25%			2.87%
Average interest-earning assets to interest-bearing liabilities				114.05%			114.67%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Source: Prospectus.

EXHIBIT I-6

Fifth District Savings Bank

Loan Loss Allowance Activity

	At or For the Years Ended December 31,
	2023	2022

	(Dollars in thousands)
Allowance for credit losses at beginning of period	$3,253	$3,249
Provision for loan losses	(451)	—
Charge-offs:
Real estate loans:
One- to four-family residential	—	—
Construction and land development	—	—
Commercial and industrial loans	—	—
Home equity loans and lines of credit	—	4
Consumer loans	—	—
Total charge-offs	—	4

Recoveries:
Real estate loans:
One- to four-family residential	—	8
Construction and land development	—	—
Commercial and industrial loans	—	—
Home equity loans and lines of credit	—	—
Consumer loans	—	—
Total recoveries	—	8

Net (charge-offs) recoveries	—	4

Allowance for credit losses at end of period	$$2,802	$$3,253

Allowance for credit losses as a percentage of non-performing loans at end of period	1,831.52%	426.28%
Allowance for credit losses as a percentage of total loans outstanding at end of period	0.76%	0.92%
Net (charge-offs) recoveries as a percentage of average loans outstanding during period	—%	—%

Source: Prospectus.

EXHIBIT I-7

Fifth District Savings Bank

Interest Rate Risk Analysis

At December 31, 2023
				EVE as a Percentage of Present
				Value of Assets (3)
		Estimated Increase (Decrease) in			Increase
Change in Interest	Estimated	EVE			(Decrease)
Rates (basis points) (1)	EVE (2)	Amount	Percent	EVE Ratio (4)	(basis points)

		(Dollars in thousands)
400	$29,778	$(47,115)	(61.27)%	8.63%	(968)
300	$38,902	$(37,992)	(49.41)%	10.80%	(751)
200	$50,000	$(26,893)	(34.98)%	13.23%	(508)
100	$62,564	$(14,329)	(18.64)%	15.73%	(258)
Level	$76,893	—	—%	18.31%	—
(100)	$88,994	$12,101	15.74%	20.08%	177
(200)	$99,458	$22,565	29.35%	21.27%	296
(300)	$108,255	$31,361	40.79%	22.00%	369
(400)	$116,024	$39,131	50.89%	22.42%	411

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	EVE Ratio represents EVE divided by the present value of assets.

At December 31, 2023
				EVE as a Percentage of Present
				Value of Assets (3)
		Estimated Increase (Decrease) in			Increase
Change in Interest	Estimated	EVE			(Decrease)
Rates (basis points) (1)	EVE (2)	Amount	Percent	EVE Ratio (4)	(basis points)

		(Dollars in thousands)
400	$62,135	$(43,167)	(40.99)%	17.85%	(699)
300	$70,512	$(34,790)	(33.04)%	19.39%	(545)
200	$81,665	$(23,637)	(22.45)%	21.34%	(350)
100	$93,167	$(12,134)	(11.52)%	23.14%	(170)
Level	$105,301	—	—	24.84%	—
(100)	$115,515	$10,214	9.70%	25.82%	98
(200)	$124,087	$18,785	17.84%	26.29%	145
(300)	$129,019	$23,717	22.52%	26.04%	120
(400)	$132,509	$27,207	25.84%	25.54%	70

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	EVE Ratio represents EVE divided by the present value of assets.

At December 31, 2023
Change in Interest Rates (basis points) (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
	(Dollars in thousands)
400	$5,876	(35.69)%
300	$6,688	(26.81)%
200	$7,514	(17.76)%
100	$8,331	(8.82)%
Level	$9,137	—
(100)	$9,334	2.16%
(200)	$9,351	2.34%
(300)	$9,347	2.30%
(400)	$9,372	2.57%

(1)	Assumes an immediate uniform change in interest rates at all maturities.

Source: Prospectus.

EXHIBIT I-8

Fifth District Savings Bank

Fixed Rate and Adjustable Rate Loans

	Due After December 31, 2024
	Fixed	Adjustable	Total

	(In thousands)
Real estate loans:
One- to four-family residential	$337,015	$—	$337,015
Construction and land development	3,433	—	3,433
Commercial and industrial loans	11,019	1,384	12,403
Home equity loans and lines of credit	—	8,486	8,486
Consumer loans	901	—	901
Total loans	$352,368	$9,870	$362,238

Source: Prospectus.

EXHIBIT I-9

Fifth District Savings Bank

Loan Portfolio Composition

	At December 31,
	2023		2022
	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$337,056	91.83%	$322,737	91.55%
Construction and land development	8,128	2.21	14,584	4.14
Commercial and industrial loans	12,403	3.38	5,927	1.68
Home equity loans and lines of credit	8,550	2.33	8,326	2.36
Consumer loans	913	0.25	935	0.27
	367,050	100.0%	352,509	100.0%
Less:
Allowance for credit losses	(2,802)		(3,253)
Deferred loan costs	790		749
Loans receivable, net	$365,038		$350,005

Source: Prospectus.

EXHIBIT I-10

Fifth District Savings Bank

Contractual Maturity By Loan Type

	One- to Four-Family Residential Real Estate	Construction and Land Development	Commercial and Industrial	Home Equity Loans and Lines of Credit	Consumer	Total

	(In thousands)
Amounts due in:
One year or less	$41	$4,695	$—	$64	$12	$4,812
After one year through two years	354	—	—	524	—	878
After two years through three years	231	—	99	490	—	820
After three years through five years	1,011	27	208	1,001	—	2,247
After five years through 10 years	13,818	233	9,384	6,105	—	29,540
After 10 years through 15 years	34,634	46	2,597	366	—	37,643
After 15 years	286,967	3,127	115	—	901	291,110
Total	$337,056	$8,128	$12,403	$8,550	$913	$367,050

Source: Prospectus.

EXHIBIT I-11

Fifth District Savings Bank

Non-Performing Assets

	At December 31,
	2023			2022
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due

	(In thousands)
Real estate loans:
One- to four-family residential	$2,655	$1,254	$1,103	$1,918	$480	$763
Construction and land development	—	—	—	—	—	—
Commercial and industrial loans	—	—	—	—	—	—
Home equity loans and lines of credit	—	4	—	57	—	—
Consumer loans	33	—	—	26	—	—
Total	$2,688	$1,528	$1,103	$2,001	$480	$763

	At December 31,
	2023	2022

	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family residential	$153	$763
Construction and land development	—	—
Commercial and industrial loans	—	—
Home equity loans and lines of credit	—	—
Consumer loans	—	—
Total non-accrual loans	$153	$763
Accruing loans past due 90 days or more	950	—
Real estate owned:
One- to four-family residential	—	—
Construction and land development	42	—
Total real estate owned	42	—
Total non-performing assets	$1,145	$763
Total accruing troubled debt restructured loans	$—	$—
Total non-performing loans to total loans	0.30%	0.22%
Total non-accruing loans to total loans	0.04%	0.22%
Total non-performing assets to total assets	0.24%	0.16%

Source: Prospectus.

EXHIBIT I-12

Fifth District Savings Bank

Deposit Composition

	At December 31,
	2023			2022
	Amount	Percent	Average Rate	Amount	Percent	Average Rate

	(Dollars in thousands)

Savings accounts	$84,603	21.69%	0.11%	$103,310	26.56%	0.06%
NOW accounts	50,836	13.04	0.03	57,039	14.67	0.02
Money market accounts	26,417	6.77	0.69	42,094	10.82	0.40
Certificates of deposit	228,147	58.50	2.60	186,500	47.95	0.73
Total	$390,003	100.00%		$388,943	100.00%

Source: Prospectus.

EXHIBIT I-13

Fifth District Savings Bank

CD Maturities
As of December 31, 2023

Year Ending Dec. 31	Amount
($000)
2024	$182,500
2025	39,910
2026	2,188
2027	2,077
2028	894
Thereafter	220
Total	$228,147

Source: Audited financial statements.

EXHIBIT I-14

Fifth District Savings Bank

Borrowings Detail

Borrowings. Fifth District may obtain advances from the Federal Home Loan Bank of Dallas upon the security of our capital stock in it and our one- to four-family residential real estate portfolio. Fifth District may utilize these advances for asset/liability management purposes and for additional funding for our operations. Advances may be made under several different credit programs, each of which has its own interest rate and range of maturities. At December 31, 2023, Fifth District had $4.0 million in outstanding advances. At December 31, 2023, based on available collateral and our ownership of Federal Home Loan Bank of Dallas common stock, Fifth District had access to up to $166.0 million of advances.

At December 31, 2023, Fifth District also had a $27.2 million credit facility and a $15.0 million credit facility with two correspondent banks, with no outstanding balance under either facility at that date.

At December 31, 2023, Fifth District also had the ability to borrow under the Federal Reserve Board’s Bank Term Funding Program. The amount Fifth District may borrow is based on the value of eligible assets that would pledge against the borrowings. At December 31, 2023, Fifth District had not pledged any assets to obtain borrowings under this credit facility. The Bank Term Funding Program will expire on March 11, 2024.

Source: Prospectus.

EXHIBIT II-1

Fifth District Savings Bank

Historical Interest Rates

Exhibit II-1

Historical Interest Rates(1)

		Prime	90 Day	One Year	10 Year
Year/Qtr. Ended		Rate	T-Note	T-Note	T-Note
2010:	Quarter 1	3.25%	0.16%	0.41%	3.84%
	Quarter 2	3.25%	0.18%	0.32%	2.97%
	Quarter 3	3.25%	0.18%	0.32%	2.97%
	Quarter 4	3.25%	0.12%	0.29%	3.30%

2011:	Quarter 1	3.25%	0.09%	0.30%	3.47%
	Quarter 2	3.25%	0.03%	0.19%	3.18%
	Quarter 3	3.25%	0.02%	0.13%	1.92%
	Quarter 4	3.25%	0.02%	0.12%	1.89%

2012:	Quarter 1	3.25%	0.07%	0.19%	2.23%
	Quarter 2	3.25%	0.09%	0.21%	1.67%
	Quarter 3	3.25%	0.10%	0.17%	1.65%
	Quarter 4	3.25%	0.05%	0.16%	1.78%

2013:	Quarter 1	3.25%	0.07%	0.14%	1.87%
	Quarter 2	3.25%	0.04%	0.15%	2.52%
	Quarter 3	3.25%	0.02%	0.10%	2.64%
	Quarter 4	3.25%	0.07%	0.13%	3.04%

2014:	Quarter 1	3.25%	0.05%	0.13%	2.73%
	Quarter 2	3.25%	0.04%	0.11%	2.53%
	Quarter 3	3.25%	0.02%	0.13%	2.52%
	Quarter 4	3.25%	0.04%	0.25%	2.17%

2015:	Quarter 1	3.25%	0.03%	0.26%	1.94%
	Quarter 2	3.25%	0.01%	0.28%	2.35%
	Quarter 3	3.25%	0.00%	0.33%	2.06%
	Quarter 4	3.50%	0.16%	0.65%	2.27%

2016:	Quarter 1	3.50%	0.21%	0.59%	1.78%
	Quarter 2	3.50%	0.26%	0.45%	1.49%
	Quarter 3	3.50%	0.29%	0.59%	1.60%
	Quarter 4	3.75%	0.51%	0.85%	2.45%

2017:	Quarter 1	4.00%	0.76%	1.03%	2.40%
	Quarter 2	4.25%	1.03%	1.24%	2.31%
	Quarter 3	4.25%	1.06%	1.31%	2.33%
	Quarter 4	4.50%	1.39%	1.76%	2.40%

2018:	Quarter 1	4.75%	1.73%	2.09%	2.74%
	Quarter 2	5.00%	1.93%	2.33%	2.85%
	Quarter 3	5.25%	2.19%	2.59%	3.05%
	Quarter 4	5.50%	2.45%	2.63%	2.69%

		Prime	90 Day	One Year	10 Year
Year/Qtr. Ended		Rate	T-Note	T-Note	T-Note
2019:	Quarter 1	5.50%	2.40%	2.40%	2.41%
	Quarter 2	5.00%	2.12%	1.92%	2.00%
	Quarter 3	4.75%	1.88%	1.75%	1.68%
	Quarter 4	4.75%	1.55%	1.59%	1.92%

2020:	Quarter 1	3.25%	0.11%	0.17%	0.70%
	Quarter 2	3.25%	0.16%	0.16%	0.66%
	Quarter 3	3.25%	0.10%	0.12%	0.69%
	Quarter 4	3.25%	0.09%	0.10%	0.93%

2021:	Quarter 1	3.25%	0.03%	0.07%	1.74%
	Quarter 2	3.25%	0.05%	0.08%	1.44%
	Quarter 3	3.25%	0.04%	0.09%	1.52%
	Quarter 4	3.25%	0.06%	0.39%	1.52%

2022:	Quarter 1	3.50%	0.52%	1.63%	2.32%
	Quarter 2	4.75%	1.72%	2.80%	2.98%
	Quarter 3	6.25%	3.33%	4.05%	3.83%
	Quarter 4	7.50%	4.42%	4.73%	3.88%

2023:	Quarter 1	8.00%	4.78%	4.69%	3.48%
	Quarter 2	8.25%	5.32%	5.40%	3.81%
	Quarter 3	8.50%	5.45%	5.45%	4.59%
	Quarter 4	8.50%	5.34%	4.78%	3.88%

2024:	Quarter 1
	As of February 9, 2024	8.50%	5.38%	4.86%	4.17%

(1)	End of period data.

Sources: Federal Reserve and The Wall Street Journal.

EXHIBIT III-1

Fifth District Savings Bank

General Characteristics of Publicly-Traded Institutions

Exhibit III-1

Peer Group of Publicly-Traded Banks & Thrifts

As of December 31, 2023 or the Most Recent Date Available

											As of
											February 9, 2024
						Total			Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets		Offices	Mth End	Date	Price	Value
						($Mil)					($)	($Mil)
BCOW	1895 Bancorp of Wisconsin, Inc.	NASDAQCM	MW	Greenfield	WI	$555	(1)	6	Dec	1/8/19	$7.77	$44
AFBI	Affinity Bancshares, Inc.	NASDAQCM	SE	Covington	GA	$843		3	Dec	4/27/17	$16.79	$108
AX	Axos Financial, Inc.	NYSE	WE	Las Vegas	NV	$21,624		1	Jun	3/14/05	$51.29	$2,918
BLFY	Blue Foundry Bancorp	NASDAQGS	MA	Rutherford	NJ	$2,045		21	Dec	7/15/21	$8.99	$201
BYFC	Broadway Financial Corporation	NASDAQCM	WE	Los Angeles	CA	$1,231	(1)	3	Dec	1/8/96	$6.29	$37
BVFL	BV Financial, Inc.	NASDAQCM	MA	Baltimore	MD	$885		15	Dec	1/12/05	$12.92	$147
CFFN	Capitol Federal Financial, Inc.	NASDAQGS	MW	Topeka	KS	$9,576		49	Sep	3/31/99	$6.11	$798
CARV	Carver Bancorp, Inc.	NASDAQCM	MA	New York	NY	$743	(1)	7	Mar	10/24/94	$1.68	$8
CLST	Catalyst Bancorp, Inc.	NASDAQCM	SW	Opelousas	LA	$271		6	Dec	10/12/21	$11.92	$57
CPBI	Central Plains Bancshares, Inc.	NASDAQCM	MW	Grand Island	NE	$454	(1)	8	Mar	10/19/23	$10.02	$41
CULL	Cullman Bancorp, Inc.	NASDAQCM	SE	Cullman	AL	$417	(1)	4	Dec	10/8/09	$10.79	$75
ECBK	ECB Bancorp, Inc.	NASDAQCM	NE	Everett	MA	$1,214	(1)	3	Dec	7/27/22	$12.87	$121
ESSA	ESSA Bancorp, Inc.	NASDAQGS	MA	Stroudsburg	PA	$2,225		22	Sep	4/3/07	$17.93	$170
FNWB	First Northwest Bancorp	NASDAQGM	WE	Port Angeles	WA	$2,202		15	Dec	1/29/15	$13.77	$123
FSEA	First Seacoast Bancorp, Inc.	NASDAQCM	NE	Dover	NH	$557	(1)	5	Dec	7/16/19	$8.59	$40
FSBW	FS Bancorp, Inc.	NASDAQCM	WE	Mountlake Terrace	WA	$2,973		29	Dec	7/9/12	$34.47	$265
GBNY	Generations Bancorp NY, Inc.	NASDAQCM	MA	Seneca Falls	NY	$409	(1)	10	Dec	7/10/06	$10.70	$24
HONE	HarborOne Bancorp, Inc.	NASDAQGS	NE	Brockton	MA	$5,668		33	Dec	6/29/16	$10.40	$445
HIFS	Hingham Institution for Savings	NASDAQGM	NE	Hingham	MA	$4,484		9	Dec	12/13/88	$165.68	$358
HMNF	HMN Financial, Inc.	NASDAQGM	MW	Rochester	MN	$1,107		14	Dec	6/30/94	$21.10	$92
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQCM	SW	Shreveport	LA	$654		11	Jun	1/18/05	$13.34	$41
IROQ	IF Bancorp, Inc.	NASDAQCM	MW	Watseka	IL	$911		8	Jun	7/7/11	$17.02	$55
KRNY	Kearny Financial Corp.	NASDAQGS	MA	Fairfield	NJ	$7,898		43	Jun	2/23/05	$6.67	$415
MGYR	Magyar Bancorp, Inc.	NASDAQGM	MA	New Brunswick	NJ	$917		7	Sep	1/23/06	$11.50	$78
NYCB	New York Community Bancorp, Inc.	NYSE	MA	Hicksville	NY	$116,322		419	Dec	11/23/93	$4.90	$3,538
NECB	Northeast Community Bancorp, Inc.	NASDAQCM	MA	White Plains	NY	$1,764		12	Dec	7/5/06	$15.91	$195
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NASDAQGS	MA	Woodbridge	NJ	$5,598		39	Dec	11/7/07	$10.99	$489
NSTS	NSTS Bancorp, Inc.	NASDAQCM	MW	Waukegan	IL	$252	(1)	3	Dec	1/18/22	$9.62	$51
PBBK	PB Bankshares, Inc.	NASDAQCM	MA	Coatesville	PA	$409	(1)	4	Dec	7/14/21	$13.15	$33
PDLB	Ponce Financial Group, Inc.	NASDAQGM	MA	Bronx	NY	$2,751		14	Dec	9/29/17	$9.01	$200
PVBC	Provident Bancorp, Inc.	NASDAQCM	NE	Amesbury	MA	$1,670		7	Dec	7/15/15	$10.14	$177
PROV	Provident Financial Holdings, Inc.	NASDAQGS	WE	Riverside	CA	$1,301		14	Jun	6/27/96	$14.49	$100
PFS	Provident Financial Services, Inc.	NYSE	MA	Jersey City	NJ	$14,211		96	Dec	1/15/03	$15.65	$1,173
RVSB	Riverview Bancorp, Inc.	NASDAQGS	WE	Vancouver	WA	$1,591		18	Mar	10/26/93	$4.89	$103
SRBK	SR Bancorp, Inc.	NASDAQCM	MA	Bound Brook	NJ	$1,075		16	Jun	9/19/23	$9.35	$89
SBT	Sterling Bancorp, Inc. (Southfield, MI)	NASDAQCM	MW	Southfield	MI	$2,416		28	Dec	11/16/17	$5.15	$268
TCBC	TC Bancshares, Inc.	NASDAQCM	SE	Thomasville	GA	$440	(1)	4	Dec	7/20/21	$13.99	$59
TBNK	Territorial Bancorp Inc.	NASDAQGS	WE	Honolulu	HI	$2,237		30	Dec	7/10/09	$9.31	$80
TCBS	Texas Community Bancshares, Inc.	NASDAQCM	SW	Mineola	TX	$437	(1)	7	Dec	7/14/21	$14.09	$45
TCBX	Third Coast Bancshares, Inc.	NASDAQGS	SW	Humble	TX	$4,396		16	Dec	11/8/21	$19.59	$267
TSBK	Timberland Bancorp, Inc.	NASDAQGM	WE	Hoquiam	WA	$1,895		23	Sep	1/12/98	$26.66	$216
TFIN	Triumph Financial, Inc.	NASDAQGS	SW	Dallas	TX	$5,347		63	Dec	11/6/14	$79.92	$1,852
TRST	TrustCo Bank Corp NY	NASDAQGS	MA	Glenville	NY	$6,168		142	Dec	NA	$27.92	$531
WSBF	Waterstone Financial, Inc.	NASDAQGS	MW	Wauwatosa	WI	$2,213		16	Dec	10/4/05	$12.69	$238
WNEB	Western New England Bancorp, Inc.	NASDAQGS	NE	Westfield	MA	$2,565		27	Dec	12/27/01	$8.03	$174
WMPN	William Penn Bancorporation	NASDAQCM	MA	Bristol	PA	$826		13	Jun	4/15/08	$12.09	$102
WSFS	WSFS Financial Corporation	NASDAQGS	MA	Wilmington	DE	$20,595		93	Dec	11/26/86	$42.27	$2,559
BSBK	Bogota Financial Corp.	NASDAQCM	MA	Teaneck	NJ	$939		8	Dec	1/15/20	$7.94	$102
CFSB	CFSB Bancorp, Inc.	NASDAQCM	NE	Quincy	MA	$359		4	Jun	1/12/22	$7.13	$46
CLBK	Columbia Financial, Inc.	NASDAQGS	MA	Fair Lawn	NJ	$10,646		67	Dec	4/19/18	$17.31	$1,816
GCBC	Greene County Bancorp, Inc.	NASDAQCM	MA	Catskill	NY	$2,737		20	Jun	12/30/98	$27.89	$475
KFFB	Kentucky First Federal Bancorp	NASDAQGM	MW	Hazard	KY	$357	(1)	7	Jun	3/2/05	$3.95	$32
LSBK	Lake Shore Bancorp, Inc.	NASDAQGM	MA	Dunkirk	NY	$725		12	Dec	4/3/06	$11.62	$65
PBFS	Pioneer Bancorp, Inc.	NASDAQCM	MA	Albany	NY	$1,853		23	Jun	7/17/19	$9.90	$249
RBKB	Rhinebeck Bancorp, Inc.	NASDAQCM	MA	Poughkeepsie	NY	$1,313		18	Dec	1/16/19	$8.70	$93
TFSL	TFS Financial Corporation	NASDAQGS	MW	Cleveland	OH	$17,054		37	Sep	4/20/07	$13.27	$3,691

Source:  SNL Financial, LC.

EXHIBIT III-2

Fifth District Savings Bank

New England Savings Institutions

 Exhibit III-2

Public Market Pricing Versus Peer Group

Southeast And Southwest Thrifts

As of February 9, 2024

				Market		Per Share Data
				Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)
				Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported (5)		Core (5)
				Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
				($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Fully-Converted, Publicly-Traded Thrift Institutions
Averages				$22.55	$312.88	$0.83	$20.21	13.77	97.99%	15.29%	114.49%	16.75	$0.21	1.61%	129.43%	$1,601	16.76%	15.86%	0.34%	0.53%	4.05%	0.56%	4.57%
Medians				$14.04	$66.91	$0.57	$17.57	13.51	80.12%	13.06%	83.96%	16.74	$0.12	0.98%	33.90%	$547	15.29%	12.32%	0.28%	0.71%	4.42%	0.76%	4.05%

All Fully-Converted, Publicly-Traded Institutions
AFBI	Affinity Bancshares, Inc.		GA	$16.79	$107.74	$1.00	$18.94	17.13x	88.66%	12.78%	104.45%	16.74x	NA	NA	NA	$843	14.41%	12.50%	NA	0.75%	5.43%	0.76%	5.55%
CULL	Cullman Bancorp, Inc.	(7)	AL	$10.79	$75.11	$0.57	$13.89	18.93x	77.68%	18.00%	77.68%	18.90x	$0.12	1.11%	21.05%	$417	24.25%	24.25%	0.00%	0.97%	4.04%	0.98%	4.05%
TCBC	TC Bancshares, Inc.	(7)	GA	$13.99	$58.72	$0.03	$17.38	NM	80.51%	13.35%	80.51%	NM	$0.10	0.71%	333.33%	$440	18.45%	18.45%	0.27%	0.04%	0.18%	0.03%	0.17%
CLST	Catalyst Bancorp, Inc.		LA	$11.92	$56.75	$0.09	$17.77	NM	67.07%	20.95%	67.07%	NM	NA	NA	NA	$271	31.24%	31.24%	0.75%	0.23%	0.71%	0.14%	0.45%
HFBL	Home Federal Bancorp, Inc. of Louisiana		LA	$13.34	$40.56	$1.69	$16.73	9.14x	79.73%	6.20%	86.91%	7.88x	$0.50	3.75%	33.90%	$654	8.04%	7.42%	NA	0.68%	8.83%	0.79%	10.25%
TCBS	Texas Community Bancshares, Inc.	(7)	TX	$14.09	$45.21	$0.47	$16.40	NM	85.88%	10.35%	86.36%	30.23x	$0.12	0.85%	NA	$437	12.19%	12.13%	0.28%	0.00%	0.02%	0.35%	3.17%
TCBX	Third Coast Bancshares, Inc.		TX	$19.59	$266.52	$1.96	$25.41	9.89x	77.08%	6.06%	81.57%	9.98x	NA	NA	NA	$4,396	9.37%	8.98%	0.38%	0.86%	8.41%	0.85%	8.34%
TFIN	Triumph Financial, Inc.		TX	$79.92	$1,852.48	NA	$35.16	NM	227.28%	34.64%	331.35%	NA	NA	NA	NA	$5,347	16.17%	11.93%	NA	0.76%	4.80%	NA	NA

(1)	Closing price at date indicated, market value equal to public (minority shares) times current stock price.

(2)	Core earnings reflect net income less non-recurring items
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(4)	Dividend is as of most recent quarterly dividend. Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(7)	Current Quarter is December 31, 2023, footnote reflects data as of September 30, 2023, or most recent date

Source:   S&P Global Market Intelligence and RP Financial, LC. calculations.  The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

EXHIBIT III-3

Fifth District Savings Bank

Mid-Atlantic , Midwest and New England Savings Institutions

Exhibit III-3

Public Market Pricing Versus Peer Group

Mid-Atlantic, Midwest and New England Thrifts

As of February 9, 2024

				Market		Per Share Data
				Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)
				Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported (5)		Core (5)
				Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
				($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Fully-Converted, Publicly-Traded Thrift Institutions
Averages				$17.32	$414.70	$1.08	$22.34	15.44	72.94%	8.87%	79.83%	14.92	$0.49	2.80%	58.66%	$7,048	12.86%	12.67%	0.49%	0.42%	3.40%	0.48%	3.76%
Medians				$10.70	$173.98	$0.62	$15.67	12.77	74.38%	8.30%	77.74%	12.74	$0.32	2.35%	43.38%	$1,764	11.90%	11.74%	0.37%	0.43%	2.83%	0.45%	4.16%

All Fully-Converted, Publicly-Traded Institutions
BVFL	BV Financial, Inc.		MD	$12.92	$146.98	$1.45	$17.50	8.79x	73.83%	16.60%	80.04%	8.91x	$0.13	1.01%	NA	$885	22.49%	21.11%	NA	1.54%	9.93%	1.52%	9.80%
CARV	Carver Bancorp, Inc.	(7)	NY	$1.68	$8.26	$(1.25)	$3.32	NM	50.57%	1.11%	50.57%	NM	$0.00	0.00%	NA	$743	5.34%	5.34%	2.14%	-0.78%	-12.57%	-0.78%	-12.57%
GBNY	Generations Bancorp NY, Inc.	(7)	NY	$10.70	$23.92	$(0.25)	$15.63	NM	68.44%	5.85%	69.78%	NM	NA	NA	NA	$409	8.55%	8.40%	1.03%	-0.23%	-2.47%	-0.13%	-1.41%
NECB	Northeast Community Bancorp, Inc.		NY	$15.91	$194.99	$3.29	$19.75	4.79x	80.57%	11.05%	80.57%	4.84x	$0.24	1.51%	7.23%	$1,764	15.83%	15.83%	0.33%	2.90%	17.09%	2.87%	16.92%
PBBK	PB Bankshares, Inc.	(7)	PA	$13.15	$32.83	$0.80	$16.97	12.77x	77.49%	8.02%	77.49%	16.48x	NA	NA	NA	$409	11.38%	11.38%	0.20%	0.66%	5.42%	0.51%	4.18%
SRBK	SR Bancorp, Inc.		NJ	$9.35	$88.90	NA	$20.93	NA	44.67%	8.27%	52.30%	NA	NA	NA	NA	$1,075	18.51%	16.25%	NA	-1.04%	-5.73%	-0.07%	-0.37%
WMPN	William Penn Bancorporation		PA	$12.09	$101.64	$0.10	$13.38	NM	90.36%	12.31%	94.23%	NM	$0.12	0.99%	150.00%	$826	15.61%	15.07%	0.38%	0.11%	0.59%	0.12%	0.68%
MGYR	Magyar Bancorp, Inc.		NJ	$11.50	$77.99	NA	$16.03	9.75x	71.74%	8.51%	71.74%	NA	$0.20	1.74%	18.64%	$917	11.63%	11.63%	NA	0.87%	7.40%	NA	NA
PDLB	Ponce Financial Group, Inc.		NY	$9.01	$199.88	NA	$11.20	NM	80.45%	7.27%	80.45%	NA	NA	NA	NA	$2,751	17.86%	17.86%	NA	0.13%	0.68%	NA	NA
BLFY	Blue Foundry Bancorp		NJ	$8.99	$201.47	$(0.31)	$14.51	NM	61.96%	9.85%	62.05%	NM	NA	NA	NA	$2,045	17.39%	17.37%	0.32%	-0.36%	-1.98%	-0.36%	-1.99%
ESSA	ESSA Bancorp, Inc.		PA	$17.93	$170.32	$1.88	$21.79	9.69x	82.30%	7.65%	87.81%	9.56x	$0.60	3.35%	32.43%	$2,225	9.92%	9.35%	NA	0.86%	8.18%	0.87%	8.29%
KRNY	Kearny Financial Corp.		NJ	$6.67	$414.73	$0.53	$13.16	23.00x	50.69%	5.25%	68.29%	12.65x	$0.44	6.60%	151.72%	$7,898	10.74%	NA	0.63%	0.23%	2.13%	0.41%	3.87%
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)		NJ	$10.99	$489.33	$0.86	$15.71	12.78x	69.96%	8.74%	74.33%	12.74x	$0.52	4.73%	60.47%	$5,598	12.49%	11.85%	NA	0.68%	5.45%	0.68%	5.47%
TRST	TrustCo Bank Corp NY		NY	$27.92	$531.16	$3.20	$33.92	9.06x	82.31%	8.61%	82.38%	8.72x	$1.44	5.16%	46.75%	$6,168	10.46%	10.45%	0.29%	0.97%	9.46%	1.01%	9.83%
WSFS	WSFS Financial Corporation		DE	$42.27	$2,558.94	$4.39	$40.93	9.61x	103.28%	12.43%	206.96%	9.63x	$0.60	1.42%	13.64%	$20,595	11.99%	NA	0.37%	1.33%	11.72%	1.33%	11.66%
NYCB	New York Community Bancorp, Inc.		NY	$4.90	$3,538.13	$1.43	$14.29	1.51x	34.29%	3.04%	48.69%	3.42x	$0.20	4.08%	17.28%	$116,322	9.30%	6.86%	0.38%	2.15%	22.42%	0.97%	10.08%
PFS	Provident Financial Services, Inc.		NJ	$15.65	$1,172.79	$1.80	$22.38	9.15x	69.93%	8.25%	95.90%	8.69x	$0.96	6.13%	56.14%	$14,211	11.90%	8.96%	0.43%	0.92%	7.81%	0.97%	8.22%
BCOW	1895 Bancorp of Wisconsin, Inc.	(7)	WI	$7.77	$44.06	$(0.61)	$11.46	NM	67.83%	7.94%	67.83%	NM	NA	NA	NA	$555	12.65%	12.65%	NA	-0.83%	-6.14%	-0.64%	-4.73%
CPBI	Central Plains Bancshares, Inc.	(7)	NE	$10.02	$41.39	NA	NA	NA	NA	9.12%	NA	NA	NA	NA	NA	$454	8.48%	NA	NA	NA	4.74%	NA	4.74%
IROQ	IF Bancorp, Inc.		IL	$17.02	$54.56	NA	$21.98	28.37x	77.43%	5.99%	77.43%	NA	$0.40	2.35%	66.67%	$911	8.10%	8.10%	NA	0.23%	2.72%	NA	NA
NSTS	NSTS Bancorp, Inc.	(7)	IL	$9.62	$51.13	$(0.04)	$14.20	NM	67.73%	20.31%	67.73%	NM	NA	NA	NA	$252	30.65%	30.65%	0.06%	-0.06%	-0.19%	-0.06%	-0.19%
SBT	Sterling Bancorp, Inc. (Southfield, MI)		MI	$5.15	$268.16	$0.15	$6.29	34.33x	81.83%	11.10%	81.83%	34.14x	$0.00	0.00%	NA	$2,416	13.56%	13.56%	0.37%	0.30%	2.35%	0.30%	2.36%
HMNF	HMN Financial, Inc.		MN	$21.10	$91.86	$1.34	$24.16	15.40x	87.33%	8.30%	87.99%	15.77x	$0.32	1.52%	23.36%	$1,107	9.73%	9.66%	NA	0.54%	5.03%	0.52%	4.92%
CFFN	Capitol Federal Financial, Inc.		KS	$6.11	$798.45	$0.37	$7.72	NM	79.12%	8.34%	79.94%	16.62x	$0.34	5.56%	NA	$9,576	10.80%	10.70%	0.11%	-1.10%	-10.88%	0.46%	4.54%
WSBF	Waterstone Financial, Inc.		WI	$12.69	$237.71	$0.46	$16.94	27.59x	74.93%	10.74%	75.06%	27.59x	$0.60	4.73%	152.17%	$2,213	15.54%	15.52%	NA	0.44%	2.61%	0.44%	2.61%
ECBK	ECB Bancorp, Inc.	(7)	MA	$12.87	$120.83	$0.54	$18.00	23.40x	71.51%	9.96%	71.51%	23.70x	NA	NA	NA	$1,214	13.64%	13.64%	NA	0.42%	2.83%	0.41%	2.80%
FSEA	First Seacoast Bancorp, Inc.	(7)	NH	$8.59	$40.40	$(0.56)	$13.25	NM	64.81%	7.25%	65.08%	NM	NA	NA	NA	$557	12.07%	12.03%	0.00%	-0.48%	-3.93%	-0.48%	-3.95%
PVBC	Provident Bancorp, Inc.		MA	$10.14	$177.44	$0.66	$12.55	15.36x	80.78%	10.62%	80.78%	15.36x	$0.00	0.00%	NA	$1,670	13.29%	13.29%	0.99%	0.66%	5.10%	0.66%	5.10%
HIFS	Hingham Institution for Savings		MA	$165.68	$358.27	$6.55	$188.50	13.78x	87.89%	7.99%	87.89%	25.30x	$2.52	1.52%	20.97%	$4,484	9.09%	9.09%	NA	0.63%	6.57%	0.34%	3.58%
HONE	HarborOne Bancorp, Inc.		MA	$10.40	$445.11	$0.57	$12.86	28.11x	80.88%	7.85%	90.25%	18.12x	$0.30	2.88%	81.08%	$5,668	10.30%	9.33%	NA	0.29%	2.68%	0.45%	4.15%
WNEB	Western New England Bancorp, Inc.		MA	$8.03	$173.98	$0.71	$10.96	11.47x	73.28%	6.78%	77.98%	11.29x	$0.28	3.49%	40.00%	$2,565	9.26%	8.75%	0.25%	0.59%	6.47%	0.60%	6.57%

(1)	Closing price at date indicated, market value equal to public (minority shares) times current stock price.
(2)	Core earnings reflect net income less non-recurring items
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(4)	Dividend is as of most recent quarterly dividend. Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(7)	Current Quarter is December 31, 2023, footnote reflects data as of September 30, 2023, or most recent date

Source:   S&P Global Market Intelligence and RP Financial, LC. calculations.  The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

EXHIBIT III-4

Fifth District Savings Bank

Peer Group Summary Demographic and Deposit Market Share Data

Exhibit III-4

Peer Group Market Area Comparative Analysis

				Proj.			Per Capita Income		Deposit
		Population		Pop.	2019-2024	2024-2029	2024	% State	Market
Institution	County	2019	2024	2029	% Change	% Change	Amount	Average	Share(1)
PB Bankshares, Inc.	Chester, PA	523,034	552,127	571,812	1.1%	0.7%	62,108	151.6%	1.23%
William Penn Bancorporation	Bucks, PA	629,559	646,339	651,829	0.5%	0.2%	53,647	130.9%	1.20%
Magyar Bancorp, Inc.	Middlesex, NJ	847,762	866,221	880,705	0.4%	0.3%	49,878	96.9%	1.26%
ECB Bancorp, Inc.	Middlesex, MA	1,619,612	1,628,571	1,654,166	0.1%	0.3%	66,660	120.8%	0.75%
Affinity Bancshares, Inc.	Newton, GA	110,196	120,116	127,066	1.7%	1.1%	28,561	74.6%	21.09%
Cullman Bancorp, Inc.	Cullman, AL	83,450	92,020	96,846	2.0%	1.0%	28,155	82.8%	12.87%
TC Bancshares, Inc.	Grady, GA	24,685	26,158	26,406	1.2%	0.2%	31,803	83.1%	12.15%
Catalyst Bancorp, Inc.	Saint Landry, LA	83,438	81,460	81,048	-0.5%	-0.1%	24,599	74.0%	9.08%
Home Federal Bancorp, Inc. of Louisiana	Caddo, LA	243,505	225,369	216,459	-1.5%	-0.8%	32,334	97.3%	7.15%
Texas Community Bancshares, Inc.	Wood, TX	44,931	47,226	49,788	1.0%	1.1%	37,484	100.6%	18.27%

	Averages:	421,017	428,561	435,613	0.6%	0.4%	41,523	101.3%	8.51%
	Medians:	176,851	172,743	171,763	0.8%	0.3%	34,909	97.1%	8.12%

Fifth District Bancorp, Inc.	Jefferson, LA	440,401	422,554	412,324	-0.8%	-0.5%	34,565	104.0%	0.69%

(1)	Total institution deposits in headquarters county as percent of total county deposits as of June 30, 2023.

Sources:  S&P Capital IQ and FDIC.

EXHIBIT IV-1

Fifth District Savings Bank

Thrift Stock Prices: As of February 9, 2024

Exhibit IV-1A

Weekly Thrift Market Line - Part One

Prices As of February 9, 2024

		Market Capitalization			Price Change Data						Current Per Share Financials
		Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
		Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
		($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Financial Institutions, Fully Converted, Not Under Acquisition (34)
	Average	17.57	39,974	374.2	25.09	13.93	17.57	-3.11	-16.74	-5.70	1.30	1.20	21.50	20.91	211.64
	Median	11.25	8,300	114.3	14.10	9.13	11.25	-2.90	-10.43	-6.86	0.60	0.73	16.03	15.69	133.81

Financial Institutions, Fully Converted, Not Under Acquisition (34)
BCOW	1895 Bancorp of Wisconsin, Inc. 7.77		5,671	44.1	10.05	6.00	7.77	-4.90	-22.22	11.16	-0.82	-0.61	11.46	11.46	97.80
AFBI	Affinity Bancshares, Inc.	16.79	6,417	107.7	17.09	11.29	16.79	3.64	10.90	5.13	0.98	1.00	18.94	16.08	131.42
AX	Axos Financial, Inc.	51.29	56,899	2,918.3	60.00	32.05	51.29	-3.77	5.71	-6.06	6.78	5.78	36.53	33.95	380.04
BLFY	Blue Foundry Bancorp	8.99	22,411	201.5	12.42	7.08	8.99	-4.46	-24.33	-7.03	-0.31	-0.31	14.51	14.49	91.25
BYFC	Broadway Financial Corporation	6.29	9,019	37.2	10.96	5.12	6.29	0.16	-40.44	-7.32	0.06	0.06	1.71	1.34	136.53
BVFL	BV Financial, Inc.	12.92	11,376	147.0	35.00	9.65	12.92	-4.93	-57.23	-8.89	1.47	1.45	17.50	16.14	77.82
CFFN	Capitol Federal Financial, Inc.	6.11	130,879	798.5	8.61	4.22	6.11	-1.29	-27.35	-5.27	-0.86	0.37	7.72	7.64	73.17
CARV	Carver Bancorp, Inc.	1.68	4,918	8.3	5.36	1.15	1.68	-2.89	-62.75	-14.72	-1.25	-1.25	3.32	3.32	151.02
CLST	Catalyst Bancorp, Inc.	11.92	4,761	56.8	13.06	9.26	11.92	-0.51	-8.46	9.95	0.14	0.09	17.77	17.77	56.89
CPBI	Central Plains Bancshares, Inc.	10.02	4,131	41.4	10.87	8.20	10.02	-2.34	10.11	-1.76	NA	NA	NA	NA	109.89
CULL	Cullman Bancorp, Inc.	10.79	6,961	75.1	12.20	10.22	10.79	-0.09	-8.40	0.19	0.57	0.57	13.89	13.89	59.95
ECBK	ECB Bancorp, Inc.	12.87	9,389	120.8	15.95	9.82	12.87	-5.51	-19.31	2.47	0.55	0.54	18.00	18.00	129.28
ESSA	ESSA Bancorp, Inc.	17.93	9,499	170.3	20.87	12.79	17.93	-3.86	-10.35	-10.44	1.85	1.88	21.79	20.42	234.28
FNWB	First Northwest Bancorp	13.77	8,902	122.6	16.12	9.94	13.77	-1.22	-10.23	-13.61	0.26	0.97	16.99	16.88	247.33
FSEA	First Seacoast Bancorp, Inc.	8.59	4,705	40.4	10.36	6.25	8.59	-1.54	-16.65	11.64	-0.56	-0.56	13.25	13.19	118.41
FSBW	FS Bancorp, Inc.	34.47	7,698	265.4	38.70	26.08	34.47	-0.14	-5.72	-6.74	4.56	5.06	33.91	31.22	386.14
GBNY	Generations Bancorp NY, Inc.	10.70	2,236	23.9	11.62	8.04	10.70	-3.69	-0.93	5.52	-0.42	-0.25	15.63	15.33	182.80
HONE	HarborOne Bancorp, Inc.	10.40	42,799	445.1	13.98	7.51	10.40	-3.44	-24.53	-13.19	0.37	0.57	12.86	11.52	132.43
HIFS	Hingham Institution for Savings	165.68	2,162	358.3	300.01	147.01	165.68	-6.02	-42.67	-14.77	12.02	6.55	188.50	188.50	2073.60
HMNF	HMN Financial, Inc.	21.10	4,487	91.9	24.95	17.31	21.10	-5.34	-4.09	-8.26	1.37	1.34	24.16	23.98	246.72
HFBL	Home Federal Bancorp, Inc. of Louisiana	13.34	3,040	40.6	21.80	12.04	13.34	-1.04	-22.93	-6.97	1.46	1.69	16.73	15.35	215.16
IROQ	IF Bancorp, Inc.	17.02	3,205	54.6	18.51	13.75	17.02	0.12	-5.18	6.18	0.60	NA	21.98	21.98	284.13
KRNY	Kearny Financial Corp.	6.67	62,179	414.7	10.15	6.00	6.67	-7.75	-32.15	-25.64	0.29	0.53	13.16	NA	127.02
MGYR	Magyar Bancorp, Inc.	11.50	6,782	78.0	13.09	9.00	11.50	1.05	-10.51	2.45	1.18	NA	16.03	16.03	135.19
NYCB	New York Community Bancorp, Inc.	4.90	722,066	3,538.1	14.22	3.60	4.90	-18.87	-49.12	-52.10	3.24	1.43	14.29	10.06	161.10
NECB	Northeast Community Bancorp, Inc.	15.91	12,256	195.0	18.00	12.50	15.91	-5.35	3.18	-10.32	3.32	3.29	19.75	19.75	143.94
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	10.99	44,525	489.3	14.86	8.39	10.99	-4.43	-24.31	-12.64	0.86	0.86	15.71	14.78	125.74
NSTS	NSTS Bancorp, Inc.	9.62	5,315	51.1	10.70	8.25	9.62	0.00	-9.16	1.16	-0.04	-0.04	14.20	14.20	47.37
PBBK	PB Bankshares, Inc.	13.15	2,515	32.8	14.64	10.99	13.15	1.39	-2.59	4.86	1.03	0.80	16.97	16.97	162.71
PDLB	Ponce Financial Group, Inc.	9.01	22,184	199.9	10.19	6.51	9.01	-2.49	-1.64	-7.68	0.15	NA	11.20	11.20	123.99
PVBC	Provident Bancorp, Inc.	10.14	16,757	177.4	11.52	5.76	10.14	-1.55	14.19	0.70	0.66	0.66	12.55	12.55	99.68
PROV	Provident Financial Holdings, Inc.	14.49	6,927	100.4	15.40	10.16	14.49	-4.36	-1.96	14.91	1.15	1.15	18.67	18.67	187.84
PFS	Provident Financial Services, Inc.	15.65	74,939	1,172.8	24.30	13.43	15.65	-2.92	-34.05	-13.20	1.71	1.80	22.38	16.32	189.63
RVSB	Riverview Bancorp, Inc.	4.89	21,111	103.2	7.54	4.17	4.89	-7.56	-34.01	-23.59	0.46	0.46	7.51	6.21	75.35
SRBK	SR Bancorp, Inc.	9.35	9,508	88.9	10.00	8.01	9.35	-1.58	0.75	-2.20	NA	NA	20.93	17.88	113.06
SBT	Sterling Bancorp, Inc. (Southfield, MI)	5.15	52,070	268.2	6.32	4.22	5.15	-2.09	-17.07	-10.75	0.15	0.15	6.29	6.29	46.40
TCBC	TC Bancshares, Inc.	13.99	4,197	58.7	16.50	12.35	13.99	1.23	-13.37	1.30	0.03	0.03	17.38	17.38	104.80
TBNK	Territorial Bancorp Inc.	9.31	8,570	79.8	24.42	6.85	9.31	-7.64	-61.59	-16.50	0.57	0.57	28.45	28.45	261.00
TCBS	Texas Community Bancshares, Inc.	14.09	3,209	45.2	15.74	9.38	14.09	-1.04	-9.81	-0.19	0.00	0.47	16.40	16.31	136.09
TCBX	Third Coast Bancshares, Inc.	19.59	13,605	266.5	21.50	12.31	19.59	1.24	0.93	-1.41	1.98	1.96	25.41	24.02	323.13
TSBK	Timberland Bancorp, Inc.	26.66	8,121	216.5	35.50	22.11	26.66	-1.30	-23.21	-15.26	3.15	3.16	29.23	27.29	233.37
TFIN	Triumph Financial, Inc.	79.92	23,179	1,852.5	81.64	46.67	79.92	12.47	27.48	-0.32	1.61	NA	35.16	24.12	230.70
TRST	TrustCo Bank Corp NY	27.92	19,024	531.2	37.80	23.78	27.92	0.40	-23.74	-10.08	3.08	3.20	33.92	33.89	324.22
WSBF	Waterstone Financial, Inc.	12.69	19,156	237.7	16.40	9.62	12.69	1.85	-21.28	-10.63	0.46	0.46	16.94	16.91	115.55
WNEB	Western New England Bancorp, Inc.	8.03	21,667	174.0	10.16	5.58	8.03	-3.37	-16.35	-10.78	0.70	0.71	10.96	10.30	118.36
WMPN	William Penn Bancorporation	12.09	8,058	101.6	12.96	8.77	12.09	-1.87	2.46	-0.98	0.08	0.10	13.38	12.83	102.51
WSFS	WSFS Financial Corporation	42.27	60,538	2,558.9	51.77	29.59	42.27	-2.04	-15.46	-7.97	4.40	4.39	40.93	NA	340.19

Merger Target

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Market Intelligence, LC. and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information. Copyright (c) 2023 by RP® Financial, LC.

 Exhibit IV-1B

Weekly Thrift Market Line - Part Two

Prices As of February 9, 2024

		Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
		Equity/	Tg. Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/Core	Div/	Dividend	Payout
		Assets	Assets	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Earnings	Share	Yield	Ratio (7)
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Financial Institutions, Fully Converted, Not Under Acquisition (34)
	Average	13.29	12.92	0.51	4.29	0.56	4.71	0.41	306.19	14.23	85.41	10.94	95.91	14.36	0.45	2.68	67.41
	Median	11.90	11.71	0.56	4.74	0.48	4.54	0.32	245.44	12.04	77.66	8.60	80.24	12.65	0.29	2.29	46.75

Financial Institutions, Fully Converted, Not Under Acquisition (34)
BCOW	1895 Bancorp of Wisconsin, Inc.	12.65	12.65	-0.83	-6.14	-0.64	-4.73	NA	515.55	NM	67.83	8.58	67.83	NM	NA	NA	NM
AFBI	Affinity Bancshares, Inc.	14.41	12.50	0.75	5.43	0.76	5.55	NA	NA	17.13	88.66	12.78	104.45	16.74	NA	NA	NM
AX	Axos Financial, Inc.	9.61	8.99	2.01	20.96	1.69	17.61	0.60	205.50	7.56	140.42	13.50	151.10	8.88	NA	NA	NM
BLFY	Blue Foundry Bancorp	17.39	17.37	-0.36	-1.98	-0.36	-1.99	0.32	239.98	NM	61.96	10.77	62.05	NM	NA	NA	NM
BYFC	Broadway Financial Corporation	22.53	20.72	0.39	1.68	0.42	1.78	0.00	NM	NM	366.84	43.19	471.07	NM	0.00	0.00	NM
BVFL	BV Financial, Inc.	22.49	21.11	1.54	9.93	1.52	9.80	NA	NA	8.79	73.83	16.60	80.04	8.91	0.13	0.00	NM
CFFN	Capitol Federal Financial, Inc.	10.80	10.70	-1.10	-10.88	0.46	4.54	0.11	237.34	NM	79.12	8.54	79.94	16.62	0.34	5.74	NM
CARV	Carver Bancorp, Inc.	5.34	5.34	-0.78	-12.57	-0.78	-12.57	2.14	37.96	NM	50.57	1.16	50.57	NM	0.00	0.00	NM
CLST	Catalyst Bancorp, Inc.	31.24	31.24	0.23	0.71	0.14	0.45	0.75	107.98	NM	67.07	20.95	67.07	NM	NA	NA	NM
CPBI	Central Plains Bancshares, Inc.	8.48	NA	NA	4.74	NA	4.74	NA	980.42	NA	NA	NA	NA	NA	NA	NA	NA
CULL	Cullman Bancorp, Inc.	24.25	24.25	0.97	4.04	0.98	4.05	0.00	NM	18.93	77.68	18.84	77.68	18.90	0.12	1.11	21.05
ECBK	ECB Bancorp, Inc.	13.64	13.64	0.42	2.83	0.41	2.80	NA	684.72	23.40	71.51	9.75	71.51	23.70	NA	NA	NM
ESSA	ESSA Bancorp, Inc.	9.92	9.35	0.86	8.18	0.87	8.29	NA	NA	9.69	82.30	8.16	87.81	9.56	0.60	3.37	32.43
FNWB	First Northwest Bancorp	7.42	7.37	0.10	1.33	0.40	4.57	NA	NA	NM	81.03	6.01	81.57	14.23	0.28	2.08	107.69
FSEA	First Seacoast Bancorp, Inc.	12.07	12.03	-0.48	-3.93	-0.48	-3.95	0.00	NM	NM	64.81	7.82	65.08	NM	NA	NA	NM
FSBW	FS Bancorp, Inc.	8.90	8.25	1.27	14.08	1.41	15.63	NA	NA	7.56	101.66	9.05	110.40	6.81	1.04	3.10	22.15
GBNY	Generations Bancorp NY, Inc.	8.55	8.40	-0.23	-2.47	-0.13	-1.41	1.03	68.87	NM	68.44	5.85	69.78	NM	NA	NA	NM
HONE	HarborOne Bancorp, Inc.	10.30	9.33	0.29	2.68	0.45	4.15	NA	NA	28.11	80.88	8.33	90.25	18.12	0.30	2.90	81.08
HIFS	Hingham Institution for Savings	9.09	9.09	0.63	6.57	0.34	3.58	NA	NA	13.78	87.89	7.99	87.89	25.30	2.52	1.56	20.97
HMNF	HMN Financial, Inc.	9.73	9.66	0.54	5.03	0.52	4.92	NA	309.69	15.40	87.33	8.50	87.99	15.77	0.32	1.46	23.36
HFBL	Home Federal Bancorp, Inc. of Louisiana	8.04	7.42	0.68	8.83	0.79	10.25	NA	NA	9.14	79.73	6.41	86.91	7.88	0.50	3.79	33.90
IROQ	IF Bancorp, Inc.	8.10	8.10	0.23	2.72	NA	NA	NA	NA	28.37	77.43	6.27	77.43	NA	0.40	2.44	66.67
KRNY	Kearny Financial Corp.	10.74	NA	0.23	2.13	0.41	3.87	0.63	118.73	23.00	50.69	5.44	68.29	12.65	0.44	6.83	151.72
MGYR	Magyar Bancorp, Inc.	11.63	11.63	0.87	7.40	NA	NA	NA	NA	9.75	71.74	8.35	71.74	NA	0.20	1.74	18.64
NYCB	New York Community Bancorp, Inc.	9.30	6.86	2.15	22.42	0.97	10.08	0.38	231.78	1.51	34.29	3.05	48.69	3.42	0.20	4.77	17.28
NECB	Northeast Community Bancorp, Inc.	15.83	15.83	2.90	17.09	2.87	16.92	0.33	116.15	4.79	80.57	12.76	80.57	4.84	0.24	1.52	7.23
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	12.49	11.85	0.68	5.45	0.68	5.47	NA	371.08	12.78	69.96	8.74	74.33	12.74	0.52	4.85	60.47
NSTS	NSTS Bancorp, Inc.	30.65	30.65	-0.06	-0.19	-0.06	-0.19	0.06	763.31	NM	67.73	20.76	67.73	NM	NA	NA	NM
PBBK	PB Bankshares, Inc.	11.38	11.38	0.66	5.42	0.51	4.18	0.20	548.89	12.77	77.49	8.82	77.49	16.48	NA	NA	NM
PDLB	Ponce Financial Group, Inc.	17.86	17.86	0.13	0.68	NA	NA	NA	117.40	NM	80.45	8.49	80.45	NA	NA	NA	NM
PVBC	Provident Bancorp, Inc.	13.29	13.29	0.66	5.10	0.66	5.10	0.99	130.60	15.36	80.78	10.73	80.78	15.36	0.00	0.00	NM
PROV	Provident Financial Holdings, Inc.	9.97	9.97	0.62	6.15	0.62	6.15	0.13	400.00	12.60	77.63	7.74	77.63	12.60	0.56	3.86	48.70
PFS	Provident Financial Services, Inc.	11.90	8.96	0.92	7.81	0.97	8.22	0.43	215.96	9.15	69.93	8.32	95.90	8.69	0.96	6.35	56.14
RVSB	Riverview Bancorp, Inc.	9.96	8.39	0.62	6.28	0.62	6.34	0.01	NM	10.63	65.14	6.49	78.74	10.54	0.24	4.91	52.17
SRBK	SR Bancorp, Inc.	18.51	16.25	-1.04	-5.73	-0.07	-0.37	NA	NA	NA	44.67	8.27	52.30	NA	NA	NA	NA
SBT	Sterling Bancorp, Inc. (Southfield, MI)	13.56	13.56	0.30	2.35	0.30	2.36	0.37	328.83	34.33	81.83	11.10	81.83	34.14	0.00	0.00	NM
TCBC	TC Bancshares, Inc.	18.45	18.45	0.04	0.18	0.03	0.17	0.27	388.28	NM	80.51	14.85	80.51	NM	0.10	0.74	333.33
TBNK	Territorial Bancorp Inc.	11.23	11.23	0.23	1.99	0.23	1.99	NA	NA	16.33	32.73	3.67	32.73	16.33	0.20	2.15	98.25
TCBS	Texas Community Bancshares, Inc.	12.19	12.13	0.00	0.02	0.35	3.17	0.28	271.16	NM	85.88	10.47	86.36	30.23	0.12	0.85	NM
TCBX	Third Coast Bancshares, Inc.	9.37	8.98	0.86	8.41	0.85	8.34	0.38	222.37	9.89	77.08	6.16	81.57	9.98	NA	NA	NM
TSBK	Timberland Bancorp, Inc.	12.53	11.79	1.43	11.30	1.43	11.32	NA	NA	8.46	91.21	11.42	97.69	8.44	0.96	3.59	29.52
TFIN	Triumph Financial, Inc.	16.17	11.93	0.76	4.80	NA	NA	NA	NA	NM	227.28	35.12	331.35	NA	NA	NA	NM
TRST	TrustCo Bank Corp NY	10.46	10.45	0.97	9.46	1.01	9.83	0.29	274.98	9.06	82.31	8.61	82.38	8.72	1.44	5.29	46.75
WSBF	Waterstone Financial, Inc.	15.54	15.52	0.44	2.61	0.44	2.61	NA	NA	27.59	74.93	11.65	75.06	27.59	0.60	4.79	152.17
WNEB	Western New England Bancorp, Inc.	9.26	8.75	0.59	6.47	0.60	6.57	0.25	315.64	11.47	73.28	6.78	77.98	11.29	0.28	3.51	40.00
WMPN	William Penn Bancorporation	15.61	15.07	0.11	0.59	0.12	0.68	0.38	119.36	NM	90.36	14.11	94.23	NM	0.12	1.03	150.00
WSFS	WSFS Financial Corporation	11.99	NA	1.33	11.72	1.33	11.66	0.37	250.91	9.61	103.28	12.42	206.96	9.63	0.60	1.44	13.64

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Exludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.
(9)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

Source:  S&P Market Intelligence, LC. and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information. Copyright (c) 2023 by RP® Financial, LC.

EXHIBIT IV-2

Fifth District Savings Bank

Historical Stock Price Indices

Exhibit IV-2

Historical Stock Price Indices(1)

					S&P U.S.	KBW NASDAQ
				NASDAQ	BMI Banks	Regional Bank
Year/Qtr. Ended		DJIA	S&P 500	Composite	Index	Index
2016:	Quarter 1	17685.1	2059.7	4869.9	92.8	77.6
	Quarter 2	17930.0	2098.9	4842.7	93.9	80.0
	Quarter 3	18308.2	2168.3	5312.0	100.7	86.5
	Quarter 4	19762.6	2238.8	5383.1	130.4	111.2

2017:	Quarter 1	20663.2	2362.7	5911.7	131.2	106.7
	Quarter 2	21349.6	2423.4	6140.4	134.9	106.6
	Quarter 3	22405.1	2519.4	6496.0	140.4	109.0
	Quarter 4	24719.2	2673.6	6903.4	151.0	110.9

2018:	Quarter 1	24103.1	2640.9	7063.5	148.9	111.9
	Quarter 2	24271.4	2718.4	7510.3	146.2	113.9
	Quarter 3	26458.3	2914.0	8046.4	149.1	110.7
	Quarter 4	23327.5	2506.9	6635.3	123.4	89.4

2019:	Quarter 1	25928.7	2834.4	7729.3	133.9	97.1
	Quarter 2	26600.0	2941.8	8006.2	142.2	100.2
	Quarter 3	26916.8	2976.7	7999.3	145.3	98.8
	Quarter 4	28538.4	3230.8	8972.6	164.6	107.6

2020:	Quarter 1	21917.2	2584.6	7700.1	97.1	63.6
	Quarter 2	25812.9	3100.3	10058.8	106.3	72.2
	Quarter 3	27781.7	3363.0	11167.5	103.1	64.1
	Quarter 4	30606.5	3756.1	12888.3	138.9	94.6

2021:	Quarter 1	32981.6	3972.9	13246.9	171.3	121.9
	Quarter 2	34502.5	4297.5	14504.0	176.0	119.4
	Quarter 3	33843.9	4307.5	14448.6	182.7	122.5
	Quarter 4	36338.3	4766.2	15645.0	184.0	126.0

2022:	Quarter 1	34678.4	4530.4	14220.5	171.0	122.5
	Quarter 2	30775.4	3785.4	11028.7	141.2	107.1
	Quarter 3	28725.5	3585.6	10575.6	136.7	110.5
	Quarter 4	33147.3	3839.5	10466.5	148.4	114.1

2023:	Quarter 1	33274.2	4109.3	12221.9	128.0	92.9
	Quarter 2	34407.6	4450.4	13787.9	130.4	86.7
	Quarter 3	33507.5	4288.1	13219.3	128.0	87.9
	Quarter 4	37689.5	4769.8	15021.4	156.2	109.5

As of February 9, 2024		38671.7	5026.6	15990.7	153.0	98.6

(1)	End of period data.

Sources:  S&P Global Market Intelligence and The Wall Street Journal.

EXHIBIT IV-3

Fifth District Savings Bank

Historical Stock Indices

Exhibit IV-3
Historical Stock Indices

Index Summary (Change (%))

Industry Banking

Geography United States and Canada

	Current		Change (%)
Index Name	Value	As Of	1 Day	1 Week	MTD	QTD	YTD	1 Year	3 Years
Banking Indexes
S&P U.S. BMI Banks - Midwest Region Price Return	578.73	2/9/2024	0.58	(1.14)	-1.25	(6.14)	(6.14)	(15.45)	(9.78)
KBW Nasdaq Bank Index Price Return	93.63	2/9/2024	0.24	(1.17)	-0.46	(3.30)	(3.30)	(18.06)	(13.33)
KBW Nasdaq Regional Bank Index Price Return	98.55	2/9/2024	1.84	(1.31)	-1.11	(10.18)	(10.18)	(18.53)	(11.30)
NASDAQ Bank Price Return	3,520.73	2/9/2024	1.44	(1.23)	-1.24	(6.93)	(6.93)	(18.70)	(14.34)
S&P 500 Commercial Banks Price Return	500.28	2/9/2024	(0.03)	(0.97)	-0.54	(1.38)	(1.38)	(3.43)	1.48
S&P 500 Diversified Banks Price Return	657.22	2/9/2024	(0.13)	(0.90)	-0.55	(0.96)	(0.96)	5.70	13.69
S&P 500 Regional Banks Price Return	80.70	2/9/2024	0.84	(1.59)	-0.49	(5.12)	(5.12)	(36.08)	(37.26)
Market Cap Indexes
Dow Jones U.S. Micro Cap Banks Index Price Return	26,174.70	2/9/2024	1.64	(1.87)	-3.49	(9.44)	(9.44)	(14.05)	2.59
S&P Developed Ex-U.S. SmallCap Banks (Subsector) Index USD Price	102.83	2/9/2024	(0.03)	(1.40)	-2.29	(1.24)	(1.24)	4.40	32.24
S&P U.S. MidCap Banks (Industry Group) Price Return	450.74	2/9/2024	0.80	(1.01)	0.05	(4.74)	(4.74)	(40.37)	(40.04)
S&P U.S. LargeCap Banks (Industry Group) Price Return	420.02	2/9/2024	(0.11)	(0.95)	-0.59	(0.97)	(0.97)	3.49	9.91
Geographic Indexes
S&P U.S. BMI Banks - Mid-Atlantic Region Price Return	704.78	2/9/2024	0.23	(0.57)	-0.13	(0.47)	(0.47)	10.19	9.22
S&P U.S. BMI Banks - Midwest Region Price Return	578.73	2/9/2024	0.58	(1.14)	-1.25	(6.14)	(6.14)	(15.45)	(9.78)
S&P U.S. BMI Banks - New England Region Price Return	448.64	2/9/2024	1.28	(1.99)	-0.62	(8.21)	(8.21)	(24.36)	(15.19)
S&P U.S. BMI Banks - Southeast Region Price Return	408.18	2/9/2024	0.49	(1.19)	-1.12	(3.84)	(3.84)	(12.08)	(3.78)
S&P U.S. BMI Banks - Southwest Region Price Return	1,093.71	2/9/2024	1.32	0.24	0.38	(6.66)	(6.66)	(19.47)	(10.64)
S&P U.S. BMI Banks - Western Region Price Return	1,099.30	2/9/2024	(0.12)	(1.98)	-1.32	(5.03)	(5.03)	(20.86)	(6.97)
Broad Market Indexes
DJIA Volatility Price	NA	2/9/2024	NA	NA	NA	NA	NA	NA	NA
S&P 500 Price Return	5,026.61	2/9/2024	0.57	1.37	2.45	5.98	5.98	22.07	28.52
S&P 400 Mid Cap Price Return	2,808.47	2/9/2024	0.76	1.49	1.48	1.31	1.31	5.37	11.31
S&P 600 Small Cap Price Return	1,288.34	2/9/2024	1.13	1.16	0.68	(1.72)	(1.72)	0.73	(0.54)
S&P 500 Financials Price Return	649.17	2/9/2024	0.32	0.18	0.63	3.24	3.24	6.20	24.96
MSCI US IMI Financials Price Return	2,300.24	2/9/2024	0.48	0.31	0.75	14.45	14.45	5.41	21.98
NASDAQ Composite Price Return	15,990.66	2/9/2024	1.25	2.31	4.09	8.29	8.29	34.26	14.16
NYSE Composite Price Return	17,275.87	2/9/2024	0.14	1.02	0.94	2.58	2.58	8.42	13.33
Russell 1000 Price Return	2,756.32	2/9/2024	0.59	1.46	2.49	5.78	5.78	21.53	24.10
Russell 2000 Price Return	2,009.99	2/9/2024	1.53	2.41	1.80	(0.14)	(0.14)	3.47	(12.57)
Russell 3000 Price Return	2,879.97	2/9/2024	0.64	1.51	2.45	5.46	5.46	20.43	21.43
S&P TSX Composite Price Return	21,009.60	2/9/2024	0.43	(0.36)	-0.52	0.66	0.66	1.60	14.13
MSCI AC World (USD) Price Return	747.93	2/9/2024	0.40	1.01	1.66	3.65	3.65	14.87	10.53
MSCI World Index USD Price Return	3,281.42	2/9/2024	0.47	1.04	1.69	4.32	4.32	17.11	17.25
Bermuda Royal Gazette/BSX Index Price Return	2,132.47	2/9/2024	0.00	(7.02)	-7.02	(10.05)	(10.05)	(8.84)	(1.23)

EXHIBIT IV-4

Fifth District Savings Bank

Market Area Acquisition Activity

Exhibit IV-4

Louisanna Bank and Thrift Acquisitions 2019-Present

						Target Financials at Announcement							Deal Terms and Pricing at Announcement
						Total					NPAs/	Rsrvs/	Deal	Value/					Prem/
Announce	Complete					Assets	E/A	TE/A	ROAA	ROAE	Assets	NPLs	Value	Share	P/B	P/TB	P/E	P/A	Cdeps
Date	Date	Buyer Name		Target Name		($000)	(%)	(%)	(%)	(%)	(%)	(%)	($M)	($)	(%)	(%)	(x)	(%)	(%)
09/20/2023	Pending	Merchants & Marine Bancorp	MS	Mississippi River Bank	LA	127,710	13.56	13.56	2.79	23.22	0.00	NA	NA	NA	NA	NA	NA	NA	NA
08/05/2023	Pending	Homeland Bancshares Inc.	LA	Peoples Bank	LA	87,763	13.60	13.60	0.93	6.89	1.71	49.37	NA	NA	NA	NA	NA	NA	NA
08/04/2023	Pending	Eureka Investor Group, Inc.	MD	Eureka Homestead Bancorp, Inc.	LA	103,692	18.61	18.61	0.00	0.03	NA	NA	13.0	12.643	133.88	133.88	NM	13.82	NA
07/06/2023	Pending	MC Bancshares Inc.	LA	Heritage NOLA Bancorp, Inc.	LA	182,293	11.37	11.37	0.31	2.58	0.26	276.05	26.6	20.500	122.63	122.63	46.59	14.56	6.41
02/23/2023	08/19/2023	Synergy Bancshares Inc.	LA	Peoples Bancshares of Pointe Coupee Parish, Inc.	LA	336,954	17.55	17.55	2.05	13.09	0.54	128.51	NA	NA	NA	NA	NA	NA	NA
10/04/2022	02/01/2023	Home Fedl Bncp Inc. LA	LA	Northwest Bancshares Corporation	LA	79,444	15.83	15.83	0.97	6.03	0.55	382.07	10.2	128.160	181.93	181.93	13.75	14.42	7.61
07/19/2022	04/01/2023	Homeland Bancshares Inc.	LA	Beauregard Bancshares, Inc.	LA	74,669	15.99	15.99	0.81	5.19	1.77	77.36	NA	NA	NA	NA	NA	NA	NA
09/29/2021	02/28/2022	BancPlus Corp.	MS	First Trust Corporation	LA	1,277,395	8.80	8.80	1.90	21.41	0.49	471.16	163.2	15.051	300.44	300.44	10.29	13.16	12.45
10/05/2020	05/07/2021	Axxess Partners Inc.	LA	Delta Bancshares of Louisiana, Inc.	LA	62,313	10.74	10.74	1.02	9.79	0.61	94.76	11.0	NA	162.77	162.77	18.64	17.65	10.59
01/22/2020	05/01/2020	Bus. First Bancshares Inc.	LA	Pedestal Bancshares, Inc.	LA	1,243,545	12.96	12.01	1.80	14.23	0.54	278.18	209.4	47.979	141.61	155.78	12.32	16.84	9.36
12/17/2019	12/31/2020	American Bancshares Inc.	LA	Mississippi River Bank	LA	110,558	14.63	14.63	3.19	24.38	0.73	109.43	25.2	95.000	170.51	170.51	8.86	23.11	12.09
11/04/2019	07/01/2020	First Horizon National Corp.	TN	IBERIABANK Corporation	LA	31,734,598	13.50	9.80	1.39	10.42	0.80	64.53	4188.3	74.765	96.37	141.92	9.65	13.20	NA
08/05/2019	11/07/2019	First Guaranty Bancshares Inc.	LA	Union Bancshares, Incorporated	LA	261,371	10.77	10.77	1.28	12.85	1.78	47.12	43.4	1061.200	154.12	154.12	12.81	16.60	9.01
04/30/2019	09/20/2019	Hancock Whitney Corp.	MS	MidSouth Bancorp, Inc.	LA	1,745,335	12.67	10.40	-1.87	-13.92	1.41	103.66	217.2	12.983	120.44	159.70	NA	12.45	5.86
01/07/2019	06/01/2019	River Road Financial Corp.	LA	Mississippi River Bank	LA	112,459	12.27	12.27	2.88	24.43	0.67	138.02	NA	NA	NA	NA	NA	NA	NA

				Average:		2,502,673	13.52	13.06	1.30	10.71	0.85	170.79			158.47	168.37	16.61	15.58	9.17
				Median:		127,710	13.50	12.27	1.28	10.42	0.64	109.43			147.87	157.74	12.57	14.49	9.19

Source: S&P Capital IQ.

EXHIBIT IV-5

Fifth District Savings Bank

Director and Senior Management Resumes

EXHIBIT IV-5
Fifth District Savings Bank
Director and Senior Management Resumes

Business Background of Our Directors and Executive Officers

The business experience for the past five years of each of the Bank’s directors is set forth below

H. Greg Abry has been President and Chief Executive Officer of Abry Brothers, Inc since 2005. Founded in 1840, Abry Brothers, Inc. is tied for the oldest family run business in the City of New Orleans. Abry Brothers, Inc. is a seventh-generation business primarily focused on foundation repair and building elevation. In his role as President and Chief Executive Officer, his main responsibilities are operational oversite, strategic planning and financial management. Mr. Abry provides Fifth District’s board of directors with knowledge of construction and real estate matters in Fifth District’s market area, as well as management abilities.

Nolan P. Lambert has been a practicing attorney in New Orleans for over 35 years. He is presently a partner with the law firm of Lambert & Lambert, a PLC. He has represented every department within city government through the New Orleans City Attorney’s Office and as Special Counsel for the Sewerage and Water Board of New Orleans. Mr. Lambert owns a real estate company in New Orleans, leasing professional office space in the downtown area, and during his career has sat on various philanthropic, charity and community boards. Because of his breath of experience and extensive involvement in our community, Mr. Lambert brings to Fifth District’s board of directors a unique set of skills and knowledge which is a valued benefit to the board of directors.

Amie L. Lyons serves as Fifth District’s Senior Vice President of Administration and Operations. She began her career with Fifth District in 1996 as a teller and has served as an Assistant Branch Manager and as Branch Operations Officer. She served as Assistant Vice President of Operations and as Vice President of Administration and Operations and has served in her current capacity as Senior Vice President of Administration and Operations since 2019. In her current capacity, she manages Fifth District’s branch network, IRA Department, Human Resources Department, Information Technology Department and Electronic Banking Department. She is a graduate of the Graduate School of Banking, Louisiana State University and hold a Bachelor of Science in Business Management from University of Holy Cross. She plays leadership roles with Banking on Leaders of Tomorrow, affiliated with the Federal Reserve Bank of Atlanta, and with the Leadership School of the Louisiana Bankers Association. Her years of community banking experience and knowledge of Fifth District’s business operations provides Fifth District’s board of directors with valuable insight to Fifth District’s business.

David C. Nolan, serves as Chairman of the Board of Fifth District Bancorp and has served as Chairman of the Board of Fifth District since 2016. Mr. Nolan retired from Fifth District in 2018, at which time he served as Senior Vice President of Administration. His employment with Fifth District began in 1974 and during his career his areas of responsibility included asset/liability management, employee benefits administration and regulatory compliance, among other areas. He maintained his Certified Financial Planner license for the majority of his employment tenure with Fifth District. He holds a Bachelor’s Degree in Business and Finance from the University of New Orleans. He has also served various local religious and non-profit organization by providing financial guidance. His institutional knowledge of Fifth District and its business provides Fifth District’s board of directors with valuable insight to Fifth District’s business.

Brian W. North serves as President and Chief Executive Officer of Fifth District Bancorp and Fifth District. Mr. North began his career with Fifth District in 1988, becoming President and Chief Executive Officer in 2016. From 2004 to 2016 he served as Senior Vice President of Lending and Compliance. He holds a Masters of Business Administration from the University of New Orleans and a Bachelor of Science in Construction Management from Louisiana State University. He served on the board of directors of the Louisiana Bankers Association (LBA) from 2017 to 2020 and is the LBA’s Incoming Chair in 2024. He serves on the Community Depository Institutions Advisory Council of the Federal Reserve Bank of Atlanta. His volunteer service includes serving as chairman of the governing board of Ochsner Medical Center West Bank, serving on the board of directors of Legatus, New Orleans; serving on the board of directors of St. Mary’s Dominican High School; and serving as chairman of the board of directors of Jesuit High School. He is also a past member of the board of directors of the Catholic Foundation of the Archdiocese of New Orleans. His years of community banking experience and knowledge of Fifth District’s business and market area provides Fifth District’s board of directors with valuable insight into Fifth District’s business.

Chris M. Rittiner, now retired, served in various management capacities in three regional family-owned businesses before their acquisition. His leadership and management skills, strong financial background and knowledge of our community and local economy makes him well-suited to serve as a director of Fifth District Bancorp and Fifth District.

Linda A. Sins, now retired, most recently served as Research Professor of Engineering Management at University of New Orleans from 2007 to 2017. She holds a Masters of Business Administration degree from the University of New Orleans where she was a member of the honor society and graduated, with honors, from Loyola University School of Law where she served as editor-in-chief of the law review. She also served as an Instructor of Accounting at University of New Orleans. She served as Senior Counsel in the Legal Department of Entergy Corporation, among other legal affiliations, during her legal career. She is active in local community and charitable organizations. Fluent in French, she serves with Les Causeries du Lundi in New Orleans, a scholarship and cultural exchange organization. She is an organizer and director of MetroMutts, Inc., an animal rescue and welfare organization, and serves as Treasurer of Lakeshore Property Association. She provides Fifth District’s board of directors with invaluable financial management and legal experience.

Executive Officers Who are not Directors

The following sets forth information regarding our executive officers who are not directors. Age information is at December 31, 2023.

Melissa C. Burns, CPA, CGMA, age 46, serves as Chief Financial Officer of Fifth District Bancorp and as Vice President, Chief Financial Officer and Controller of Fifth District. She has served as Fifth District’s Chief Financial Officer since 2020 and became Vice President and Controller in 2006. Before joining Fifth District, she served as the Controller of Sigma Coatings USA and as a senior auditor for the former public accounting firm of Arthur Andersen, LLP. She serves as a member of Fifth District’s Asset/Liability Committee.

Dodie F. Gervais, age 53, has served as Fifth District’s Vice President of Lending since 2017. She started with Fifth District in 1987 and has held numerous positions throughout her 37-year career, including branch operations, branch management, human resources, administration, and lending. She serves as a member of Fifth District’s Asset/Liability Committee.

Brandi S. Roe, age 47, serves as Corporate Secretary of Fifth District Bancorp and has served as a Vice President of Fifth District since 2018 and as its Corporate Secretary since 2010. She started with Fifth District in 1997 and has held numerous positions throughout her career. In 2000, she was instrumental in launching Fifth District’s first website and online banking program. She assumed responsibility for Fifth District’s marketing programs in 2014. As a Certified Anti-Money Laundering and Fraud Professional, she serves as Fifth District’s Assistant Bank Secrecy Act Officer. She also serves as a member of Fifth District’s Asset/Liability Committee.

Source: Prospectus.

EXHIBIT IV-6

Fifth District Savings Bank

Pro Forma Regulatory Capital Ratios

	Fifth District at		Fifth District Pro Forma at December 31, 2023, Based Upon the Sale in the Stock Offering of: (1)
	December 31, 2023		5,610,000 Shares		6,600,000 Shares		7,590,000 Shares		8,728,500 Shares (2)
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets

	(Dollars in thousands)
Total equity capital	$77,798	16.18%	$97,813	19.27%	$101,532	19.81%	$105,251	20.34%	$109,528	20.94%

Tier 1 leverage capital (3) (4)	$84,771	17.41%	$104,786	20.39%	$108,505	20.92%	$112,224	21.43%	$116,501	22.01%
Tier 1 leverage capital requirement	24,346	5.00	25,691	5.00	25,937	5.00	26,182	5.00	26,464	5.00
Excess	$80,425	12.41%	$79,095	15.39%	$82,568	15.92%	$86,041	16.43%	$90,037	17.01%

Tier 1 risk-based capital (3) (4)	$84,771	34.15%	$104,786	41.32%	$108,505	42.62%	$112,224	43.91%	$116,501	45.39%
Tier 1 risk-based capital requirement	19,857	8.00	20,287	8.00	20,366	8.00	20,444	8.00	20,535	8.00
Excess	$64,914	26.15%	$84,499	33.32%	$88,139	34.62%	$91,779	35.91%	$95,966	37.39%

Total risk-based capital (3) (4)	$84,771	34.15%	$104,786	41.32%	$108,505	42.62%	$112,224	43.91%	$116,501	45.39%
Total risk-based capital requirement	24,821	10.00	25,359	10.00	25,457	10.00	25,555	10.00	25,668	10.00
Excess	$59,950	24.15%	$79,427	31.32%	$83,047	32.62%	$86,668	33.91%	$90,833	35.39%

Common equity Tier 1 risk-based capital (3) (4)	$87,698	35.33%	$107,713	42.48%	$111,432	43.77%	$115,151	45.06%	$119,428	46.53%
Common equity Tier 1 risk-based capital requirement	16,134	6.50	16,483	6.50	16,547	6.50	16,611	6.50	16,684	6.50
Excess	$71,564	28.83%	$91,230	35.98%	$94,884	37.27%	$98,540	38.56%	$102,744	40.03%

Reconciliation of capital infused into Fifth District:
Proceeds to Fifth District			$26,906		$31,812		$36,719		$42,362
Less: Common stock acquired by employee stock ownership plan			(4,594)		(5,386)		(6,178)		(7,088)
Less: Common stock acquired by stock-based incentive plan			(2,297)		(2,693)		(3,089)		(3,544)
Pro forma increase			$20,015		$23,734		$27,452		$31,730

(1)	Pro forma capital levels assume that the employee stock ownership plan purchases 8% of the shares of common stock sold in the stock offering with funds to be lent by Fifth District Bancorp and that the stock-based equity plan purchases 4% of the number of shares of common stock sold in the stock offering for restricted stock awards. Pro forma capital calculated under U.S. generally accepted accounting principles (“GAAP”) and regulatory capital have been reduced by the amount required to fund these plans. See “Management” for a discussion of the employee stock ownership plan. The grant of options under the stock-based incentive plan does not require a capital funding adjustment. No effect has been given to the issuance of additional shares of Fifth District Bancorp common stock pursuant to the exercise of options under a stock-based benefit plan.

(2)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the stock offering.

(3)	Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.

(4)	Pro forma dollar amounts and percentages assume net proceeds are invested in assets with a 20% risk weighting.

Source: Prospectus.

EXHIBIT IV-7

Fifth District Savings Bank

Pro Forma Analysis Sheet

EXHIBIT IV-7

PRO FORMA ANALYSIS SHEET

Fifth District Bancorp, Inc.

Prices as of February 9, 2023

			Subject at	Thrift Peer Group		All Public Thrifts
Valuation Pricing Multiples		Symbol	Midpoint	Mean	Median	Mean	Median
Price-earnings multiple	=	P/E	56.76x	15.19x	14.95x	14.23x	12.04x
Price-core earnings multiple	=	P/CE	56.76x	17.67x	16.74x	14.36x	12.65x
Price-book ratio	=	P/B	50.46%	79.06%	78.71%	85.41%	77.66%
Price-tangible book ratio	=	P/TB	50.46%	81.79%	79.10%	95.91%	80.24%
Price-assets ratio	=	P/A	12.55%	12.04%	11.33%	9.77%	8.34%

				% of	% of Offering
Valuation Parameters				Offering	+ Foundation
Pre-Conversion Earnings (Y)	$797,442	(12 Mths 12/23)	ESOP Stock as % of Offering (E)	8.1600%	8.0000%
Pre-Conversion Core Earnings	$797,442	(12 Mths 12/23)	Cost of ESOP Borrowings (S)	0.00%
Pre-Conversion Book Value (B)	$77,797,916	(12/23)	ESOP Amortization (T)	20.00 years
Intangibles	$0	(12/23)	SBP Stock as % of Offering (M)	4.0800%	4.0000%
Pre-Conv. Tang. Book Value (B)	$77,797,916	(12/23)	Stock Programs Vesting (N)	5.00 years
Pre-Conversion Assets (A)	$480,797,420	(12/23)	Fixed Expenses	$1,830,000
Reinv. Rate: (5 Yr Treas)@12/31/23	3.84%		Subscr/Dir Comm Exp (Mdpnt)	$3,150,000	7.40%
Tax rate (TAX)	21.00%		Total Expenses (Midpoint)	$4,980,000
A-T Reinvestment Rate(R)	3.03%		Syndicate Expenses (Mdpnt)	$0	0.00%
Est. Conversion Expenses (1)(X)	3.53%		Syndicate Amount	$0
Insider Purchases ($)	$3,150,000		Percent Sold (PCT)	100.00%
Price/Share	$10.00		MHC Assets	$0
Foundation Cash Contrib. (FC)	$250,000		Options as % of Offering (O1)	10.2000%	10.00%
Found. Stk Contrib (% of offering (FS)	2.0000%		Estimated Option Value (O2)	51.00%
Foundation Tax Benefit (Z)	$329,700		Option Vesting Period (O3)	5.00 years
Foundation Amount (Mdpt.)	$1,320,000		% of Options taxable (O4)	25.00%

Calculation of Pro Forma Value After Conversion
1. V=	P/E * (Y)	V=	$67,320,000
	1 - P/E * PCT * ((1-X-E-M-FC-FS)*R - (1-TAX)*E/T - (1-TAX)*M/N)-(1-(TAX*O4))*(O1*O2)/O3)

1. V=	P/E * (Y)	V=	$67,320,000
	1 - P/Core E * PCT * ((1-X-E-M-FC-FS)*R - (1-TAX)*E/T - (1-TAX)*M/N)-(1-(TAX*O4))*(O1*O2)/O3)

2. V=	P/B * (B+Z)	V=	$67,320,000
	1 - P/B * PCT * (1-X-E-M-FC-FS)

2. V=	P/TB * (TB+Z)	V=	$67,320,000
	1 - P/TB * PCT * (1-X-E-M-FC-FS)

3. V=	P/A * (A+Z+PA)	V=	$67,320,000
	1 - P/A * PCT * (1-X-E-M-FC-FS)

					Market Value
	Shares Sold	Foundation	Total Shares	Price Per	of Stock Sold
Valuation Conclusion	to Public	Shares	Issued	Share	in Offering
Supermaximum	8,728,500	132,000	8,860,500	$10.00	$87,285,000
Maximum	7,590,000	132,000	7,722,000	10.00	75,900,000
Midpoint	6,600,000	132,000	6,732,000	10.00	66,000,000
Minimum	5,610,000	132,000	5,742,000	10.00	56,100,000

	Shares Sold	Foundation	Total Shares
Valuation Conclusion	to Public	Shares	Issued
Supermaximum	98.510%	1.490%	100.000%
Maximum	98.291%	1.709%	100.000%
Midpoint	98.039%	1.961%	100.000%
Minimum	97.701%	2.299%	100.000%

(1) Estimated offering expenses at midpoint of the offering.

EXHIBIT IV-8

Fifth District Savings Bank

Pro Forma Effect of Conversion Proceeds

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Fifth District Bancorp, Inc.

At the Minimum of the Range

1.	Market Value of Shares Sold In Offering:	$56,100,000
	Market Value of Shares Issued to Foundation:	1,320,000
	Total Market Value of Company:	$57,420,000

2.	Offering Proceeds of Shares Sold In Offering	$56,100,000
	Less: Estimated Offering Expenses	2,289,386
	Net Conversion Proceeds	$53,810,614

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$53,810,614
	Less: Cash Contribution to Foundation	(250,000)
	Less: Non-Cash ESOP Stock Purchases (1)	(4,593,600)
	Less: Non-Cash SBP Stock Purchases (2)	(2,296,800)
	Net Conversion Proceeds Reinvested	$46,670,214
	Estimated After-Tax Reinvestment Rate	3.03%
	Earnings from Reinvestment of Proceeds	$1,415,788
	Less: Estimated cost of ESOP borrowings(1)	0
	Less: Amortization of ESOP borrowings(1)	(181,447)
	Less: Stock Programs Vesting (2)	(362,894)
	Less: Option Plan Vesting (3)	(554,936)
	Net Earnings Increase	$316,510

				Net
			Before	Earnings	After
4.	Pro Forma Earnings		Conversion	Increase	Conversion
	12 Months ended December 31, 2023 (reported)		$797,442	$316,510	$1,113,952
	12 Months ended December 31, 2023 (core)		$797,442	$316,510	$1,113,952

		Before	Net Equity	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	of Foundation	Conversion
	December 31, 2023	$77,797,916	$46,670,214	$329,700	$124,797,830
	December 31, 2023 (Tangible)	$77,797,916	$46,670,214	$329,700	$124,797,830

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	of Foundation	Conversion
	December 31, 2023	$480,797,420	$46,670,214	$329,700	$527,797,334

(1) ESOP stock (8% of offering and foundation) amortized over 20 years, amortization expense is tax effected at 21.0%.

(2) Stock programs (4% of offering and foundation) amortized over 5 years, amortization expense is tax effected at 21.0%.

(3) Option valuation based on Black-Scholes model, 5 year vesting, and assuming 21% taxable.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Fifth District Bancorp, Inc.

At the Midpoint of the Range

1.	Market Value of Shares Sold In Offering:	$66,000,000
	Market Value of Shares Issued to Foundation:	1,320,000
	Total Market Value of Company:	$67,320,000

2.	Offering Proceeds of Shares Sold In Offering	$66,000,000
	Less: Estimated Offering Expenses	2,375,912
	Net Conversion Proceeds	$63,624,088

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$63,624,088
	Less: Cash Contribution to Foundation	(250,000)
	Less: Non-Cash ESOP Stock Purchases (1)	(5,385,600)
	Less: Non-Cash SBP Stock Purchases (2)	(2,692,800)
	Net Conversion Proceeds Reinvested	$55,295,688
	Estimated After-Tax Reinvestment Rate	3.03%
	Earnings from Reinvestment of Proceeds	$1,677,450
	Less: Estimated cost of ESOP borrowings(1)	0
	Less: Amortization of ESOP borrowings(1)	(212,731)
	Less: Stock Programs Vesting (2)	(425,462)
	Less: Option Plan Vesting (3)	(650,614)
	Net Earnings Increase	$388,642

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended December 31, 2023 (reported)	$797,442	$388,642	$1,186,084
	12 Months ended December 31, 2023 (core)	$797,442	$388,642	$1,186,084

		Before	Net Capital	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	of Foundation	Conversion
	December 31, 2023	$77,797,916	$55,295,688	$329,700	$133,423,304
	December 31, 2023 (Tangible)	$77,797,916	$55,295,688	$329,700	$133,423,304

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	of Foundation	Conversion
	December 31, 2023	$480,797,420	$55,295,688	$329,700	$536,422,808

(1) ESOP stock (8% of offering and foundation) amortized over 20 years, amortization expense is tax effected at 21.0%.

(2) Stock programs (4% of offering and foundation) amortized over 5 years, amortization expense is tax effected at 21.0%.

(3) Option valuation based on Black-Scholes model, 5 year vesting, and assuming 21% taxable.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Fifth District Bancorp, Inc.

At the Maximum of the Range

1.	Market Value of Shares Sold In Offering:	$75,900,000
	Market Value of Shares Issued to Foundation:	1,320,000
	Total Market Value of Company:	$77,220,000

2.	Offering Proceeds of Shares Sold In Offering	$75,900,000
	Less: Estimated Offering Expenses	2,462,438
	Net Conversion Proceeds	$73,437,562

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$73,437,562
	Less: Cash Contribution to Foundation	(250,000)
	Less: Non-Cash ESOP Stock Purchases (1)	(6,177,600)
	Less: Non-Cash SBP Stock Purchases (2)	(3,088,800)
	Net Conversion Proceeds Reinvested	$63,921,162
	Estimated After-Tax Reinvestment Rate	3.03%
	Earnings from Reinvestment of Proceeds	$1,939,112
	Less: Estimated cost of ESOP borrowings(1)	0
	Less: Amortization of ESOP borrowings(1)	(244,015)
	Less: Stock Programs Vesting (2)	(488,030)
	Less: Option Plan Vesting (3)	(746,293)
	Net Earnings Increase	$460,774

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended December 31, 2023 (reported)	$797,442	$460,774	$1,258,216
	12 Months ended December 31, 2023 (core)	$797,442	$460,774	$1,258,216

		Before	Net Capital	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	of Foundation	Conversion
	December 31, 2023	$77,797,916	$63,921,162	$329,700	$142,048,778
	December 31, 2023 (Tangible)	$77,797,916	$63,921,162	$329,700	$142,048,778

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	of Foundation	Conversion
	December 31, 2023	$480,797,420	$63,921,162	$329,700	$545,048,282

(1) ESOP stock (8% of offering and foundation) amortized over 20 years, amortization expense is tax effected at 21.0%.

(2) Stock programs (4% of offering and foundation) amortized over 5 years, amortization expense is tax effected at 21.0%.

(3) Option valuation based on Black-Scholes model, 5 year vesting, and assuming 21% taxable.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Fifth District Bancorp, Inc.

At the Supermaximum Value

1.	Market Value of Shares Sold In Offering:	$87,285,000
	Market Value of Shares Issued to Foundation:	1,320,000
	Total Market Value of Company:	$88,605,000

2.	Offering Proceeds of Shares Sold In Offering	$87,285,000
	Less: Estimated Offering Expenses	2,561,943
	Net Conversion Proceeds	$84,723,057

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$84,723,057
	Less: Cash Contribution to Foundation	(250,000)
	Less: Non-Cash ESOP Stock Purchases (1)	(7,088,394)
	Less: Non-Cash MRP Stock Purchases (2)	(3,544,192)
	Net Conversion Proceeds Reinvested	$73,840,471
	Estimated After-Tax Reinvestment Rate	3.03%
	Earnings from Reinvestment of Proceeds	$2,240,025
	Less: Estimated cost of ESOP borrowings(1)	0
	Less: Amortization of ESOP borrowings(1)	(279,992)
	Less: Stock Programs Vesting (2)	(559,984)
	Less: Option Plan Vesting (3)	(856,323)
	Net Earnings Increase	$543,726

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended December 31, 2023 (reported)	$797,442	$543,726	$1,341,168
	12 Months ended December 31, 2023 (core)	$797,442	$543,726	$1,341,168

		Before	Net Capital	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	of Foundation	Conversion
	December 31, 2023	$77,797,916	$73,840,471	$329,700	$151,968,087
	December 31, 2023 (Tangible)	$77,797,916	$73,840,471	$329,700	$151,968,087

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	of Foundation	Conversion
	December 31, 2023	$480,797,420	$73,840,471	$329,700	$554,967,591

(1) ESOP stock (8% of offering and foundation) amortized over 20 years, amortization expense is tax effected at 21.0%.

(2) Stock programs (4% of offering and foundation) amortized over 5 years, amortization expense is tax effected at 21.0%.

(3) Option valuation based on Black-Scholes model, 5 year vesting, and assuming 21% taxable.

EXHIBIT V-1

RP® Financial, LC.

Firm Qualifications Statement

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes (TARP, etc.), branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (44)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (40)	(703) 647-6546	wpommerening@rpfinancial.com
James P. Hennessey, Director (38)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (36)	(703) 647-6549	joren@rpfinancial.com
Gregory E. Dunn, Director (40)	(703) 647-6548	gdunn@rpfinancial.com